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                                                                     Exhibit 2.3

                                                                  CONFORMED COPY

                               Dated 6 April 1999




                                    BICC PLC

                                       and

                          GK TECHNOLOGIES, INCORPORATED

                                       and

                            GENERAL CABLE CORPORATION


                           SALE AND PURCHASE AGREEMENT

                                   relating to
                         the Energy Cables Operations of
                                    BICC plc

                              Linklaters & Paines

                                 One Silk Street
                                 London EC2Y 8HQ

                             tel:(+44)171 456 2000

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AGREEMENT FOR THE SALE AND PURCHASE OF THE ENERGY CABLES OPERATIONS OF BICC PLC

THIS AGREEMENT is made on 6 April 1999

BETWEEN:

(1) BICC PLC a company incorporated in England and Wales, whose registered office is at Devonshire House, Mayfair Place, London WIX 5FH (the VENDOR); and

(2) GK TECHNOLOGIES, INCORPORATED a company incorporated in New Jersey, the United States, whose principal place of business is at 4 Tesseneer Drive, Highland Heights, Kentucky, 41076 (the PURCHASER); and

(3) GENERAL CABLE CORPORATION a company incorporated in Delaware, the United States, whose principal place of business is at 4 Tesseneer Drive, Highland Heights, Kentucky, 41076 (the PURCHASER'S GUARANTOR).

IT IS AGREED as follows:


1.       INTERPRETATION

         In this Agreement, including its Schedules, the headings shall not affect its interpretation and, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1      DEFINITIONS

         ACTUAL INDEBTEDNESS STATEMENTS means the Intra-Group Indebtedness Statement, the Third Party Indebtedness Statement and the Cash Statement;

         AGREED TERMS means in relation to any document such document in the terms agreed between the parties and signed by or on behalf of the Purchaser's Lawyers and the Vendor's Lawyers or the Vendor's Property Lawyers for the purposes of identification as that document may be amended by agreement in writing between the Purchaser and the Vendor from time to time;

         ASSETS means the Business Sellers' Assets and all the property, rights and assets owned and used by any of the Group Companies exclusively or primarily in

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         connection with the Operations to be sold pursuant to this Agreement or any Subsidiary Agreement;

         ASSOCIATED COMPANY means a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company;

         ASSUMED LIABILITIES means the Liabilities of any of the Business Sellers to be assumed by a Relevant Purchaser under Clause 2.2 and Assumed Liability means any one of them;

         BALANCE SHEET DATE means 31 December 1998;

         BUSINESSES means those businesses carried on by the Business Sellers and comprised in the Operations (including the Assumed Liabilities), brief details of which are contained or referred to in Part 2 of
         Schedule 2 and BUSINESS means any one of them;

         BUSINESS DAY means a day on which banks are open for business in London and New York City (excluding Saturdays, Sundays and public holidays);

         BUSINESS SELLERS has the meaning given to it in the definition of Relevant Seller;

         BUSINESS SELLERS' ASSETS means all the property, rights and assets forming part of the Businesses to be sold under this Agreement or any Subsidiary Agreement;

         BUSINESS SELLERS' CASH BALANCES means cash in hand, or credited to any account with a bank, and securities of any description held by or on behalf of any of the Business Sellers as at close of business on the Completion Date;

         BUSINESS SELLERS' INTELLECTUAL PROPERTY means all rights and interests owned by any of the Business Sellers in Intellectual Property (details of which are set out in Parts A, B and C of Schedule 15) and all other Intellectual Property which at or before Completion is owned by a member of the Vendor's Group and used exclusively or primarily in connection with the Operations;

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         BUSINESS SELLERS' KNOW-HOW means all rights and interests owned by any member of the Vendor's Group in Know-how which at or before Completion is used exclusively or primarily in connection with the Operations;

         BUSINESS SELLERS' LEASED PROPERTIES means the Leased Properties owned by any Business Sellers and BUSINESS SELLER'S LEASED PROPERTY means any of them;

         BUSINESS SELLERS' MOTOR VEHICLES means all the motor vehicles owned by any of the Business Sellers and used exclusively or primarily in connection with the Operations at Completion;

         BUSINESS SELLERS' MOVEABLE ASSETS means the Business Sellers' Plant and Machinery, the Business Sellers' Office Equipment and the Business Sellers' Motor Vehicles;

         BUSINESS SELLERS' OFFICE EQUIPMENT means the Office Equipment owned by any of the Business Sellers and used exclusively or primarily in connection with the Operations at Completion but excluding Office Equipment forming part of any of the Properties;

         BUSINESS SELLERS' PLANT AND MACHINERY means the Plant and Machinery owned by any of the Business Sellers and used exclusively or primarily in connection with the Operations at Completion but excluding Plant and Machinery forming part of any of the Properties;

         BUSINESS SELLERS' PROPERTIES means the Properties owned or leased by any Business Sellers;

         CASH DETERMINATION DATE means the date on which the process described in Part 2 of Schedule 7 for the preparation of the Cash Statement is complete;

         CASH STATEMENT means the statement of the Relevant Group Companies' Cash Balances to be prepared pursuant to Clause 9.5 in accordance with the provisions of Part 2 of Schedule 7;

         CLAIMS means all rights and claims of any of the Business Sellers arising at any time (whether before or after Completion) out of or in connection with the Operations

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         (whether arising under any warranties, conditions, guarantees, indemnities, insurance policies, contracts, agreements (in each case whether express or implied) or otherwise howsoever) in so far as they relate exclusively (or primarily) to any of the Business Sellers' Assets or any Assumed Liability;

         COMBINED ACCOUNTS means the aggregated accounts relating to the Operations extracted from those audited by Arthur Andersen relating to the Global Operations for the twelve-month financial period ended on the Balance Sheet Date in the agreed terms;

         COMPANIES means the companies or partnership interests listed in column
         (2) of Part 1, paragraph 1 of Schedule 2, and Company means any one of them;

         COMPANIES EMPLOYEES means the persons employed by any of the Group Companies at Completion and, where applicable, at any Subsequent Completion;

         COMPLETION means completion of the sale and purchase of the Shares, Businesses and Assets in the Jurisdictions specified in Part A of Part 1 of Schedule 6 and of any other Shares the sale and purchase of which is completed on the same date pursuant to Clause 6.1 and Schedule 6;

         COMPLETION DATE means the date on which Completion takes place;

         CONTRACTS means (i) the Customer Contracts, the Supplier Contracts and the Licence Agreements; (ii) all other contracts, undertakings, arrangements and agreements entered into prior to Completion by or on behalf of any of the Business Sellers exclusively or primarily in connection with the Operations in each case to the extent that at Completion the same remain to be completed or performed or remain in force but excluding this Agreement, the Subsidiary Agreements and employment and other agreements with Employees;

         CUSTOMER CONTRACTS means all contracts and agreements entered into prior to Completion by or on behalf of any of the Business Sellers with customers for the manufacture and/or sale, letting on hire, rental of goods or other supply or the provision of services by any of the Business Sellers exclusively or primarily in connection with the Operations in each case to the extent that at Completion there are any obligations relating thereto (other than obligations as to the warranting or guaranteeing of goods or services supplied or provided prior to the date hereof) which remain to be completed or performed by the relevant Business Seller;

         DATA ROOM means the data room at the offices of the Vendor's Lawyers;

         DISCLOSURE LETTER means the letter of even date with this Agreement in agreed terms from the Vendor to the Purchaser disclosing (i) information constituting exceptions to the Warranties and (ii) details of other matters referred to in this Agreement;

         EMPLOYEE BENEFIT ARRANGEMENTS means the schemes or arrangements operated by the Business Sellers or Group Companies or in which any Business Seller or Group Company participates in respect of any Employee or any past employee of a Group Company or persons dependent on any such Employee or past employee providing for benefits payable on retirement, death, disability or voluntary withdrawal from, or involuntary termination of, employment (other than State or statutory or other mandatory agreements (the STATE SCHEMES) providing social security, unemployment insurance, workers' compensation and other benefits payable on retirement, death, disability or voluntary withdrawal from, or involuntary termination of, employment);

         EMPLOYEES means the Companies Employees and all the persons employed by any of the Business Sellers wholly in connection with the Businesses as at Completion and, where applicable, at any Subsequent Completion;

         EMPLOYMENT COSTS means a sum equivalent to the aggregate of (i) the amount payable or paid in respect of the employment of an Employee (including, but not limited to, salary, wages, tax and social security contributions, employer's pension contributions, bonus, insurance premium, payments or allowances or any other consideration for employment) and (ii) the cost of providing any non-cash benefits, which the employer is required to provide, by law or contract in connection with such employment (including, but not limited to, other employee benefit provisions);

         EMPLOYMENT LIABILITIES means in relation to any Employee, any and all Losses arising out of or connected with his or her employment or the employment relationship, or termination of his or her employment, or of the employment relationship (including, but not limited to, all Losses in connection with any claim for redundancy pay, or damages or compensation for unfair or wrongful dismissal or breach of contract);

         ENCUMBRANCE means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights;

         EQUITY SHARE CAPITAL means, in relation to a company, its issued share capital excluding any part of that capital which, neither as respects dividends nor as respects capital, carries any right to participate beyond a specified amount in a distribution;

         ESTIMATED CASH means the estimate of the aggregate of the Relevant Group Companies' Cash Balances set out in the Estimated Cash Statement;

         ESTIMATED CASH STATEMENT means the statement of Estimated Cash to be prepared pursuant to Clause 5.5 in accordance with the provisions of
         Part 2 of Schedule 7;

         ESTIMATED INDEBTEDNESS STATEMENTS means the Expected Intra-Group Indebtedness Statement, the Estimated Third Party Indebtedness Statement and the Estimated Cash Statement;

         ESTIMATED THIRD PARTY INDEBTEDNESS means the estimate of Third Party Indebtedness set out in the Estimated Third Party Indebtedness Statement;

         ESTIMATED THIRD PARTY INDEBTEDNESS STATEMENT means the statement of Estimated Third Party Indebtedness to be prepared pursuant to Clause
         5.5 in accordance with the provisions of Part 2 of Schedule 7;

         EUROPEAN COUNTRY means any member state of the European Union at the date of this Agreement;

         EUROPEAN EMPLOYEE means any Employee ordinarily working in any European Country including any such employee who is temporarily seconded on an ex-patriate basis to any of the Group Companies (not being a Companies Employee) and whose name is on the list in the agreed terms, which list shall be updated to Completion to reflect changes in the ordinary course of business between the date of this Agreement and the Completion Date;

         EXCLUDED ASSETS means the assets excluded from the sale and purchase pursuant to this Agreement and the Subsidiary Agreements and described or referred to in Schedule 17;

         EXCLUDED LIABILITIES means all Liabilities of any Business Seller except for any Assumed Liabilities;

         EXPECTED INTRA-GROUP INDEBTEDNESS means the expected Intra-Group Indebtedness set out in the Expected Intra-Group Indebtedness Statement;

         EXPECTED INTRA-GROUP INDEBTEDNESS STATEMENT means the statement of Expected Intra-Group Indebtedness to be prepared pursuant to Clause 5.5 in accordance with the provisions of Part 2 of Schedule 7;

         GENERAL SERVICES AND SUPPLY AGREEMENTS means the various service and supply agreements to be entered into between the members of the Vendor's Group, the Relevant Business Sellers and certain other parties (as the case may be) covering such matters and in such terms as the Purchaser may reasonably consider appropriate having regard to the terms of such agreements which may have been previously negotiated with third parties;

         GLOBAL OPERATIONS means the Operations together with the "Operations" (as such term is defined in the North American Sale and Purchase Agreement) taken as a whole;

         GOODWILL means the goodwill of each of the Business Sellers in connection with the Operations or part thereof together with the exclusive right (so far as the relevant Business Seller can grant the same) for the Relevant Purchaser to represent itself as carrying on the Operations or relevant part thereof in succession to the relevant Business Seller;

         GROUP OR GROUP COMPANIES means each of the Companies and the Subsidiaries and GROUP COMPANY means any one of them but shall exclude any Company or Subsidiary in respect of which Subsequent Completion does not take place;

         INTELLECTUAL PROPERTY means trade marks, service marks, trade names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, rights of extraction relating to databases and all other similar proprietary rights which may subsist in any part of the world (but excluding Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

         INTERNAL REORGANISATIONS means the pre-Completion internal fiscal and operational reorganisations of the Vendor's Group involving the Group Companies and the Businesses referred to in Schedule 4;

         INTRA-GROUP INDEBTEDNESS means the aggregate net amount of all outstanding loans of the Relevant Group Companies from or to any member of the Vendor's Group (save that in the case of Majority Owned Group Companies only the Proportionate Share of such outstanding loans shall be included), as at the close of business on the Completion Date and prepared pursuant to Clause 9.5 and Part 2 of Schedule 7 but excluding any Relevant Group Companies' Cash Balances, Third Party Indebtedness and trading debt or liabilities arising in the ordinary course;

         INTRA-GROUP INDEBTEDNESS DETERMINATION DATE means the date on which the process described in Part 2 of Schedule 7 for the preparation of the Intra-Group Indebtedness Statement is complete;

         INTRA-GROUP INDEBTEDNESS STATEMENT means the statement of Intra-Group Indebtedness to be prepared pursuant to Clause 9.5 in accordance with the provisions of Part 2 of Schedule 7;

         JURISDICTIONS means the United Kingdom, Italy, Spain, Portugal, Germany, Norway, Brazil, Dubai, Zimbabwe, Egypt, Angola, Mozambique, India, New Zealand, Malaysia, Singapore, Fiji, Indonesia, China, Saudi Arabia, Argentina, Bahrain, Taiwan, Thailand, Hong Kong and Jersey;

         KNOW-HOW means confidential industrial, financial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) and information and techniques not reduced to a tangible form including (without limiting the foregoing) drawings, formulae, test results, reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures and advertising copy;

         LEASE means the lease of the relevant Business Seller's Leased
         Property;

         LEASED PROPERTIES means the leased properties brief details of which are set out in Part 2 of Schedule 13 and Leased Property means any one of them;

         LIABILITIES means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

         LICENCE AGREEMENTS means the licence agreements relating to Intellectual Property and Know-how brief details of which are set out in Schedule 15 and other licences entered into prior to Completion by or on behalf of any of the Business Sellers exclusively or primarily in connection with the Operations in each case which remain in force at Completion or have outstanding rights and obligations;

         LOSSES means all losses, Liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands;

         MAJORITY OWNED GROUP COMPANIES means any Group Company (other than the Wholly Owned Group Companies) in which the Vendor, directly or indirectly, owns more than 50 per cent. of the Equity Share Capital and MAJORITY OWNED GROUP COMPANY means any one of them;

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         MANAGEMENT ACCOUNTS means the unaudited management accounts relating to each of the Businesses and each of the Group Companies for the financial period ending on 28 February 1999;

         MATERIAL ADVERSE EFFECT means (i) any adverse change or effect to the business, properties, assets, condition (financial or otherwise) or results (whether current or future) of the Global Operations occurring after the date hereof which, individually or in the aggregate, has resulted in or is reasonably likely to result in a reduction in the fair market value of the Global Operations of (pound)50,000,000 or more PROVIDED THAT the financial implications of any failure to win a contract or tender by any Business Seller or Group Company shall not be taken into account in determining whether the fair market value of the Global Operations has been reduced; or (ii) any fire, flood, explosion or other similar calamity occurring after the date hereof in consequence of which substantially all of the manufacturing operations at the Erith site (details of which are set out in paragraph 1 Part 2 of Schedule 14) are suspended, such suspension to be for a period likely to be greater than three months;

         MATERIAL CONTRACT shall have the meaning set out in paragraph 5.3.2 of
         Schedule 8;

         MINORITY GROUP COMPANIES means Group Companies other than Relevant Group Companies;

         MOVEABLE ASSETS means the Business Sellers' Moveable Assets and all motor vehicles, Office Equipment and Plant and Machinery owned and used by any of the Group Companies;

         NET ASSET STATEMENT has the meaning given to it in Clause 9.1;

         NET ASSET VALUE means the aggregate of the amounts of the Assets less the aggregate of the amounts of the Liabilities of the Operations as shown in the Net Asset Statement;

         NON-LEASED PROPERTIES means the properties, brief details of which are set out in Part 1 of Schedule 13 and NON-LEASED PROPERTY means any one of them;

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         NORTH AMERICAN SALE AND PURCHASE AGREEMENT means the Sale and Purchase
         Agreement entered into on the date hereof between the Vendor and the Purchaser in connection with the sale of the Vendor's energy cables operations in the United States and Canada;

         OFFICE EQUIPMENT means loose or severable items of office equipment, furniture and furnishings;

         OPERATIONS means the businesses carried on in the Jurisdictions by the Business Sellers and the Group Companies as described in Schedule 1;

         OTHER EMPLOYEES means the Employees (not being Companies Employees or European Employees), if any;

         OVERSEAS PROPERTIES means any of the Properties brief details of which are set out in Part 3 of Schedule 13 and OVERSEAS PROPERTY means any one of them;

         PAYMENT ACCOUNT DETAILS means, in relation to any payment to be made under or pursuant to this Agreement or any Subsidiary Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by telegraphic or other electronic means of transfer) to the payee;

         PLANT AND MACHINERY means loose or severable plant and machinery, tools, moulds, dyes and other equipment (excluding Office Equipment);

         PROPERTIES means the Non-Leased Properties, the Leased Properties and the Overseas Properties and PROPERTY means any one of them;

         PROPORTIONATE SHARE means the proportion which the Equity Share Capital of the relevant corporate entity held by the relevant member of the Vendor's Group bears to the entire Equity Share Capital of the relevant corporate entity;

         PURCHASE PRICE has the meaning given in Clause 3.1;

         PURCHASER'S GROUP means the Purchaser and any of its subsidiaries or holding company from time to time (including, with effect from Completion or any Subsequent

         Completion, as the case may be, the Group Companies which have been acquired by the Purchaser with effect from such completion);

         PURCHASER'S LAWYERS means Norton Rose of Kempson House, PO Box 570, Camomile Street, London EC3A 7AN;

         RECEIVABLES means the book and other debts receivable by or owing to any of the Business Sellers to the extent that they arise exclusively or primarily in the course of the Operations (and whether or not yet due or payable) at Completion and interest thereon but excluding:

               (i)    debts owing by any employee who is not an Employee;

               (ii) debts due from any relevant Taxation authority in respect of Taxation including, for the avoidance of doubt, any bond or other security issued by any Taxation authority or other governmental agency representing any such debts;

               cash and cash equivalents credited to any account of any Business
                     Seller, wherever held; and

               (iii) debts not included in the Net Asset Statement;

         RELEVANT GROUP COMPANY means any Wholly Owned Group Company or Majority Owned Group Company;

         RELEVANT GROUP COMPANIES' CASH BALANCES means cash in hand held by, or credited to any account or on deposit with a bank on behalf of any Relevant Group Company as at the close of business on the Completion Date (save that in the case of Majority Owned Group Companies, only the Proportionate Share of such cash shall be included in such balances);

         RELEVANT PURCHASER means the Purchaser and in relation to (i) each of the Companies referred to in column (2) of Part 1, paragraph 1 of
         Schedule 2 and (ii) each of the Businesses referred to in column (2) of
         Part 2 of Schedule 2, any member of the Purchaser's Group nominated prior to Completion by the Purchaser as the purchaser of the Shares in such Companies or of such Businesses, such nomination being with the Vendor's consent (such consent not to be unreasonably withheld) and so that each such purchaser shall be referred to herein as a SHARE PURCHASER or BUSINESS PURCHASER as the context requires;

         RELEVANT SELLER means in relation to (i) the Shares in each of the Companies referred to in column (2) of Part 1, paragraph 1 of Schedule 2, the relevant seller whose name is set out or referred to opposite that Company in column (1) of that Schedule (each a SHARE SELLER) and
         (ii) each of the Businesses or Assets referred to in column (2) of Part 2 of Schedule 2, the relevant seller whose name is set out opposite that Business or Asset in column (1) of that Schedule (each a BUSINESS SELLER);

         REPORTING ACCOUNTANTS means a firm of Chartered Accountants independent of the Vendor and the Purchaser to be agreed by the Vendor and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

         RETAINED INTELLECTUAL PROPERTY means any Intellectual Property (other than Business Sellers Intellectual Property) owned by any member of the Vendor's Group which is necessary for the carrying on of the Operations;

         RETAINED KNOW-HOW means any Know-how (other than Business Sellers Know-how) owned by any member of the Vendor's Group which is necessary for the carrying on of the Operations;

         SENIOR EMPLOYEE means any Employee employed in relation to the Operations on an annual cash salary or fee (on the basis of full-time employment) in excess of (pound)60,000 or local equivalent;

         SHARES means the shares, quotas or other securities in the capital of each of the Companies or partnership interests being sold by the relevant Share Sellers as set out in column (2) of Part 1, paragraph 1 of Schedule 2;

         SHARE SELLERS has the meaning given to it in the definition of Relevant Seller;

         SPECIAL CONDITIONS OF SALE means the special conditions set out at Part 3 of Schedule 14 relating to the Business Sellers' Properties in England and Wales;

         STOCK means the stock-in-trade and work-in-progress owned by any of the Business Sellers exclusively or primarily in connection with the Operations at the Completion Date wherever held;

         SUBSEQUENT COMPLETION means, in relation to those Shares in the Jurisdictions specified in Part B of Part 1 of Schedule 6 the sale and purchase of which is not completed on or with effect from the Completion Date, the completion of the sale and purchase of such Shares pursuant to Clause 6.1 and Schedule 6 (to the extent applicable);

         SUBSEQUENT COMPLETION DATE means the date on which any Subsequent Completion takes place;

         SUBSIDIARY AGREEMENTS means the agreements (if any) substantially in the agreed terms required in order to effect the sale and purchase of Shares and/or Businesses outside the United Kingdom in the Jurisdictions referred to therein, and, to the extent required (or as agreed by the parties), of any Business Sellers' Assets in the United Kingdom, to be entered into between the Relevant Sellers and the Relevant Purchasers on Completion or any Subsequent Completion and SUBSIDIARY AGREEMENT means any one of them;

         SUBSIDIARIES means the subsidiaries, subsidiary undertakings and associated undertakings of the Companies, details of which are contained in Part 1, paragraph 2 of Schedule 2;

         SUBSTANTIAL CONTRACTS means those contracts listed in Schedule 19;

         SUPPLIER CONTRACTS means all contracts and agreements entered into prior to Completion by or on behalf of any of the Business Sellers with suppliers exclusively or primarily in connection with the Operations
         (i) for the sale of goods or the provision of services to the extent that at Completion the same remain to be completed or performed or (ii) for the letting on hire or rental or other supply of the Business Sellers'

         Motor Vehicles, the Business Sellers' Office Equipment or the Business Sellers' Plant and Machinery which remain in force at Completion;

         TAXATION OR TAX means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

         TAX DEED OF COVENANT means the deed of covenant against Liability to Taxation in the agreed terms to be entered into by the Vendor on behalf of itself and the other Relevant Sellers indemnifying the Purchaser on behalf of itself and the other Relevant Purchasers in respect of the Group Companies;

         THIRD PARTY CONSENTS means any consents, licences, approvals, permits, authorisations or waivers required from third parties (including but not limited to any governmental, administrative, judicial, or regulatory authority or organisation) and THIRD PARTY CONSENT means any one of them;

         THIRD PARTY INDEBTEDNESS means the aggregate amount of all outstanding loans owing by any Relevant Group Company (save that in the case of Majority Owned Group Companies only the Proportionate Share of such outstanding loans shall be included) to any third party (other than a member of the Vendor's Group or the Group) as at the close of business on the Completion Date but excluding any Relevant Group Companies' Cash Balances, Intra-Group Indebtedness and trading debt or liabilities arising in the ordinary course;

         THIRD PARTY INDEBTEDNESS DETERMINATION DATE means the date on which the process described in Part 2 of Schedule 7 for the preparation of the Third Party Indebtedness Statement is complete;

         THIRD PARTY INDEBTEDNESS STATEMENT means the statement of Third Party Indebtedness to be prepared pursuant to Clause 9.5 in accordance with the provisions of Part 2 of Schedule 7;

         TRANSFER PROVISIONS means in relation to a European Employee, the legislation implementing the provisions of EEC Directive No.77/187 dated 14.2.1977 applicable to such European Employees' terms and conditions of employment;

         UK BUSINESS means the Business carried on by the Vendor and its Subsidiaries in the United Kingdom as described in paragraph 1 of
         Schedule 1;

         VAT means Value Added Tax and elsewhere within the European Community such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EC and outside the European Community any Taxation levied by reference to added value or sales;

         VENDOR'S GROUP means the Vendor and any subsidiary undertaking of the Vendor from time to time (other than the Group Companies except, on or after Completion or any Subsequent Completion, those Group Companies which are not acquired by the Purchaser at or with effect from such completion);

         VENDOR'S LAWYERS means Linklaters & Paines of One Silk Street, London EC2Y 8HQ;

         VENDOR'S PROPERTY LAWYERS means Beachcroft Stanleys of 100 Fetter Lane, London EC1A 1BN;

         WARRANTIES means the warranties contained or referred to in Schedule 8 and WARRANTY means any one of them;

         WHOLLY OWNED GROUP COMPANIES means the Group Companies which are wholly owned directly or indirectly by the Vendor and WHOLLY OWNED GROUP COMPANY means any one of them.

1.2      SUBORDINATE LEGISLATION

         Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement.


1.3      MODIFICATION ETC. OF STATUTES

         Any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to Completion and (so far as Liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced, except in any case to the extent that any statutory provision made or enacted after the date of this Agreement would create or increase a Liability of the Relevant Sellers under this Agreement, any Subsidiary Agreement or the Tax Deed of Covenant.

1.4      HOLDING COMPANIES ETC.

         1.4.1 A HOLDING COMPANY means a company which holds or controls, whether alone or pursuant to an agreement with other shareholders, a majority of the voting rights in another company, its subsidiary, or, being a member of that other company, has the right to appoint or remove a majority of its board of directors;


         1.4.2 A PARENT UNDERTAKING means an undertaking which holds or controls, whether alone or pursuant to an agreement with other shareholders, a majority of the voting rights in another company, ITS SUBSIDIARY UNDERTAKING, or, being a member of that other undertaking, has the right to appoint or remove a majority of its board of directors or has the right to exercise a dominant influence over the undertaking pursuant to the undertaking's constitutional documents or pursuant to a control contract.

1.5      INTERPRETATION ACT 1978

         The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.


1.6      SCHEDULES ETC.

         References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.


1.7      ENGLISH LEGAL TERMS

         References to any English legal term or concept (including, without limitation, those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) shall in respect of any Jurisdiction other than England be construed as references to the term or concept which most nearly corresponds to it in that Jurisdiction.


1.8      INFORMATION

         Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.


1.9      VENDOR'S KNOWLEDGE

         Any statement qualified by the expression TO THE BEST KNOWLEDGE OF THE VENDOR or SO FAR AS THE VENDOR IS AWARE or any similar expression shall, insofar as such statement is referable to any particular Jurisdiction, be deemed to refer to the knowledge of the Vendor having made due and careful enquiry of those persons set out in column (2)
         Schedule 21 in relation to those Warranties set out in column (1).


1.10     CURRENCY CONVERSION

         Any amount to be converted from one currency into a second currency for the purposes of this Agreement (other than for the purposes of the Net Asset Statement) shall be converted into an equivalent amount at the Relevant Date of such second currency as calculated by reference to the Exchange Cross Rate Table as published in the Financial Times, London Edition, prevailing at the Relevant Date. The RELEVANT DATE for the purposes of the definition of SENIOR EMPLOYEE shall be 31 December 1998, for the purposes of the definition of MATERIAL ADVERSE EFFECT shall be the date on which the Purchaser serves its Termination Notice pursuant to Clause 4.5 and for the purposes of Clause 8.2 shall be the date on which the relevant claim was made (or, in any case, if such Exchange Cross Rate Table is not published on any such date, the next following date on which such table is published).

2        AGREEMENT TO SELL THE OPERATIONS


2.1      SALE AND PURCHASE OF OPERATIONS

         2.1.1 Subject to Clause 4, on Completion, the Vendor shall sell, or procure to be sold by each Relevant Seller in each case pursuant to the relevant Subsidiary Agreement or (in the case of any Asset which is not the subject of a Subsidiary Agreement) this Agreement, and the Purchaser shall purchase, or procure that there are purchased by each Relevant Purchaser, with the benefit of the warranties and undertakings contained in this Agreement free from all Encumbrances (except as expressly provided in this Agreement or specifically disclosed in the Disclosure Letter) and together with all rights and advantages attaching thereto as at Completion (or, as the case may be, any Subsequent Completion), the whole of the Operations, comprising the Shares and the Businesses as a going concern, except as otherwise expressly provided in Clause 2.1.3.

         2.1.2 Without prejudice to the generality of Clause 2.1.1 and subject to Clause 2.1.3, there shall be included in the sale under this Agreement (or, where relevant, under the Subsidiary Agreements) the following:

                 (i)    the Shares;

                 (ii)   the Stock;

                 (iii) the benefit of the Contracts (subject, save as provided in this Agreement, to the burden of the same);

                 (iv) the Business Sellers' Properties (on the terms set out in Part 1 of Schedule 14);

                 (v)    the Goodwill;

                 (vi) the Business Sellers' Intellectual Property and the Business Sellers' Know-how (each subject to Clause 18.5);

                 (vii)  the Business Sellers' Moveable Assets;

                 (viii) the benefit (so far as the same can lawfully be
                        assigned or transferred to or held in trust for the Relevant Purchaser) of the Claims;

                 (ix)   the Receivables; and

                 (x) all books of account and records and other property, rights and assets owned and used exclusively or primarily in connection with the Operations at Completion (other than any property, rights or assets owned by any Group Company).

         2.1.3 The Excluded Assets shall be excluded from the sale and purchase pursuant to this Agreement or, where relevant, the Subsidiary Agreements.


2.2      ASSUMPTION OF LIABILITIES

         2.2.1 Subject to Clauses 2.2.2 and 2.2.3, the Purchaser shall, or shall procure that the other Relevant Purchasers shall, assume, duly and punctually pay, satisfy, discharge, perform or fulfil all Liabilities of the Business Sellers:

                 (i)   arising under the Contracts;

                 (ii) expressly assumed by the Relevant Purchasers under this Agreement; and

                 (iii) any other Liabilities of the Business Sellers, but only to the extent that they are taken into account in the calculation of, or provided for in, the Net Asset Statement.

         2.2.2 Nothing in this Clause 2 shall (unless the relevant Liability has been taken into account in the calculation of, or provided for in, the Net Asset Statement):

                 (i) require the Purchaser or any Relevant Purchaser to perform any obligation or honour any Liability of any Business Seller falling due for performance, or which should have been performed, prior to Completion; or

                 (ii) subject to Clause 12, impose any obligation on the
                      Purchaser or any Relevant Purchaser for or in respect of any product delivered by any Business Seller or any service performed by any Business Seller prior to Completion.

         2.2.3 Nothing in this Agreement shall require the Purchaser to assume any Liabilities in relation to any countries which assumption would be in violation of US export control regulations.

         2.2.4 The Excluded Liabilities shall be excluded from the sale and purchase pursuant to this Agreement and the Subsidiary Agreements.


2.3      INDEMNITIES

         2.3.1 The Vendor shall, or shall procure that each other Relevant Seller shall, indemnify and keep indemnified the Purchaser and each other Relevant Purchaser against:

                 (i) any Liability of any Relevant Seller (excluding any liability in respect of Tax) which is not an Assumed Liability including any such Liability which is deemed to be, or becomes, a Liability of the Purchaser and/or any other Relevant Purchaser by virtue of any applicable law and which is not otherwise assumed by the Purchaser and/or any other Relevant Purchaser under this Agreement or any Subsidiary Agreement;

                 (ii) any Losses which the Purchaser and/or any other Relevant Purchaser may suffer by reason of the Purchaser and/or any other Relevant

                        Purchaser taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 2.3.1(i); and

                 (iii) subject to the provisions of the Tax Deed of Covenant, any liability in respect of Tax which the Purchaser and each Relevant Purchaser is indemnified against pursuant to the Tax Deed of Covenant.

         2.3.2 The Purchaser shall, or shall procure that each other Relevant Purchaser shall, indemnify and keep indemnified each Business Seller against:

                 (i) all Assumed Liabilities and any Liability of the Purchaser and/or any other Relevant Purchaser and/or any other person incurred in the course of carrying on the Operations after Completion including, for the avoidance of doubt, any such Liability which is or is deemed to be or becomes a Liability of any Business Seller by virtue of any applicable law; and

                 (ii) any Losses which any Business Seller may suffer by reason of such Business Seller taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 2.3.2(i);

                 Provided that no Relevant Purchaser shall be liable under this Clause 2.3.2 to the extent such Relevant Purchaser has a valid claim against the Vendor or other Business Seller under this Agreement or the Tax Deed of Covenant in respect of the Liability in question.


2.4      SUBSIDIARY AGREEMENTS

         2.4.1 The Vendor shall, and shall procure that each other Relevant Seller shall, and the Purchaser shall, and shall procure that each other Relevant Purchaser shall, enter into the relevant Subsidiary Agreement on Completion or, if applicable, any Subsequent Completion.

         2.4.2 The Purchaser agrees for itself and each of the other Relevant Purchasers that no claim shall be made under the Subsidiary Agreements and, accordingly, any claim which could otherwise be made thereunder shall be made under this Agreement or, as the case may be, the Tax Deed of Covenant, in each case subject to the limitations contained in this Agreement or the Tax Deed of Covenant.

         2.4.3 To the extent that the provisions of this Agreement are inconsistent with or additional to the provisions of a Subsidiary Agreement, the provisions of this Agreement shall prevail and the Vendor and the Purchaser shall procure that the provisions of the relevant Subsidiary Agreement are adjusted to the extent necessary to give effect to the provisions of this Agreement and/or that the Relevant Seller and the Relevant Purchaser comply with the provisions of this Agreement as though they were bound by such provisions in place of the provisions of the relevant Subsidiary Agreement.

         2.4.4 If there is an adjustment under Clause 3.2 of this Agreement which relates to the part of the Operations which is the subject of such Subsidiary Agreement, then the Vendor and the Purchaser will procure that the Relevant Seller and Relevant Purchaser enter into a supplemental agreement reflecting such adjustment, if appropriate.

         2.4.5 As soon as reasonably practicable hereafter and in any event before Completion, the Vendor shall procure that the Relevant Sellers shall, and the Purchaser shall procure that the Relevant Purchasers shall, incorporate in the relevant Subsidiary Agreements (to the extent not already so incorporated) the terms on which the transfer of each relevant Property outside the United Kingdom is to be dealt with.

         2.4.6 The Vendor and the Purchaser shall enter into an agreement for lease (the PRESCOT AGREEMENT) substantially in the form attached as Annexure [ ] (save where specified therein as being "to be agreed") in respect of part of Prescot (as defined in paragraph 3 of Part 2 of Schedule 14) as soon as reasonably practicable after the date of this Agreement.

3        CONSIDERATION


3.1      AMOUNT AND PAYMENT

         The aggregate consideration for the purchase of the Operations under this Agreement and each Subsidiary Agreement shall be an amount which is equal to:

         3.1.1 (pound)170,600,000 (ONE HUNDRED AND SEVENTY MILLION SIX HUNDRED THOUSAND POUNDS);

         3.1.2   less the Third Party Indebtedness;

         3.1.3 less the amount of Intra-Group Indebtedness (where the aggregate amount owed by the Relevant Group Companies to members of the Vendor's Group exceeds the aggregate amount owed by members of the Vendor's Group to Relevant Group Companies) or, as the case may be, plus the amount of Intra-Group Indebtedness (where the reverse is the case);

         3.1.4   plus the amount of the Relevant Group Companies' Cash Balances

                 (the PURCHASE PRICE) (subject to adjustment as expressly provided in this Agreement), allocated as set out in Schedule
                 3. The consideration is exclusive of any VAT and any transfer taxes in respect of which the provisions of Schedule 10 shall apply. The Purchase Price shall be paid by the Purchaser on behalf of itself and the other Relevant Purchasers to the Vendor on behalf of itself and the other Relevant Sellers, subject to any legal requirements under any Subsidiary Agreement for any direct payments thereunder or as otherwise agreed by the Purchaser and the Vendor.


3.2      ADJUSTMENTS

         The Purchase Price may be reduced or increased in accordance with the provisions of Clause 9 or in accordance with any other provisions of this Agreement stated to take effect as an adjustment to the Purchase Price.

3.3      METHOD OF PAYMENT

         Wherever in this Agreement or any Subsidiary Agreement provision is made for payment by one party (the PAYER) to another (the PAYEE), such payment shall be made by telegraphic transfer in immediately available funds in the currencies and to the account(s) specified in the Payment Account Details of the payee unless the payee by notice to the payer, not later than three Business Days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer. Payment of such sum shall be a good discharge to the payer (and those on whose behalf such payment is made) of its obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the consideration as between the Relevant Sellers, in the case of a payment to the Vendor, or as between the Relevant Purchasers, in the case of a payment to the Purchaser.


3.4      REDUCTION OF CONSIDERATION

         If any payment is made by any Relevant Seller to any Relevant Purchaser in respect of any claim against any Relevant Seller for any breach of this Agreement, any Subsidiary Agreement or the Tax Deed of Covenant, the payment shall be made by way of adjustment of the consideration paid by the Purchaser for the Operations under this Agreement and any relevant Subsidiary Agreement and the Purchase Price shall be deemed to have been reduced by the amount of such payment.


4        CONDITIONS


4.1      CONDITIONS PRECEDENT

         Completion of this Agreement is conditional upon:

         4.1.1 the passing at a general meeting of the Vendor of a resolution to approve the transactions contemplated by this Agreement;

         4.1.2 the North American Sale and Purchase Agreement becoming unconditional in accordance with its terms (other than the satisfaction of any condition relating to this Agreement);

         4.1.3 the Purchaser receiving written confirmation from the Office of Fair Trading that, on the information at present before him, the Secretary of State has decided not to refer its proposed acquisition of the Business (to the extent carried on in the United Kingdom) to the Competition Commission under the Fair Trading Act 1973; and

         4.1.4 the conditions set out in Part 1 of Schedule 5 in relation to the Companies specified therein having been satisfied .


4.2      RESPONSIBILITY FOR SATISFACTION

         4.2.1 The Vendor hereby undertakes to use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause
                 4.1.1 as soon as reasonably practicable after the date hereof subject to compliance by the directors of the Vendor with their fiduciary duties.

         4.2.2 The Vendor undertakes to the Purchaser that it will, as soon as reasonably practicable, despatch a circular to the shareholders of the Vendor so as to inform them of this Agreement and so as to convene the general meeting of the Vendor referred to in Clause 4.1.1 on or before 15 May 1999.

         4.2.3 The Vendor and the Purchaser undertake to each other that they will use their respective reasonable endeavours to procure that the condition set out in Clause 4.1.2 is satisfied as soon as reasonably practicable.

         4.2.4 The Purchaser hereby undertakes to use all reasonable endeavours to ensure satisfaction of the conditions set out in Clauses 4.1.3 and 4.1.4 as soon as reasonably practical after the date hereof and in relation to the condition specified in Clause 4.1.3 shall shall make a notification to the Director General of Fair Trading of the proposed acquisition, such notification to be in a form agreed between the parties.

         4.2.5 The Purchaser and the Vendor shall keep each other informed at all times of any dealings with any government, governmental, supranational or trade agency or regulatory authority in relation to the proposed acquisition and shall cooperate in any such dealings and all requests and enquiries from any such body shall promptly be dealt with by the Purchaser and Vendor in consultation with each other.


4.3      NON-SATISFACTION

         4.3.1 The Vendor and the Purchaser shall promptly give notice to the other of the satisfaction of the conditions set out in Clauses 4.1.1, 4.1.3 and 4.1.4 by close of business on the day of the satisfaction of such conditions.

         4.3.2 If the conditions in Clause 4.1 are not satisfied on or before 31 July 1999 save as expressly provided, this Agreement shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the undertakings contained in Clause 4.2, Clause 17, Clause 21.1 and Clause 21.2.


4.4      LOCAL CONDITIONS

         4.4.1 Completion of the sale and purchase of the Shares in each of the Companies set out in column (1) of Part 2 of Schedule 5 is conditional on satisfaction of the condition(s) set out opposite each such Company in column (2) of Part 2 Schedule 5.

         4.4.2 The Vendor and the Purchaser each undertakes to the other on its own behalf and on behalf of the other Relevant Sellers and Relevant Purchasers respectively that it shall use reasonable endeavours to procure that the conditions set out in Part 2 of
                 Schedule 5 are satisfied as soon as reasonably practicable after the date hereof.

         4.4.3 Save in relation to Germany, in respect of which Clause 5.9 shall apply, if any of the conditions referred to in Clause
                 4.4.1 are not satisfied or waived on or before 12 months from the Completion Date then the Shares to which the relevant conditions relate shall not be sold hereunder and all terms of this Agreement relating to such Shares shall forthwith cease to apply and neither party shall have a claim against the other in relation to such Shares not being sold.


4.5      TERMINATION

         4.5.1 If at any time before Completion a Material Adverse Effect occurs, the Purchaser shall be entitled, subject to the other provisions of this Clause 4.5, to terminate this Agreement before Completion, by notice in writing to the Vendor, without liability on its part. If the Purchaser duly exercises its right of termination hereunder it shall have no claim against the Vendor.

         4.5.2 If the Purchaser wishes to terminate this Agreement in accordance with Clause 4.5.1 it shall forthwith give notice of its intention to do so to the Vendor (TERMINATION NOTICE). The Termination Notice shall be delivered by hand to the Vendor's Chief Executive and Company Secretary at (i) Devonshire House, Mayfair Place WIX 5FH and (ii) at the home addresses of those individuals notified in writing to the Purchaser on the date hereof for the purpose of this Clause together with a copy to Linklaters & Paines (for the attention of Mark Stamp) at the address specified in the Agreement.

         4.5.3 If the Purchaser validly serves a Termination Notice alleging that a Material Adverse Effect falling within part (i) of the definition of "Material Adverse Effect" has occurred the Vendor may contest the validity of the Purchaser's right to terminate by giving notice in writing to the Purchaser not later than 5 pm on the day being three days after the date of the Termination Notice. This clause is without prejudice to any right that the Vendor may have to contest the validity of any Termination Notice alleging that a Material Adverse Effect falling within part (ii) of the definition of Material Adverse Effect has occurred.

         4.5.4 If the Vendor gives valid notice to the Purchaser then the parties shall seek the advice of a managing director of at least 3 years standing at the London office of Goldman Sachs (the EXPERT). The Expert shall give due weight to any representations put forward by either party received by him and shall as a matter of urgency (and in any event no later than 3 days after the date of appointment) advise the parties in writing if in his opinion, on the basis of the information available, a Material Adverse Effect falling within part (i) of the definition of Material Adverse Effect has occurred. If the Expert opines that such a Material Adverse Effect has occurred then this Agreement shall be deemed to have been validly terminated by the Purchaser. If the Expert opines that no such Material Adverse Effect has occurred then the parties shall complete this Agreement in accordance with its terms.

         4.5.5 In giving such advice the Expert shall act as an expert and not as an arbitrator. His advice, in the absence of manifest error, shall be final and binding upon the parties and not subject to challenge in any way for the purpose of determining whether or not a Material Adverse Effect falling within part (i) of the definition of Material Adverse Effect has occurred. His fees shall be payable by the Purchaser if he does not advise that such a Material Adverse Effect occurred and by the Vendor if he does so advise.


5        ACTION PENDING COMPLETION AND SUBSEQUENT COMPLETION


5.1      VENDOR'S GENERAL OBLIGATIONS

         The Vendor undertakes to procure that pending Completion the Business Sellers and the Relevant Group Companies shall:

         5.1.1 conduct the Operations as a going concern in the ordinary course (including the payment and discharge of all debts and liabilities of the Operations as and when they fall due in the ordinary course of business), save in so far as agreed in writing with the Purchaser;

         5.1.2 allow the Purchaser and its agents, upon reasonable notice, reasonable access to the Operations provided that the obligations of the Vendor under this Clause shall be subject to any applicable data protection laws or regulations in force in any of the Jurisdictions and shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of Vendor's Group otherwise than in connection with the Operations; and

         5.1.3 notify the Purchaser of all tenders for new contracts to the extent that such contracts, if awarded, would have a contract value in excess of(pound)15 million in respect of product manufactured wholly or mainly at the Erith site (details of which are set out in paragraph 1, Part 2 of Schedule 14) or in excess of (pound)10 million otherwise. The Vendor shall, so far as it is reasonably able to do so, notify the Purchaser hereunder a reasonable time prior to the submission of the tender and shall have regard to reasonable representations made by the Purchaser on the terms of such tender.


5.2      RESTRICTIONS ON SELLERS

         5.2.1 Without prejudice to the generality of Clause 5.1, Clause 5.3 or Clause 5.4, in relation to any of the Businesses or Relevant Group Companies, the Vendor shall procure that the Relevant Sellers shall collaborate with representatives of the Purchaser (nominated in advance by the Purchaser for such purpose and agreed in writing by the Vendor) in relation to all material matters concerning the running of such Businesses or Companies between the date of this Agreement and Completion (or Subsequent Completion as the case may be) and during that period shall procure that in relation to the Operations, the Business Sellers and the Relevant Group Companies shall not, without the prior written consent of the Purchaser such consent not to be unreasonably withheld or delayed:

                 (i) conduct such Operations in any manner except in the ordinary course and consistent with the manner carried on immediately prior to the date hereof, in particular any established procedure for the approval of contracts shall continue to be followed; or

                 (ii) except for liabilities incurred in the ordinary course of business or budgeted capital expenditure within the approval limits of the general management of such Operations, incur or agree to incur any obligation or liability relating to such Operations (absolute or contingent) that individually calls for payment by a Relevant Seller of more than(pound)100,000 in any specific case or(pound)250,000 in the aggregate; or

                 (iii) grant any general or uniform increase in the rates of pay or benefits to employees (or a class thereof) employed in such Operations (other than those employed by BICC (Central Africa) (Private) Limited or Zimbabwe Cables (Pte) Limited) in excess of 3 1/2 per cent. per annum or, except in connection with any severance or termination that will occur prior to Completion, enter into any new severance agreement that would be required to be disclosed pursuant to the Warranties or any collective bargaining agreement with respect to such Operations; or

                 (iv) sell, transfer, mortgage, encumber or otherwise dispose of any assets or liabilities relating to such Operations, except (a) for dispositions of property in the ordinary course not greater than (pound)250,000 in aggregate save in respect of the Business Sellers' Properties in England and Wales where (subject to Clause 5.8) there shall be no right for the Vendor or the relevant Business Seller to make any such disposition or
                        (b) dispositions of Stock relating to such Operations in the ordinary course of business; or

                 (v) (in the case of any Relevant Group Company) resolve to change its name or to alter its Memorandum or Articles of Association (or other constitutional documents); or

                 (vi) other than pursuant to any contract entered into prior to the date hereof, the contents of which have been fairly disclosed to the Purchaser in the Disclosure Letter, allot or issue or agree to allot or issue any shares, quotas or any securities or grant or agree to grant rights which confer on the holder any right to acquire any shares or other such interest; or

                 (vii) other than as part of an Internal Reorganisation (in the case of a Relevant Group Company), declare, pay or make any dividend or other distribution, repay, redeem, reduce or purchase any of its share capital or registered capital, resolve to be voluntarily wound up or pass any resolution or obtain any consent from its members or any class of its members; or

                 (viii) make any material changes in the terms or conditions of employment of, or employ, or agree to employ, any Senior Employee; or

                 (ix) enter into any new loan facilities with banks or other financial institutions; or

                 (x) issue any guarantee or indemnity for, or in respect of the obligations of, any member of the Vendor's Group (excluding any Group Company); or

                 (xi) amend, vary or waive any material provisions of any shareholders' or joint venture agreement to which it may be a party in respect of any Group Company; or

                 (xii) enter into any Material Contract save that this restriction shall not apply to:

                        (a) the submission of any tender for new contracts nor the award of any contracts resulting therefrom; or

                        (b) any supply or delivery of product pursuant to a "call off" in a Supply Agreement in existence at the date hereof.

         5.2.2 The Vendor shall use its reasonable endeavours (subject to the fiduciary duties of the directors of any Majority Owned Group Company or Minority Group Company Group Company who have been appointed by a member of the Vendor's Group) to procure compliance with the provisions of Clause 5.2.1 in relation to the Operations which are not wholly owned by the Vendor's Group.

         5.2.3 The Vendor shall continue to maintain (or procure the maintenance of) all the insurances currently in force in relation to the Operations and shall co-operate with the Purchaser in requesting that any insurer note (where permitted to do so) the interest of the Purchaser on the relative policies.


5.3      INTERNAL REORGANISATIONS

         Nothing in Clause 5.1 or Clause 5.2 shall apply to or restrict any of the Internal Reorganisations.


5.4      PURCHASER'S GENERAL OBLIGATIONS

         The Purchaser hereby covenants and agrees that, prior to Completion no member of the Purchasers' Group (or any employee, director, agent, representative or adviser thereof) other than those persons who have been identified in writing (the APPROVED PERSONS) to M. J. Downie, N.
         D. Taylor or P.J.L. Zinkin (the NOTIFIED PERSONS) shall approach or communicate with any employee, agent, representative, adviser, supplier or customer of the Vendor regarding the Operations or visit any of the Properties and no Approved Person shall take any such action if notified by the Notified Persons of their reasonable objections thereto.


5.5      ESTIMATED INDEBTEDNESS STATEMENTS

         The Vendor shall deliver to the Purchaser five Business Days prior to Completion the Estimated Indebtedness Statements prepared in accordance with Part 2 of Schedule 7.


5.6      VENDOR'S OBLIGATIONS PENDING SUBSEQUENT COMPLETION

         The Vendor undertakes, in relation to each Group Company the Shares in which are subject to Subsequent Completion:

         5.6.1   to procure that following Completion and pending Subsequent
                 Completion:

                 (i) each Share Seller which is a shareholder of such Group Company, shall exercise the voting and other rights available to it to permit and facilitate the management of such Group Company and the Operations carried on by it, to be carried out in accordance with the reasonable instructions of the Purchaser (or a Relevant Purchaser), to the extent such Share Seller is able to do the same, having regard to any shareholders or other similar agreements and/or applicable laws;

                 (ii) the Purchaser or a Relevant Purchaser shall be allowed full access to information held by any member of the Vendor's Group concerning each relevant Group Company and its affairs and business, when reasonably requested by such Purchaser, subject to any confidentiality obligations owed by any member of the Vendor's Group; and

                 (iii) the relevant Share Sellers shall hold the Shares in such Group Companies on trust absolutely for the Purchaser and shall account to the Purchaser for any dividend payment or other distribution or economic benefit deriving from such Shares during that period; and

         5.6.2 that it will, in consultation with the Purchaser, fulfil or procure fulfilment of all existing obligations of any member of the Vendor's Group to make any capital contribution (debt or equity) to, or to provide any loans, guarantees or security of any kind in respect of, such Group Company or its business, which obligations arise to be fulfilled between Completion and Subsequent Completion but so that between the date hereof and Completion, it will, not commit or agree to commit to make any further capital contributions or provide any further loans, guarantees or security.


5.7      NEW ZEALAND

         5.7.1 The Purchaser may elect, ten Business Days prior to Completion, by notice in writing to the Vendor to elect to purchase BICC Holdings New Zealand

                 Limited, in substitution for BICC Cables New Zealand Limited in which case references in this Agreement to BICC Cables New Zealand Limited shall be to BICC Holdings New Zealand Limited.

         5.7.2 If the Purchaser makes such an election the parties shall agree an appropriate adjustment to the amount of the Net Asset Value referred to in Clause 9.6.4 to reflect the matters set out in Clause 5.7.1.


5.8      PROPERTY AT NOTTINGHAM

         The Vendor shall be entitled at any time prior to Completion to sell the freehold Property at Daybrook Square, Mansfield Road, Nottingham as more fully described in paragraph 7 of Part 2 of Schedule 14 (NOTTINGHAM) to a third party. If such sale occurs then:

                 (i) any reference to Nottingham as an asset to be sold under this Agreement shall be deemed to be deleted and the sale shall be treated as an Internal Reorganisation;

                 (ii) the Vendor shall procure (at the Vendor's cost) that all machinery used exclusively or primarily in the Operations and located at Nottingham is transferred to the site at Leigh (as described in paragraph 5, Part 2 of Schedule 14);

                 (iii) the proceeds of any sale shall be used by the Vendor to provide for (i) the redundancy of Employees based at Nottingham (THE NOTTINGHAM EMPLOYEES) and (ii) the transfer of machinery referred to in paragraph (ii) above;

                 (iv) the Nottingham Employees will cease to be within the definition of European Employees or Employees;

                 (v) the Purchaser and any Relevant Purchaser shall have no liability whatsoever in relation to any Nottingham Employees and the Vendor (on behalf of itself and the Relevant Seller) shall be responsible for and shall fully indemnify and keep indemnified the Purchaser (on behalf of itself and the Relevant Purchaser) from and against all and any Losses arising from or in connection with any of the Nottingham Employees; and

                 (vi) if the sale of Nottingham occurs pursuant to this Clause, the parties shall agree an appropriate adjustment to the amount of the Net Asset Value referred to in Clause 9.6.4 to reflect the sale and other matters contemplated hereunder.


5.9      GERMANY

         The following provisions shall apply in relation to the sale of the Vendor's indirect 50 per cent interest (GERMAN PARTNERSHIPS INTERESTS) in Kaiser KWO Kabel Energie GmbH & Co and Kaiser KWO Kabel Telekom GmbH & Co (GERMAN PARTNERSHIPS):

         5.9.1 The Warranties shall only be given in respect of the German Partnerships Interests as at the date of the Subsequent Completion of such sale (and, for the avoidance of doubt, not at the date of this Agreement or at Completion).

         5.9.2 As soon as it is reasonably able to do so having regard to the provisions of the various agreements with NKF BV, the Vendor shall prepare and deliver a copy to the Purchaser a Disclosure Letter in respect of the sale of the German Partnerships Interests (the GERMAN DISCLOSURE LETTER).

         5.9.3 If the German Disclosure Letter discloses matters which demonstrate that the fair market value of the German Partnerships Interests (either alone or together) has since the date of this Agreement been reduced by an amount of (pound)1 million or more (a GERMAN MATERIAL ADVERSE EFFECT) then the Purchaser may elect by written notice to the Vendor within 30 days of the service of the German Disclosure Letter not to purchase the German Partnerships Interests. If the Purchaser so elects then the references in Part 1 of Schedule 2 to the German Partnerships Interests shall be deemed to have been deleted and the Purchase Price shall be reduced by an amount of (pound)10 million (the GERMAN

                 PURCHASE PRICE), being the amount allocated to the German Partnerships Interests pursuant to Schedule 3.

         5.9.4 If (a) the German Disclosure Letter does not disclose a German Material Adverse Effect or, (b) notwithstanding that a German Material Adverse Effect has occurred the Purchaser elects to complete the sale of the German Partnerships Interests or (c) no written notice is received from the Purchaser in accordance with Clause 5.9.3 then, as soon as the conditions relating thereto specified in Part 2 of Schedule 5 shall have been satisifed the Vendor and Purchaser shall complete the sale of the German Partnerships Interests in accordance with the terms of this Agreement.

         5.9.5 The Purchaser may elect by written notice to the Vendor within 30 days of the service of the German Disclosure letter to insert in Part 2 of Schedule 5 such conditions relating to the acquisition of the German Partnerhips Interests as it may reasonably require.

         5.9.6 If there is a dispute between the parties as to whether a German Material Adverse Effect has occurred then the provisions of Clauses 4.5.3 to 4.5.5 shall apply, mutatis mutandis, save that (a) the references to "3 days" therein shall be to 30 days and (b) the reference to Termination Notice shall be deemed to be a reference to the notice served by the Purchaser pursuant to Clause 5.9.3 above and (c) the reference to "Material Adverse Effect" shall be to "German Material Adverse Effect".

         5.9.7 Notwithstanding that the Purchaser becomes obliged to purchase the German Partnerships in accordance with Clause 5.9.4 and the relevant outstanding conditions relating thereto set out in
                 Schedule 5 have been satisfied, the Purchaser shall not be obliged to complete the sale of the German Partnerships Interests prior to 1 January 2000. If the Purchaser elects to do so then the German Purchase Price shall be reduced by an amount equal to any pro rata forecast loss for the German Partnerships for the period between the date of Subsequent Completion and 1 January 2000 (having regard to the

                 Vendor's 50 per cent interest in the German Partnerships). For the purpose of this Clause the forecast loss shall be derived from the aggregate forecast loss set out in the latest forecast results prepared by each German Partnership.

         5.9.8 If any of the conditions referred to in Clause 5.9.5 are not satisfied or waived on or before 12 months from the date of delivery of the German Disclosure Letter then the German Partnerships Interests shall not be sold hereunder and all terms of this Agreement relating to the German Partnerships Interests shall forthwith cease to apply and neither party shall have a claim against the other in relation to the German Partnerships Interests not being sold.


5.10     ITALY

         The Vendor and Purchaser shall use their reasonable endeavours to agree as soon as practical after the date hereof to an "Emergency remedial Plan for Year 2000 Compliance" (the PLAN) in respect of BICC Ceat Cavi Srl, such plan to include agreement as to the division of costs in connection with its implementation but, in any event, not requiring the Vendor to contribute a total of more than U.S.$600,000. Once agreed the parties shall implement the Plan in accordance with its terms. If the parties are unable to agree the terms of the Plan prior to Completion, the Vendor shall pay to the Purchaser at Completion the sum of U.S.$600,000 in full settlement of its obligation under this Clause.


5.11     LEASE AT SETTIMO, ITALY

         5.11.1 The Purchaser acknowledges that the Vendor has contracted to procure the grant to a subsidiary of Corning Inc. of a lease of office space in the main administration building of the Overseas Property at Settimo, Italy listed at Part 3 of
                 Schedule 13 for a term expiring on 31 December 1999 (the SETTIMO LEASE).

         5.11.2 The parties acting reasonably having regard to the draft lease attached as Exhibit A will agree as soon as reasonably practicable after the date hereof the terms of the Settimo Lease. The Vendor shall be entitled to grant the

                 Settimo Lease, once agreed with the Purchaser, at any time prior to Completion.

         5.11.3 The Purchaser agrees that if the Settimo Lease is not granted before Completion, the Purchaser shall procure that the Settimo Lease is granted on the terms agreed between the parties and a subsidiary of Corning Inc. before Completion or between the Purchaser and a subsidiary of Corning Inc. after Completion and the Purchaser shall indemnify the Vendor against all Losses arising from the failure by the Purchaser to grant the Settimo Lease.


6        COMPLETION AND SUBSEQUENT COMPLETION


6.1      DATE AND PLACE

         Subject as hereinafter provided:

         6.1.1 Completion shall take place simultaneously at the relevant locations specified in Part A of Part 1 of Schedule 6 or at such other locations agreed to by the parties, on the last Business Day of the Vendor's accounting period (as set out in Part 3 of Schedule 6) during which the conditions set out in Clause 4.1 are satisfied or deemed to be satisfied or waived and falling not less than 30 days after the date of this Agreement or at such other place, time or date as may be agreed between the Purchaser and the Vendor provided that such later date shall be the last Business Day of an accounting period of the Vendor;

          6.1.2 Subsequent Completion in respect of the Shares in any Company shall, subject to Completion taking place pursuant to Clause 6.1.1, take place at the relevant locations specified in Part B of Part 1 of Schedule 6 or at such other locations agreed to by the parties, on the last Business Day of the Vendor's accounting period (as set out in Part 3 of Schedule 6) during which the condition(s) set out in column (2) of Part 2 of
                 Schedule 5 opposite such Company is satisfied.

6.2      COMPLETION EVENTS

         On Completion and any Subsequent Completion, the parties shall procure that the events set out in Part 2 of Schedule 6 (to the extent applicable) and the Subsidiary Agreements with respect to Completion or Subsequent Completion for which they (or a Relevant Seller or Relevant Purchaser) are respectively responsible shall take place. Either party may waive the Completion or Subsequent Completion obligations of the other party as set out in Part 2 of Schedule 6 or in the Subsidiary Agreements.


6.3      PAYMENT OF PRICE

         6.3.1 Subject to Clause 6.3.2, against compliance with the foregoing provisions, on Completion the Purchaser on behalf of itself and the other Relevant Purchasers shall pay the Vendor on behalf of itself and the other Relevant Sellers, in the manner specified in Clause 3, an amount which is equal to:

                 (i)     the amount referred to in Clause 3.1.1;

                 (ii) less the Estimated Third Party Indebtedness attributable to the Relevant Companies being sold at Completion;

                 (iii) less the amount of Expected Intra-Group Indebtedness attributable to the Relevant Group Companies sold at Completion (where the aggregate amount owed by the Relevant Group Companies to be sold at Completion to members of the Vendor's Group exceeds the aggregate amount owed by members of the Vendor's Group to such Relevant Group Companies) or, as the case may be, plus the amount of such Expected Intra-Group Indebtedness (where the reverse is the case);

                 (iv) plus the amount of the Estimated Cash relating to the Relevant Group Companies being sold at Completion.

         6.3.2 The payment made pursuant to Clause 6.3.1 shall be reduced by the amount of consideration which has been allocated in respect of any Shares which are the subject of a Subsequent Completion (as set out in Schedule 3).

6.4      SUBSEQUENT COMPLETION PAYMENTS

         6.4.1 Subject to Clause 6.4.2, on each Subsequent Completion, the Purchaser on behalf of itself and the other Relevant Purchasers shall pay to the Vendor on behalf of itself and the other Relevant Sellers, in the manner specified in Clause 3, an amount equal to:

         (i)     the amount allocated to the relevant Shares set out in Schedule
                 3;

         (ii) less the Estimated Third Party Indebtedness attributable to the Relevant Group Company being sold at the Subsequent Completion;

         (iii) less the amount of the Expected Intra-Group Indebtedness attributable to the Relevant Group Companies sold at Subsequent Completion (where the aggregate amount owed by the Relevant Group Company sold at Subsequent Complation to members of the Vendor's Group exceeds the aggregate amount owed by members of the Vendor's Group to such Relevant Group Company) or, as the case may be, plus the amount of such Expected Intra-Group Indebtedness (where the reverse is the case);

         (iv) plus the amount of Estimated Cash attributable to the Relevant Company being sold at the Subsequent Completion.

         6.4.2 If at the date of the relevant Subsequent Completion, the Actual Indebtedness Statement has been drawn up in accordance with Clause 9.5 then amounts in the Estimated Indebtedness Statement in respect of that Relevant Group Company being sold at that Subsequent Completion shall be treated as amounts in the Actual Indebtedness Statement unless either party disagrees. Either party may object not later than 5 Business Days prior to the purported Subsequent Completion Date by serving written notice on the other. Upon such service of the notice the parties shall procure that an Actual Indebtedness Statement is drawn up as at the Subsequent Completion Statement Date and contemporaneously with the preparation of the Deferred Net Asset Statement applying, mutatis mutandis, the provisions of Clause 9.2.

                 Adjustments to the amounts payable under Clause 6.4 shall be made applying, mutatis mutandis, the provisions of Clauses
                 9.6.1 and 9.6.2.


6.5      REIMBURSEMENT OF COSTS ON SUBSEQUENT COMPLETION

         On each Subsequent Completion, the Purchaser shall or shall procure that a Relevant Purchaser shall reimburse the Vendor for all payments made by the Vendor pursuant to Clause 5.6.2.


6.6      REPAYMENT OF LOANS IMMEDIATELY FOLLOWING COMPLETION OR SUBSEQUENT
         COMPLETION

         Immediately following Completion or Subsequent Completion, as the case may be:

         6.6.1 the Purchaser shall procure that each of the Relevant Group Companies repays to the relevant member of the Vendor's Group the amount of any outstanding loans set out in the Expected Intra-Group Indebtedness Statement; and

         6.6.2 the Vendor shall procure that each member of the Vendor's Group repays to the Relevant Group Companies the amount of any outstanding loans set out in the Expected Intra-Group Indebtedness Statement.


6.7      TITLE AND RISK

         Title to the Shares and the Business Sellers' Assets (and the risk of loss or damage thereto except as expressly provided for in this Agreement in relation to the Business Sellers' Properties) shall, subject as provided below, pass to the Relevant Purchasers on Completion provided that title to the Shares specified in Part 2 of
         Schedule 6 shall pass to the Relevant Purchasers on the relevant Subsequent Completion.


7        WARRANTIES


7.1      INCORPORATION OF SCHEDULE 8

         7.1.1 The Vendor on behalf of itself and the other Relevant Sellers warrants to the Purchaser on behalf of itself and the other Relevant Purchasers in the terms set out in Schedule 8 and paragraph 2 of Schedule 16 subject only to:

                 (i) any matter which is fairly disclosed in or pursuant to the Disclosure Letter and any matter expressly provided for under the terms of this Agreement and so that "fairly disclosed" means disclosed in such manner and such detail as to enable a reasonable purchaser to make an informed assessment of the information disclosed; and

                 (ii) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the written request or with the written approval of the Purchaser.

         7.1.2 The Vendor on behalf of itself and the other Relevant Sellers acknowledges that the Purchaser has entered into this Agreement on its own behalf and on behalf of the other Relevant Purchasers in reliance upon the Warranties. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraphs of Schedule 8.


7.2      WARRANTIES FROM THE PURCHASER

         The Purchaser on behalf of itself and the other Relevant Purchasers warrants to the Vendor on behalf of itself and the other Relevant Sellers in the terms set out in Schedule 9.


7.3      UPDATING TO COMPLETION

         7.3.1 The Vendor on behalf of itself and the other Relevant Sellers further warrants to the Purchaser on behalf of itself and the other Relevant Purchasers that:

                 (i) subject to Clause 7.1, the Warranties (other than the Warranties set out in Schedule 20) will be fulfilled down to and will be true and accurate at Completion in each case as if they had been given afresh at Completion; and

                 (ii) if after the signing of this Agreement and before Completion, any event shall occur or matter shall arise of which the Vendor or any other Relevant Seller becomes aware and which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect at Completion, the Vendor or other Relevant Seller shall immediately notify the Purchaser or other Relevant Purchaser in writing thereof prior to Completion.


7.4      WARRANTIES RELATING TO MINORITY COMPANIES

         Insofar as any of the Warranties (other than any Warranties as relate to the ability of a Relevant Seller to transfer title to Assets or Shares) are given in respect of Minority Companies or BICC Celcat, Cabos de Energie e Telecomunicaciones SA and BICC CAFCA Limited each such Warranty if not already so qualified, shall be deemed to be qualified by reference to the best of the knowledge of the Vendor (as such term is defined in Clause 1.9) .


8        LIMITATION OF LIABILITY AND CONDUCT OF CLAIMS


8.1      WARRANTY LIMITATION

         The Vendor's and the other Relevant Sellers' liability for breach of any of the Warranties (save as provided in Clause 8.10), shall be subject to the following limitations:

         8.1.1   TIME LIMITS

                 No liability shall arise in respect of any claim unless written notice of such claim is given by the Relevant Purchaser to the Relevant Seller setting out reasonable details of the specific matter in respect of which the claim is made including an estimate of the amount of such claim if practicable:

                 (i)     in the case of a claim arising under paragraph 4.4 of
                         Schedule 8, within eight years following Completion;

                 (ii) in the case of a claim under paragraph 7 of Schedule 8 or the Tax Deed of Covenant, within 60 days after the latest date on which the relevant taxation authorities can make an assessment or similar claim or demand in relation to the taxation liability in question; and

                 (iii) in the case of any other claim under this Agreement within 24 months following Completion;

                 and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six months after the relevant time limit set out above unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being pursued with reasonable diligence;

         8.1.2   MINIMUM CLAIMS

                 No liability shall arise in respect of any claim arising from any single circumstance if the amount of the liability of the Relevant Seller in respect of that claim (excluding interest, costs and expenses) does not exceed (pound)15,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose);

         8.1.3   AGGREGATE MINIMUM CLAIMS

                 No liability shall arise in respect of any claim unless the aggregate amount of all claims in excess of the sum specified in Clause 8.1.2 exceeds (pound)500,000 but so that if the aggregate liability in respect of all such claims exceeds that figure then all claims, including claims previously notified, shall accrue against and be recoverable from the Relevant Sellers;

         8.1.4   CONTINGENT LIABILITIES

                 No liability shall arise in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this sub-clause shall not operate to avoid a claim made in respect of a contingent liability within the applicable time limits specified in Clause 8.1.1 above if the requisite details of such claim have been delivered before the expiry of the relevant period (even if such liability does not become an actual liability until after the expiry of such period);

         8.1.5   FUTURE ACTS

                 No liability shall arise in respect of any matter, act, omission or circumstance (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that the same would not have occurred but for:

                 (i)     ACCOUNTING AND TAXATION CHANGES

                         any change in accounting or Taxation policy, bases or practice of a Relevant Purchaser or any of the Group Companies introduced or having effect after Completion (or Subsequent Completion, as the case may be);

                 (ii)    CHANGES IN LEGISLATION

                         the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or generally published interpretation or practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or

                 (iii)   VOLUNTARY ACTS OF PURCHASER

                         any voluntary act, omission or transaction of a Relevant Purchaser or any member of the Purchaser's Group or any of the Group Companies, or their respective directors, employees or agents or successors in title, after Completion (or Subsequent Completion, as the case may be) outside the ordinary course of business;

         8.1.6   INSURANCE

                 No liability shall arise in respect of any claim to the extent that any Losses arising from such claim are recoverable under a policy of insurance in force on the date of this Agreement.

8.2      MAXIMUM CLAIM

         No liability shall arise in respect of any claim to the extent that the aggregate amount of the liability of the Relevant Sellers for all claims (other than those pursuant to Clause 2.3.1 or 11.4 or in relation to any matter referred to in Clause 8.10) made under this Agreement, the Subsidiary Agreements, the Tax Deed of Covenant, the North American Sale and Purchase Agreement (other than those claims set out in Section 2.3.5(d) thereof) or any other agreement entered pursuant thereto or in connection therewith would exceed (pound)160,000,000 (one hundred and sixty million pounds).


8.3      MITIGATION OF LOSS

         The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement or the Subsidiary Agreements.


8.4      CONDUCT OF CLAIMS

         8.4.1 If any party to this Agreement or any Subsidiary Agreement (the CLAIMANT) becomes aware of any matter that may give rise to a claim against another party to this Agreement or any Subsidiary Agreement (the RECIPIENT) under this Agreement or the Subsidiary Agreements (other than in respect of a breach of the Warranty contained in paragraph 7 of Schedule 8 or under the Tax Deed of Covenant where the claim shall be dealt with in the manner set out in the Tax Deed of Covenant), notice of that fact shall be given to the Recipient as soon as practicable but any failure to give such notice shall not affect the rights of the Claimant except to the extent that the Recipient is prejudiced by such failure.

         8.4.2 Without prejudice to the validity of the claim or alleged claim in question, the Claimant shall allow, and shall procure that the relevant Associated Companies of the Claimant allow, the Recipient and its accountants and professional advisers fully to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Claimant shall give, and shall procure that the relevant Associated Companies of the Claimant give, subject to the Recipient providing an indemnity in terms reasonably satisfactory to the Claimant in respect of all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Recipient or its accountants or professional advisers may reasonably request.

         8.4.3 If the claim in question is a result of or in connection with a claim by or liability to a third party then:

                 (i) no admission of liability shall be made by or on behalf of the Claimant or an Associated Company of the Claimant and the claim shall not be compromised, disposed of or settled without the consent of the Recipient (such consent not to be unreasonably withheld or delayed);

                 (ii) the Recipient shall, subject to providing an indemnity in terms reasonably satisfactory to the Claimant in respect of all costs, liabilities, claims and expenses which may be incurred by the Claimant as a result of and which would not have been incurred but for the same, be entitled at its own expense in its absolute discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Claimant or any Associated Company of the Claimant concerned and to have the conduct of any related proceedings, negotiations or appeals;

                 (iii) the Claimant will give and procure that the relevant Associated Companies of the Claimant give, subject to their being paid all reasonable out of pocket costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Recipient or its professional advisers reasonably request. The Recipient agrees to keep (and to procure that any Associated Company to which such information is provided keep) all such information confidential and only to use it for such purposes.

         8.4.4 To the extent any claim is covered by the provisions of Clause 12, the conduct of claims set out in that Clause shall prevail to the extent it conflicts with this Clause 8.4.


8.5      PRIOR RECEIPT

         If the Vendor or any other Relevant Seller pays an amount in discharge of any claim under this Agreement or the Subsidiary Agreements and a Relevant Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by such Relevant Purchaser or Group Company, the Purchaser shall pay, or shall procure that the Relevant Purchaser or Group Company pays, to the Vendor or another Relevant Seller an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the Relevant Seller to the Relevant Purchaser.


8.6      DOUBLE CLAIMS

         The Relevant Purchasers shall not be entitled to recover from the Vendor or any other Relevant Seller under this Agreement, the Subsidiary Agreements or the Tax Deed of Covenant more than once in respect of the same damage suffered, and accordingly the Vendor and the other Relevant Sellers shall not be liable in respect of any breach of this Agreement or the Subsidiary Agreements if and to the extent that the Losses are or have been included in a claim under the Tax Deed of Covenant which has been satisfied, nor shall the Vendor or any other Relevant Seller be liable in respect of a claim under the Tax Deed of Covenant if and to the extent that the Losses are or have been included in a claim for breach of the Agreement which has been satisfied.


8.7      TAX

         In calculating the liability of the Vendor and the other Relevant Sellers for any breach of this Agreement or the Subsidiary Agreements, there shall be taken into account the amount (if any) by which any Taxation for which a Relevant Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability.


8.8      ENVIRONMENTAL CLAIMS

         The provisions of Schedule 16 shall apply to any claims relating to Environmental Losses or Environmental Warranties (as such terms are defined in Schedule 16).


8.9      EFFECT OF COMPLETION

         The Warranties and all other provisions of this Agreement and the Subsidiary Agreements in so far as the same shall not have been performed at Completion or any Subsequent Completion shall not be extinguished or affected by such completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction of the conditions contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the Purchaser.


8.10     TITLE WARRANTIES

         The Limitations on the Warranties contained in Clauses 8.1.1 to 8.1.4 shall not apply to any Warranties insofar as such relate to the ability of a Relevant Seller to transfer title to Assets or Shares to a Relevant Purchaser in accordance with Clause 2.1.1.

8.11     PROVISIONS IN THE ACCOUNTS

         No liability shall arise in respect of any claim under this Agreement or any Subsidiary Agreement if any allowance, provision or reserve is made for the matter giving rise to the claim in the Net Asset Statement.


8.12     INDEMNITIES

         To the extent that any Indemnity is given by the Vendor in this Agreement to the Purchaser in favour of or relating to a Majority Owned Group Company or Minority Owned Group Company, for the avoidance of doubt, the Vendor shall only be liable to contribute to the Purchaser or relevant Group Company thereunder an amount equal to the relevant Proportionate Share of the indemnified Loss.


9 NET ASSET STATEMENT, ACTUAL INDEBTEDNESS STATEMENTS AND ADJUSTMENTS TO THE PURCHASE PRICE


9.1      BASIS OF PREPARATION OF NET ASSET STATEMENT

         The Vendor shall procure that, as soon as practicable and in any event not later than 60 days following Completion, there shall be drawn up a statement of the aggregate of the amounts of the Assets less the aggregate of the amount of the Liabilities of the Operations as at Completion, determined in accordance with the principles set out in
         Part 1 of Schedule 7 (the NET ASSET STATEMENT).


9.2      PREPARATION OF NET ASSET STATEMENT

         9.2.1 The draft Net Asset Statement shall be delivered to the Purchaser by the Vendor within the timescale referred to in Clause 9.1. Prior to such delivery, the Vendor shall so far as is practicable consult with the Purchaser with a view to reducing the potential areas of disagreement relating to such draft Net Asset Statement.

         9.2.2 In order to enable the Vendor to prepare and the Vendor's accountants to review the draft Net Asset Statement, the Purchaser shall, and shall procure that the Relevant Purchasers shall, keep up-to-date and make available to the

                 Vendor's representatives and to the Vendor's accountants all books and records relating to the Operations during normal office hours and co-operate with them with regard to the preparation and review of the draft Net Asset Statement. The Purchaser agrees, in so far as it is reasonable to do so, to, and to procure that the Relevant Purchasers shall, make available the services of the Employees to assist the Vendor in the performance of its duties under this Agreement.

         9.2.3 If the Purchaser does not within 60 days of presentation to it of the draft Net Asset Statement give notice to the Vendor that it disagrees with the draft Net Asset Statement or any item thereof such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which in the Purchaser's opinion should be made to the draft Net Asset Statement in order to comply with the requirements of this Agreement (the PURCHASER'S DISAGREEMENT NOTICE), the draft Net Asset Statement shall be final and binding on the parties for all purposes. If the Purchaser gives a valid Purchaser's Disagreement Notice within such 60 days, the parties shall attempt in good faith to reach agreement in respect thereof and, if they are unable to do so within 21 days of such notification, either party may by notice to the other require that the draft Net Asset Statement be referred to the Reporting Accountants (an APPOINTMENT NOTICE).

         9.2.4 Within 21 days of the giving of an Appointment Notice, the Vendor may by notice to the Purchaser indicate that, in the light of the fact that the Purchaser has not accepted the draft Net Asset Statement in its entirety, it wishes the Reporting Accountants to consider matters relating to the Net Asset Statement in response to those specified in the Purchaser's Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects the Vendor believes that the draft Net Asset Statement should be altered (the VENDOR'S DISAGREEMENT NOTICE).

         9.2.5 The Reporting Accountants shall be engaged jointly by the parties, as soon as practical following agreement on their terms of engagement, on the terms set out in this Clause 9.2 and otherwise on such terms as shall be agreed; provided that neither party shall unreasonably (having regard, inter alia, to the provisions of this Clause 9.2) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 30 days of their identity having been determined (or such longer period as the parties may agree) then, unless one party is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

         9.2.6 Except to the extent that the parties agree otherwise, the Reporting Accountants shall determine their own procedure save that:

                 (i) apart from procedural matters and as otherwise set out in this Agreement, the Reporting Accountants shall determine only:

                         (a) whether any of the arguments for an alteration to the draft Net Asset Statement put forward in the Purchaser's Disagreement Notice or the Vendor's Disagreement Notice is correct in whole or in part; and

                         (b) if so, what alterations should be made to the draft Net Asset Statement in order to comply with the requirements of this Agreement;

                 (ii) the Reporting Accountants shall apply the principles set out in Part 1 of Schedule 7;

                 (iii) the Reporting Accountants shall make their determination pursuant to paragraph (i) above as soon as is reasonably practicable but in any event, unless otherwise specified, within 40 days of the referral to them; and

                 (iv)    the procedure of the Reporting Accountants shall:

                         (a) give the parties a reasonable opportunity to make written and oral representations to them;

                         (b) require that the parties supply each other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

                         (c) permit each party to be present while oral submissions are being made by any other party; and

                         (d) for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

         9.2.7 The Reporting Accountants' determination pursuant to Clause 9.2.6(i) shall (i) be made in writing and made available for collection by the parties at the offices of the Reporting Accountants at such time as the Reporting Accountants shall determine and (ii) unless otherwise agreed by the parties include reasons for each relevant determination.

         9.2.8 The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the draft Net Asset Statement, which shall then be final and binding on the parties save as aforesaid.

         9.2.9 The expenses of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under Clause 9.2.6(i) or, failing such direction, equally between the Purchaser, on the one hand, and the Vendor, on the other.

         9.2.10 The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall, and shall procure that the Relevant Purchasers shall, keep up to date and, subject to reasonable notice, make available to the Vendor's representatives, the Vendor's accountants and the Reporting Accountants, all books and records relating to the Businesses and the Group Companies during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

         9.2.11 Subject to Clause 9.2.12, nothing in this Clause 9.2 shall entitle a party or the Reporting Accountants to access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

         9.2.12 A party shall not be entitled by reason of Clause 9.2.11 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

         9.2.13 Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 9.2 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Net Asset Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

9.3      NET ASSET STATEMENT AT COMPLETION

         Once the Vendor and the Purchaser reach (or pursuant to Clause 9.2.3 are deemed to reach) agreement on the draft Net Asset

         Statement or the draft Net Asset Statement is finally determined at any stage of the procedures set out in this Clause 9:

         9.3.1 the draft Net Asset Statement as so agreed or determined shall constitute the Net Asset Statement for the purposes of this Agreement and shall be final and binding on the parties; and

         9.3.2   the Net Asset Value shall be derived from the Net Asset
                 Statement.


9.4      NET ASSET STATEMENT AT SUBSEQUENT COMPLETION

         If the Shares of any Group Company (a DEFERRED COMPANY) are not sold to a Share Purchaser at Completion in accordance with Clause 6.1.1 then:

         9.4.1 the value of the net assets attributable to the Deferred Company for inclusion in the Net Asset Statement shall be the value of such net assets set out in the Combined Accounts (the TARGET AMOUNT);

         9.4.2 the Vendor and Purchaser shall procure that a statement (the DEFERRED NET ASSET STATEMENT) of the aggregate of the amounts of the assets less the Liabilities of the relevant Deferred Company shall be drawn up as at relevant Subsequent Completion, determined in accordance with the principles set out in Part 1 of Schedule 7. The Deferred Net Asset Statement shall be drawn up in accordance with Clause 9.2 save that references therein to "draft Net Asset Statement" shall be to the "draft Deferred Net Asset Statement". The net asset value attributable to the Deferred Company (the DEFERRED NET ASSET VALUE) shall be derived from the Deferred Net Asset Statement.


9.5      ACTUAL INDEBTEDNESS STATEMENTS

         The Vendor shall procure that, as soon as practicable following Completion, the Vendor's accountants shall draw up the Actual Indebtedness Statements to determine the amount of the Intra-Group Indebtedness, the Third Party Indebtedness and the Relevant Group Companies' Cash Balances in accordance with the provisions set out in
         Part 2 of Schedule 7.

9.6      ADJUSTMENTS TO PURCHASE PRICE

         9.6.1   INTRA-GROUP INDEBTEDNESS

                 (i) If the Expected Intra-Group Indebtedness is a negative number and the Intra-Group Indebtedness is a larger negative number or if the Expected Intra-Group Indebtedness is a positive number and the Intra-Group Indebtedness is a smaller positive number or is a negative number:

                         (a) the Vendor (on behalf of itself and the other Relevant Sellers) shall repay to the Purchaser (on behalf of itself and the other Relevant Purchasers) an amount equal to the difference; and

                         (b) the Purchaser shall procure that the Relevant Group Companies pay to the relevant members of the Vendor's Group and/or, as appropriate, the Vendor shall procure that the relevant members of the Vendor's Group repay to the Relevant Companies the amounts specified in the Intra-Group Indebtedness Statement such that the additional amounts being, in aggregate, received by members of the Vendor's Group (after taking account of payments made to the Relevant Group Companies hereunder) are equal to the difference between the Intra-Group Indebtedness and the Expected Intra-Group Indebtedness repaid to the Purchaser pursuant to Clause 9.6.1(i)(a) above;

                 such payments to be made on the day falling 10 Business Days after the Intra-Group Indebtedness Determination Date; and

                 (ii) If the Expected Intra-Group Indebtedness is a positive number and the Intra-Group Indebtedness is a larger positive number or if the Expected Intra-Group Indebtedness is a negative number and the Intra-Group Indebtedness is a smaller negative number or a positive number:

                         (a) the Purchaser (on behalf of itself and the other Relevant Purchasers) shall pay to the Vendor (on behalf of itself and the other Relevant Sellers) an amount equal to such difference; and

                         (b) the Vendor shall procure that the relevant members of the Vendor's Group repay to the Relevant Group Companies and/or, as appropriate, the Purchaser shall procure that the Relevant Group Companies pay to the relevant members of the Vendor's Group, the amounts specified in the Intra-Group Indebtedness Statement such that the additional amounts being, in aggregate, received by the Relevant Group Companies (after taking account of payments made by the Relevant Group Companies hereunder) are equal to the difference between the Intra-Group Indebtedness and the Expected Intra-Group Indebtedness repaid to the Vendor pursuant to Clause 9.6.1 (ii)(a) above;

                 such payments to be made on the day falling 10 Business Days after the Intra-Group Indebtedness Determination Date;

         9.6.2   THIRD PARTY INDEBTEDNESS

                 (i) If the amount of the Third Party Indebtedness exceeds the Estimated Third Party Indebtedness the Vendor (on behalf of itself and the other Relevant Sellers) shall repay to the Purchaser (on behalf of itself and the other Relevant Purchasers) an amount equal to such excess; or

                 (ii) If the amount of the Third Party Indebtedness is less than the Estimated Third Party Indebtedness the Purchaser (on behalf of itself and the other Relevant Purchasers) shall pay to the Vendor (on behalf of itself and the other Relevant Sellers) an additional amount equal to such deficiency;

                 such payments to be made on the day falling 10 Business Days after the Third Party Indebtedness Determination Date.

         9.6.3   CASH

                 (i) If the amount of the Relevant Group Companies' Cash Balances is less than the Estimated Cash the Vendor (on behalf of itself and the other Relevant Sellers) shall repay to the Purchaser (on behalf of itself and the other Relevant Purchasers) an amount equal to such deficiency; or

                 (ii) If the amount of the Relevant Group Companies' Cash Balances exceeds the Estimated Cash the Purchaser (on behalf of itself and the other Relevant Purchasers) shall pay to the Vendor (on behalf of itself and the other Relevant Sellers) an additional amount equal to such excess;

                 such payments to be made on the day falling 10 Business Days after the Cash Determination Date;

         9.6.4   CALCULATION OF AMOUNTS IN CLAUSES 9.6.1, 9.6.2 AND 9.6.3

                 For the purpose of calculating the amounts in Clauses 9.6.1,
                 9.6.2 and 9.6.3, the Intra-Group Indebtedness, Third Party Indebtedness and Relevant Group Companies Cash Balances attributable to Relevant Group Companies which have not been sold at the time of drawing up the Actual Indebtedness Statements shall be deemed to be equal to the relevant amounts attributable to such Companies in the Estimated
                 Indebtedness Statements.

         9.6.5   NET ASSETS

                 (i) if the Net Asset Value is less than (pound)311,000,000 (THREE HUNDRED AND ELEVEN MILLION POUNDS), then the Vendor (on behalf of itself and the other Relevant Sellers) shall pay to the Purchaser (on behalf of itself and the Relevant Purchasers) an amount equal to the difference; or

                 (ii) if the Net Asset Value is more than (pound)311,000,000 (THREE HUNDRED AND ELEVEN MILLION POUNDS), then the Purchaser (on behalf of itself and the Relevant Purchasers) shall pay to the Vendor (on behalf of itself and the other Relevant Sellers) an amount equal to the difference;

                 such payment to be made on the day falling no later than three Business Days following agreement or determination of the Net Asset Statement in accordance with this Clause 9;

         9.6.6   DEFERRED NET ASSETS

                 (i) If the Deferred Net Asset Value is less than the Target Amount, then the Vendor (on behalf of itself and the other Relevant Sellers) shall pay to the Purchaser (on behalf of itself and the Relevant Purchasers) an amount equal to the difference; or

                 (ii) if the Deferred Net Asset Value is more than the Target Amount, then the Purchaser (on behalf of itself and the Relevant Purchasers) shall pay to the Vendor (on behalf of itself and the other Relevant Sellers) an amount equal to the difference;

                 such payment to be made on the day falling not later than ten Business Days following agreement or determination of the Deferred Net Asset Value in accordance with this Clause 9.

         9.6.7   PAYMENT

                 Where any payment is required to be made pursuant to this Clause 9.6:

                 (i) interest shall accrue on the relevant amount calculated from the Completion Date or, as the case may be, Subsequent Completion in accordance with Clause 21.8;

                 (ii) the Purchase Price shall be reduced or increased accordingly; and

                 (iii) the allocation of the consideration in Schedule 3 shall be adjusted accordingly in such manner as the Vendor on behalf of itself and the other Relevant Sellers and the Purchaser on behalf of itself and the Relevant Purchasers shall agree in accordance with Schedule 3.


10       TRANSFER TAXES AND VAT

         The provisions of Schedule 10 shall apply.


11       THE CONTRACTS


11.1     THE VENDOR'S OBLIGATIONS IN RESPECT OF CONTRACTS

                 (i) The Vendor shall, subject to the indemnity given in Clause 2.3.2, procure that up to Completion the Contracts are carried out and completed and that the obligations of any of the Business Sellers under the Contracts are performed in the ordinary course (where applicable) in a proper and workmanlike manner and in accordance with their respective terms and the Vendor shall, or shall procure that another Relevant Seller shall, indemnify the Purchaser and/or each Relevant Purchaser against all Losses incurred by the Purchaser and/or each Relevant Purchaser in respect of the Contracts by reason of the non-performance or the negligent or defective performance of the Contracts by the Business Sellers prior to Completion save to the extent (i) any liability for a defective product or defective service (as such terms are defined in Clause 12.2) shall be dealt with in accordance with Clause 12 or (ii) the Losses which would otherwise be indemnified by the Vendor or a Relevant Seller pursuant to this Clause are an Assumed Liability.

                 (ii) The Vendor shall procure that up to Completion, any contracts to which any Relevant Group Company is a party (COMPANY CONTRACTS) are carried out and completed and that the obligations of any Relevant Group Company under any Company Contract are performed in the ordinary course (where applicable) in a proper and workmanlike manner and accordance with their respective terms and the Vendor shall indemnify each Relevant Group Company against all Losses incurred by such company by reason of the non-performance or the negligent or defective performance of the Company Contracts by the Relevant Group Company prior to Completion save to the extent
                         (i) any liability for a defective product or defective service (as such terms are defined in Clause 12.2) shall be dealt with in accordance with Clause 12 or
                         (ii) the Losses which would otherwise be indemnified by the Vendor or a Relevant Seller pursuant to this Clause are an Assumed Liability.


11.2     THE PURCHASER TO COMPLETE CONTRACTS

         The Purchaser shall, without prejudice to the indemnity given in Clause 2.3.1, procure that with effect from Completion each of the Contracts is carried out and completed by a Relevant Purchaser and that the relevant Business Sellers' obligations under the Contracts are performed (to the extent that the same have not been previously carried out or completed) in the ordinary course (where applicable) in a proper and workmanlike manner and in accordance with their respective terms and the Purchaser shall, or shall procure that the Relevant Purchasers shall, indemnify the relevant Business Sellers against all Losses incurred by the Business Sellers in respect of the Contracts by reason of or in connection with the non-performance or the negligent or defective performance of the Contracts after Completion by any Relevant Purchaser Provided that the Purchaser (or Relevant Purchaser as the case may be) shall not be so obliged and this indemnity shall not apply to the extent that the Purchaser (or Relevant Purchaser as the case may be) has or would have (in either case disregarding Clause 8.1) a valid right of action under this Agreement or any Subsidiary Agreement against the Business Sellers in respect of the Contract(s) in question.


11.3     PAYMENTS RECEIVED BY BUSINESS SELLERS

         To the extent that any payment is made to any Business Seller in respect of any Contract after the Completion Date, the Vendor shall procure that such Business

         Seller shall receive the same as trustees and pay the same to the Purchaser (or Relevant Purchaser, as the case may be) (net of any tax payable by such Business Seller thereon) as soon as reasonably practicable following receipt.


11.4     SUBSTANTIAL CONTRACTS

         The Relevant Sellers and Relevant Purchasers agree to co-operate and to use all reasonable endeavours prior to and after Completion to ensure that the Substantial Contracts are lawfully novated or assigned to the Relevant Purchasers with effect from Completion or as soon as reasonably practicable thereafter. Any costs associated with assigning or novating or otherwise transferring the benefit of any Substantial Contracts (including any payments made to any party as a condition to giving their consent) and shall be for the account of the Relevant Seller. To the extent that any Relevant Seller is unable to transfer the economic benefit of any Substantial Contract the Vendor shall indemnify the Relevant Purchaser against all Losses directly arising therefrom up to an amount which, when aggregated with amounts payable under Section 2.3.2(e) of the North American Agreement, does not exceed (pound)10 million. The Purchaser shall procure that each Relevant Purchaser shall take all reasonable steps to eliminate or reduce any costs which may be payable by a Relevant Seller or the Vendor hereunder.


11.5     BICC CAVI SUD S.P.A

         The Vendor shall indemnify BICC Ceat Cavi Srl (CEAT CAVI) against any and all Losses arising out of or in connection with the contract entered into between Ceat Cavi, the Vendor and Thomas Bolton Group Limited dated 30 December 1998, relating to purchase of the shares of BICC Cavi Sud S.p.A.


11.6     EMPLOYEES AT SETTIMO SITE IN ITALY

         The Vendor shall indemnify the Purchaser from and against all Losses arising from the termination after Completion (or with the Purchaser's consent prior to Completion) of the employment of 21 Employees located at the Settimo, Italy site, details of which are set out in Schedule 13, up to a maximum amount of (pound)750,000.

12       DEFECTIVE PRODUCT OR SERVICE


12.1     LIABILITY FOR DEFECTIVE PRODUCT OR SERVICE

         The Vendor and Purchaser agree that any liability for defective product (as defined in Clause 12.2 below) manufactured or defective service (as defined in Clause 12.2 below) supplied by (i) any of the Business Sellers in connection with the Operations or (ii) any of the Relevant Group Companies, in either case prior to Completion (or Subsequent Completion as the case may be), shall remain the responsibility of such Relevant Seller or in the case of a Relevant Group Company the Vendor; and that any defective product manufactured or defective service supplied after Completion (or Subsequent Completion as the case may be) by any of the Businesses or the Group Companies shall be the responsibility of the Relevant Purchaser or Group Company, failing which the Purchaser.


12.2     MEANING OF DEFECTIVE PRODUCT AND DEFECTIVE SERVICE

         A DEFECTIVE PRODUCT and a DEFECTIVE SERVICE means a product or service supplied by any of the Businesses or the Relevant Group Companies that does not conform to its express or implied contractual requirements, whether in terms of performance, quality, time of delivery or in any other respect. A product shall be considered as manufactured when it has passed through final testing at the factory of the Operations and any reference to manufacturing or manufacture in this Clause 12 shall have such a meaning.


12.3     VENDOR RECEIVES CLAIM

         12.3.1 If, following Completion (or Subsequent Completion as the case may be), a Relevant Seller or Relevant Group Company receives a claim from any person in respect of a defective product manufactured and/or sold or defective service supplied before Completion (or Subsequent Completion as the case may be), it shall inform the Purchaser immediately and take steps to investigate, report on, and take (in its view) appropriate and prompt remedial action in respect of such defective product or defective service.

         12.3.2 If the claim can be settled by a payment alone, the Vendor shall be responsible, or shall procure that such Relevant Seller is responsible, for meeting the contractual obligations of the supplier/provider of the defective product or defective service in that respect.

         12.3.3 If the claim involves the supply of a replacement and/or the removal, repair and reinstallation of the defective product or the re-engineering or re-doing of work pursuant to a service supplied, the Purchaser shall, or shall procure that the Relevant Purchaser or the Relevant Group Company shall, carry out the necessary work for such Relevant Seller, at the fully absorbed manufacturing cost plus 5 per cent (together with any value added or similar tax applicable thereon and any other taxes) and duties payable thereon such costs to be paid by the Vendor or any Relevant Seller within 30 days following delivery of an invoice therefor.

         12.3.4 If the claim involves both a payment and the repair or replacement of a product or part of a product or the re-engineering or other re-doing of work in respect of a service, the payment shall remain the responsibility of such Relevant Seller, but the provisions of Clause 12.3.3 shall apply to the repair, replacement or re-engineering.


12.4     PURCHASER RECEIVES CLAIM

         If a claim in respect of a defective product manufactured and/or sold or defective service supplied before Completion (or Subsequent Completion as the case may be) is made against a Relevant Purchaser or any Relevant Group Company, it shall inform the Vendor forthwith and:

         12.4.1 if, in the joint opinion of Vendor and Purchaser, the claim is partly or wholly justified on contractual grounds, the Purchaser shall, or shall procure that the Relevant Purchaser or Relevant Group Company shall, take all reasonable steps as instructed by the Vendor or another Relevant Seller, without prejudicing the legitimate interests of such Relevant Seller, to repair, replace and make good the defective product or defective service and/or compensate the claimant to the extent appropriate in accordance with the terms of the relevant applicable contract. The Vendor shall procure that such Relevant Seller shall, failing which the Vendor shall, indemnify and keep the Relevant Purchaser or Relevant Group Company indemnified accordingly, provided that in respect of a defective product or service, the indemnity shall cover only sums equivalent to those specified in Clause
                 12.3.3 incurred by the Relevant Purchaser or Relevant Group Company; and

         12.4.2 where the Vendor and the Purchaser are unable to reach agreement on the extent to which the claim is justified and how it is to be dealt with within 21 days of either party receiving notice of the claim (both parties acting reasonably and negotiating in good faith), the Relevant Purchaser or Relevant Group Company shall be entitled to take such action as it thinks reasonably appropriate having regard to the provisions of the relevant contract relating thereto, but with an overriding responsibility to minimise the costs thereof, whereupon the indemnity set out in Clause 12.4.1 shall apply to such claim.


12.5     VENDOR RECEIVES CLAIM FOR POST COMPLETION PRODUCT OR SERVICE

         If a claim in respect of a defective product manufactured or defective service supplied after Completion (or Subsequent Completion as the case may be) is made against a Relevant Seller, it shall inform the Purchaser forthwith and the Relevant Purchaser or Relevant Group Company shall take over and deal with the claim, and the Purchaser shall procure that the Relevant Purchaser or Relevant Group Company, failing which the Purchaser, shall indemnify such Relevant Seller accordingly.


12.6     CLAIM MADE FOR PRODUCT OR SERVICE SPANNING COMPLETION

         If a claim is made against a Relevant Seller or Relevant Purchaser or Relevant Group Company after Completion (or Subsequent Completion as the case may be) in respect of a defective product partly manufactured or defective service partly supplied in the period both before and after Completion (or Subsequent Completion as the case may be), then unless the defect can be clearly established as being wholly attributable to acts or omissions either before or after Completion (or Subsequent Completion as the case may be) (in which case Clause 12.3 or Clause 12.4 or Clause 12.5 (as the case may be) above shall apply), the parties shall in good faith negotiate and use their reasonable endeavours to agree a fair and equitable apportionment of the claim.


12.7     INDEMNITIES REDUCED BY RECOVERY FROM THIRD PARTIES

         Indemnities applicable under this Clause 12 shall be reduced to the extent that (i) any provision for the relevant matter has been made in the Net Asset Statement or (ii) a Relevant Seller or a Relevant Purchaser or Relevant Group Company is able to recover any costs incurred either from insurance or from a third party, and each of the Vendor and the Purchaser undertakes to use its best endeavours to review the possibility of all such recoveries and act accordingly, keeping the other fully informed of its actions, and (in the case of legal proceedings) consulting with the other at each stage of the proceedings.


13       THIRD PARTY CONSENTS


13.1     FAILURE TO NOVATE OR ASSIGN

         If in respect of a Business any of the Contracts cannot be vested in a Relevant Purchaser except by way of novation or assignment, in each case requiring relevant third party agreement (which term shall for the purposes of this Clause include any waiver or other document required) or consents, then the relevant Contracts shall not, so as to cause a breach thereof or event of default (or the like) thereunder, be assigned by this Agreement but:

         13.1.1 shall be held in trust for the Relevant Purchaser absolutely from Completion until such agreement or consent is obtained and the relevant Contract is so novated or assigned, until which time the Purchaser shall perform, or procure that a Relevant Purchaser performs (as agent or sub-contractor), all the obligations of the relevant Business Seller thereunder and the Vendor shall otherwise cooperate in any reasonable arrangements proposed by the

                 Purchaser designed to procure for the Purchaser or a Relevant Purchaser the benefits of the relevant Contract. If the relevant Contract prohibits a Relevant Purchaser from so acting as agent or sub-contractor, the Vendor shall or shall procure that another Relevant Seller shall, subject to being indemnified for any losses (including Taxation) it may incur in connection therewith, do (or procure to be done) all such acts required for the performance of the relevant Contract so as to provide the Relevant Purchaser with the benefits, subject to the burdens on the basis provided in this Agreement, of the relevant Contract;

         13.1.2 the Vendor shall, or shall procure that another Relevant Seller shall, at the Relevant Purchaser's request either make or assist the Relevant Purchaser in making application for any such agreement or consent and together with the Relevant Purchaser endeavour to obtain such novation or assignment as aforesaid, such that the relevant novation or assignment is effective from Completion. The costs of making such applications and of procuring such for assignments or novations shall be for the account of the Relevant Sellers which shall include the payment of reasonable fees and expenses necessary to obtain such consent or assignment PROVIDED THAT the Relevant Seller need only exercise its reasonable endeavours in obtaining the relevant consents or assignments. The Purchaser shall supply or shall procure that the Relevant Purchaser supplies, to the Relevant Seller such information and references regarding the financial position of the Relevant Purchaser as may reasonably be requested by the Relevant Seller and shall enter into, or procure that the Relevant Purchaser enters into, such direct covenants in favour of any relevant third party as may reasonably be requested in respect of any rents, royalties, fees or other outgoings or liabilities for which the Relevant Purchaser will from Completion become liable. If required by any third party, the Purchaser shall give, or procure that the Relevant Purchaser gives, such reasonable additional covenants requested by any third party as a condition of giving their consent and shall generally use, and shall procure that the Relevant Purchaser uses, all reasonable endeavours to secure such consent; and

         13.1.3 unless and until any relevant Contracts are novated or assigned, the Vendor will, and shall procure that the other Relevant Sellers will (so far as it lawfully may) give all reasonable assistance to the Relevant Purchaser to enable the Relevant Purchaser to enforce its rights under such Contract.


14       EMPLOYEES

         The provisions of Schedule 11 shall apply.


15       EMPLOYEE BENEFIT ARRANGEMENTS

         The provisions of Schedule 12 shall apply.


16       THE BUSINESS SELLERS' PROPERTIES IN ENGLAND AND WALES

         The provisions of Schedule 14 shall apply.


17       REIMBURSEMENT OF EXPENSES

         If the condition set out in Clause 4.1.1 is not satisfied then the Vendor will reimburse the Purchaser for all of its professional and other fees, costs and expenses incurred in the conduct of its due diligence investigations into the Global Operations and in negotiating this Agreement, the North American Sale and Purchase Agreement and all other agreements referred to therein up to a maximum of US $5,000,000. The Purchaser will accompany any claim under this Clause with copies of relevant invoices and the Vendor will reimburse such fees, costs and expenses within 7 days of presentation of appropriate invoices.

18       POST-COMPLETION OBLIGATIONS


18.1     THE ASSUMED LIABILITIES

         18.1.1 The Vendor shall procure that if any Relevant Seller becomes aware after Completion of any claim which constitutes or may constitute an Assumed Liability, the Relevant Seller shall as soon as reasonably practicable give written notice thereof to the Relevant Purchaser and shall not admit, compromise, settle, discharge or otherwise deal with such claim without prior consultation with and the prior agreement of the Relevant Purchaser.

         18.1.2 The Vendor shall procure that the Relevant Seller shall at the Relevant Purchaser's expense take such action as the Relevant Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes an Assumed Liability but subject to the Relevant Seller being indemnified and secured to its reasonable satisfaction by the Purchaser against all Losses which may thereby be incurred. In connection therewith the Vendor shall, or shall procure that the Relevant Seller shall, make or procure to be made available to the Relevant Purchaser or its duly authorised agents, at the Relevant Purchaser's cost, on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Operations which have been retained by the Relevant Seller (and shall permit the Relevant Purchaser to take copies thereof) for the purposes of enabling the Relevant Purchaser to ascertain or extract any information relevant to the claim.


18.2     BONDS AND GUARANTEES

         18.2.1 The Purchaser on behalf of itself and the Relevant Purchasers agrees to use its best efforts with the Relevant Sellers' assistance to procure, effective from the Completion Date, the release of the Relevant Seller or any member of the Vendor's Group from such of the bonds or guarantees issued by banks on behalf of any of them in respect of the Operations as shown in
                 Schedule 18

                 (for the period up to and including 31 December 1998) as relate to any of the Contracts, and after 31 December 1998 to Completion for such bonds or guarantees entered into in the ordinary course of the Operations or in any event as soon as practicable after Completion.

         18.2.2 After Completion but prior to such release the Purchaser on behalf of itself and the Relevant Purchasers undertakes to the Vendor (for itself and as trustee for the Relevant Sellers and each member of the Vendor's Group) to keep each member of the Vendor's Group fully, indemnified against any Liabilities arising after Completion, but only to the extent of any Relevant Purchaser's or Group Companies' actions relating to any such bonds or guarantees referred to in Clause 18.2.1 or their respective underlying contracts or tenders.

         18.2.3  After Completion if any of the bonds referred to in Clause
                 18.2.1 are called then the Relevant Seller, failing which the Vendor, will indemnify the Relevant Purchaser for any loss related thereto which is attributable to the actions of any Relevant Seller or Group Company (as the case may be) before Completion as agreed to by the Vendor and Purchaser.


18.3     VENDOR'S GENERAL OBLIGATIONS

         If at any time after Completion, any Business Seller or any member of the Vendor's Group receives any monies (other than insurance proceeds) in respect of any Claim or in respect of any Receivable, then the Vendor shall procure that the relevant Business Seller or member of the Vendor's Group shall pay to the Purchaser as soon as reasonably practicable the amount recovered less any Taxation which would not have arisen but for the receipt of such monies.


18.4     VENDOR'S CONTINUING OBLIGATION

         Notwithstanding Completion, the Vendor shall, and shall procure that each of the Relevant Sellers shall, execute such documents and do such acts and things as the

         Purchaser may reasonably require for the purpose of giving to the Relevant Purchasers the full benefit of all the provisions of this Agreement.


18.5     NAME

         18.5.1 The Purchaser shall, subject to Clause 18.5, have the right to continue to use and the right to sublicence any of the Relevant Group Companies to use (but only for so long as such remain subsidiaries of the Purchaser) any trade marks and trade names used by the Vendor in relation to the Operations and which are not comprised in the Assets sold hereunder on a royalty free, non-exclusive basis for a period of 12 months from the Completion Date but solely on the products on and in the manner in which they were being used immediately before Completion; provided that after 30 days from Completion (or Subsequent Completion as the case may be) the Purchaser shall, or shall procure that the Relevant Purchaser shall, use reasonable endeavours to make clear on all publicity material (excluding factory signs), cheques letterheads and invoices that the relevant Businesses and Group Companies are part of the Purchaser's Group.

         18.5.2 The Purchaser shall be entitled to use and have the right to sublicence to any member of the Purchaser's Group (but only for so long as such remain subsidiaries of the Purchaser) the name "BICC" in conjunction only with the name "General Cable" as the name of any corporate entity, partnership, or other vehicle which, in all cases, is primarily involved in the manufacture, sale or distribution of cables.

         18.5.3 The Purchaser shall be entitled to use and have the right to sublicence to any member of the Purchaser's Group (but only for so long as such remain subsidiaries of the Purchaser) the name "Brand Rex" only preceded by the name "General Cable" as the name of any corporate entity, partnership or other vehicle which, in all cases, is solely involved in the manufacture, sale or distribution of Specialty Cables in the United States of America, Canada or Mexico.

         18.5.4 The Purchaser shall not be entitled to register or use in any manner whatsoever the trade mark "Brand Rex" or any confusingly similar trade mark on any Data Cable product wherever manufactured or sold. The Purchaser acknowledges that the Vendor shall be entitled to use "Brand Rex" name on any Data Cable product world-wide and on any Specialty Cables (other than sales to customers located in the United States, Canada or Mexico).

         18.5.5 The Vendor shall not be entitled to apply for a trade mark registration, register or use in any manner whatsoever employ the trade mark "Brand Rex" on any Specialty Cable sold to manufacturers located in the United States, Canada or Mexico.

         18.5.6 The Purchaser shall procure that within three months of Completion (or such later date as the Vendor may agree) it will remove "BICC" from the name of each Group Company which uses such name as part of its corporate name, save to the extent otherwise permitted by clause 18.5.2.

         18.5.7 The Vendor shall procure that within three months of Completion (or such later date as the Purchaser may agree), it shall change the name of any company within the Vendor's Group to exclude the word "Pyrotenax" or any combination of words "Rod and Wire" and "Thermoheat and Wire".

         18.5.8  For the purpose of this Clause 18.5:

                 (i) Specialty Cables are cables sold for use in Airplanes, Ships, Locomotives, Trucks, or other forms of vehicular transport (or otherwise currently manufactured in the United States by the Brand Rex division of BICC Cables Corporation other than Data Cables; and

                 (ii) Data Cables are cables primarily intended for the transmission of data in local or wide area networks, examples being category 5, 6, and 7 data cables.

18.6     LEGAL ASSIGNMENTS OF RECEIVABLES

         If it becomes necessary for the Business Purchaser of the Business in the United Kingdom to enforce any Receivable relating to the Business in the United Kingdom against the relevant debtor, then if so requested by the Purchaser, the Vendor and the Purchaser agree to procure that the Relevant Seller and the Relevant Purchaser enter into a legal assignment of the relevant Receivable.


18.7     WASTE REGULATIONS

         The Purchaser shall, and shall procure that each of the Relevant Purchasers shall, use its reasonable endeavours to supply any relevant records, correspondence and information necessary for the Vendor and/or any other Relevant Seller to meet its residual obligations relating to the Operations in respect of the period up to Completion under the relevant national requirements relating to the EC Producer Responsibility Packaging Waste Regulations.


18.8     RETAINED INTELLECTUAL PROPERTY AND RETAINED KNOW HOW

         18.8.1 The Vendor hereby grants and shall procure that each member of the Vendor's Group shall grant to each of the Relevant Purchasers with effect from Completion a royalty-free, irrevocable, perpetual licence to use the Retained Intellectual Property and Retained Know-How required for the Operations (as carried on at Completion) to be used for the purposes of the Operations, as each of the Operations develop from time to time, with a right to sub-licence to other members of the Purchaser's Group (so long as such remain Subsidiaries of the Purchaser's Group).


18.9     DOMAIN NAMES

         The Vendor shall cancel or procure the cancellation of the domain name registration "biccceat.com" and shall take all reasonable steps to procure the transfer, to the Purchaser of the domain names "supertension.com" and "cryobicc.com" and to the extent that the Vendor is unable to procure such transfer it shall procure that the relevant domain name registrations are cancelled.

18.10    REDUNDANCY REIMBURSEMENT

         18.10.1 The Vendor shall reimburse the Purchaser for 50 per cent of all actual cash expenditure incurred by the Vendor up until the Completion Date or the Purchaser or, as the case may be, any Relevant Purchaser thereafter until 31 December 1999 up to a maximum of(pound)6,000,000 (six million pounds) in respect of redundancy and reorganisation costs which would be properly chargeable against the reorganisation provision of(pound)10 million identified in note 7 to the accounts relating to the Global Operations in the agreed terms and other redundancy provisions of(pound)2,000,000 (two million pounds) in such Accounts.

         18.10.2 The Vendor shall make payment required to be made under Clause 18.10.1:

                 (i) in respect of cash expenditure made prior to the Completion Date at Completion; and

                 (ii) in respect of cash expenditure made by the Purchaser or Relevant Purchaser within ten Business Days of receipt of appropriate evidence demonstrating that the appropriate expenditure has been made.


18.11    EUROPEAN EMPLOYEE INDEMNITY

         The Vendor (on behalf of itself and the Relevant Seller) shall fully indemnify and keep indemnified the Purchaser (on behalf of itself and the Relevant Purchaser) from and against all and any Losses which the Relevant Purchaser may incur in relation to any European Employee who, at the date of this Agreement, earns a basic salary which exceeds (pound)200,000 per annum, where such Losses arise solely as a result of or in connection with the change of his employer (provided such change is significant and to his detriment) occurring by virtue of the Transfer Provisions under the relevant European Country and/or the entering into and or completion of this Agreement.

19       RESTRICTIVE COVENANTS


19.1     SCOPE OF RESTRICTIVE COVENANT

         In order to protect the goodwill of the Operations and the Confidential Information (as defined in Clause 21.2.5 for the purposes of Clause 21.2.1) the Vendor agrees with the Purchaser that without the prior consent in writing of the Purchaser it will not and it will procure that to the extent that it is able to do so that no member of the Vendor's Group will directly or indirectly, whether by itself, its employees or agents and whether on its own account or on behalf of or in conjunction with or through the medium of any other person, firm or company or otherwise howsoever, for a period beginning on Completion and ending three years after the date of this Agreement:

         19.1.1 carry on or be otherwise engaged or interested in any capacity (whether for reward or otherwise) in, any business which competes with any of the Businesses anywhere in the world where the Operations are currently carried on;

         19.1.2 in relation to the Businesses, solicit or canvass, seek to procure or accept orders from or otherwise do business with or procure directly or indirectly any other person to procure orders from or do business with any person, firm, company or other organisation who or which:

                 (i) was a customer, supplier or agent of the Vendor or any Group Company in relation to any of the Businesses at any time during the two years prior to Completion; or

                 (ii) at the date of Completion was in the process of negotiating to do business with the Vendor or any Group Company in relation to any of the Businesses;

                 or otherwise interfere or seek to interfere with, or with the continuance of, the supply of goods or services to or by the Businesses (or any of them) PROVIDED THAT this paragraph shall not preclude any member of the Vendor's Group from doing business with any person who is or was a customer, supplier or agent of the Vendor's Group prior to Completion in relation to any business of the Vendor's Group which is not being transferred under this Agreement;

         19.1.3 (with a view to employment) solicit or entice away, or endeavour to solicit or entice away, from the Purchaser or any Group Company, any Senior Employee who at Completion was employed or otherwise engaged by the Vendor (or any Relevant Seller) in relation to any of the Businesses and whose employment was transferred to the Purchaser on Completion (PROHIBITED EMPLOYEES) (provided that nothing in this paragraph shall prevent any member of the Vendor's Group from making generalised employment searches, by advertisement or by engaging firms to conduct searches which are not focussed on Prohibited Employees).


19.2     EXCLUSIONS FROM RESTRICTIVE COVENANT

         The restriction in Clause 19.1 shall not operate to prohibit:

         19.2.1 the Vendor from holding in aggregate up to 10 per cent of the shares of any company which carries on or is about to carry on any such business as is mentioned in this clause and the shares of which are listed or dealt on a recognised stock exchange;

         19.2.2 the Vendor from fulfilling any obligation of the Vendor pursuant to this Agreement or the Asset and Share Purchase Agreement dated 26 February 1999 between the Vendor, Corning International Corporation and Corning Incorporated or any General Services and Supply Agreements;

         19.2.3 the Vendor from carrying on any business not sold to the Purchaser pursuant to the terms of this Agreement in particular the business presently carried on under the name "BICC Brand Rex" with manufacturing facilities outside the United States, Canada and Mexico to be renamed "Brand Rex"; or

         19.2.4 the Companies specified in Part 2 of Schedule 5 from carrying on their business up to the date of Subsequent Completion (or if Subsequent

                 Completion does not so occur, indefinitely) where the sale and purchase of those Companies are not completed on or with effect from the Completion Date.


19.3     SEPARATE AND INDEPENDENT RESTRICTION

         Each of the restrictions in Clause 19.1.1, 19.1.2, 19.1.3 and 19.1.4 shall constitute an entirely separate and independent restriction on the Vendor.


20       GUARANTEES


20.1     VENDOR'S GUARANTEED OBLIGATIONS

         In consideration of the Purchaser's Guarantor entering into the guarantee in Clause 20.3, the Vendor hereby unconditionally and irrevocably guarantees to the Purchaser and/or the Relevant Purchaser (as the case may be) the due and punctual performance and observance by the Relevant Sellers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement or any Subsidiary Agreement or the Tax Deed of Covenant (the VENDOR'S GUARANTEED OBLIGATIONS).


20.2     RELEVANT SELLERS DEFAULT

         If and whenever any of the Relevant Sellers defaults for any reason whatsoever in the performance of any of the Vendor's Guaranteed Obligations the Vendor shall forthwith upon written demand served in accordance with this Agreement unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Vendor's Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Purchaser or the Relevant Purchaser (as the case may be) as it would have received if the Vendor's Guaranteed Obligations had been duly performed and satisfied by the Relevant Seller.

20.3     PURCHASER'S GUARANTEED OBLIGATIONS

         In consideration of the Vendor entering into this Agreement, the Purchaser's Guarantor hereby unconditionally and irrevocably guarantees to the Vendor and/or the Relevant Seller (as the case may be) the due and punctual performance and observance by the Purchaser and the other Relevant Purchasers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement or any Subsidiary Agreement (the PURCHASER'S GUARANTEED OBLIGATIONS).


20.4     PURCHASER'S DEFAULT

         If and whenever any of the Relevant Purchasers defaults for any reason whatsoever in the performance of any of the Purchaser's Guaranteed Obligations, the Purchaser's Guarantor shall forthwith upon written demand served in accordance with this Agreement unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser's Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Vendor or the Relevant Seller (as the case may be) as it would have received if the Purchaser's Guaranteed Obligations had been duly performed and satisfied by the Relevant Purchaser.


21       OTHER PROVISIONS


21.1     ANNOUNCEMENTS

         21.1.1 Pending Completion or, in relation to the relevant part of the Operations, any Subsequent Completion, the Vendor and the Purchaser shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, consult together as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any recognised stock exchange or other authorities or to the media or otherwise which either party may desire or be obliged to make regarding this Agreement or any Subsidiary Agreement. Any other communication which the Purchaser or the Vendor may make concerning the foregoing matters shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, be consistent with any such formal announcement or circular as aforesaid.

         21.1.2 Subject to Clause 21.1.1, neither party shall pending Completion or, in relation to the relevant part of the Operations, any Subsequent Completion, make or authorise or issue any formal announcement, circular or other communication concerning the subject matter of this Agreement or any Subsidiary Agreement.

         21.1.3 If Completion does not take place, the Purchaser shall forthwith hand over or procure the handing over of all accounts, records, documents and papers of or relating to the Relevant Sellers which shall have been made available to it and all copies or other records derived from such materials and expunge any information derived from such materials or otherwise concerning the subject matter of this Agreement or any Subsidiary Agreement from any computer, wordprocessor or other device containing information Provided that this shall not apply to information available from public records or information acquired by a Relevant Purchaser otherwise than from the Relevant Sellers or their agents.


21.2     CONFIDENTIAL INFORMATION

         21.2.1  The Vendor:

                 (i) shall not and shall procure that no other member of the Vendor's Group or any director, officer or employee or adviser or agent of the Vendor's Group shall disclose to any person Confidential Information; and

                 (ii) shall use all reasonable endeavours to prevent the disclosure of Confidential Information by any person other than by members of the Purchaser's Group.

         21.2.2  The Purchaser:

                 (i) shall not and shall procure that no other member of the Purchaser's Group or any director, officer or employee or adviser or agent of the Purchaser's Group shall disclose to any person Confidential Information; and

                 (ii) shall use all reasonable endeavours to prevent the disclosure of Confidential Information by any person other than by members of the Vendor's Group.

         21.2.3  Clause 21.2.1 does not apply to:

                 (i) disclosure of Confidential Information to or at the written request of a Relevant Purchaser;

                 (ii) disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority or any Stock Exchange;

                 (iii) disclosure of Confidential Information to professional advisers for the purpose of advising a Relevant Seller provided that such advisers shall be made aware of the confidential nature of such information;

                 (iv) disclosure of Confidential Information for the purposes of defending any claim under the Warranties or otherwise under this Agreement (including making any claims or counterclaims against third parties pursuant to Clause 8.4); or

                 (v) Confidential Information which is in the public domain other than by the Vendor's breach of Clause 21.2.1.

         21.2.4  Clause 21.2.2 does not apply to:

                 (i) disclosure of Confidential Information to or at the written request of a Relevant Seller;

                 (ii) disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority or any Stock Exchange;

                 (iii) disclosure of Confidential Information to professional advisers for the purpose of advising a Relevant Purchaser provided that such advisers shall be made aware of the confidential nature of such information; or

                 (iv) Confidential Information which is in the public domain other than by the Purchaser's breach of Clause 21.2.2.

         21.2.5  CONFIDENTIAL INFORMATION means, for the purposes of Clause
                 21.2.1 all information relating to any Group Company's or Business Seller's business, or financial or other affairs (including future plans and targets) of any Group Company or Business Seller and which is not in the public domain and means, for the purposes of Clause 21.2.2, all information relating to the business, financial or other affairs (including future plans and targets) of any company in the Vendor's Group and which is not in the public domain.


21.3     REMEDIES

         21.3.1 This Agreement, the Subsidiary Agreements and the Tax Deed Covenant contain the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The Purchaser on behalf of itself and the other Relevant Purchasers acknowledges that it has not been induced to enter this Agreement by, and so far as is permitted by law and except in the case of fraud, hereby waives any remedy in respect of any warranties, representations and undertakings not incorporated into this Agreement.

         21.3.2 So far as is permitted by law and except in the case of fraud, the parties agree and acknowledge that the only right and remedy which shall be available to a Relevant Purchaser in connection with or arising out of or related to any of the statements contained in the Warranties shall be damages in contract for breach of this Agreement and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy.

         21.3.3 Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

         21.3.4 In Clause 21.3.1 to 21.3.3, this Agreement includes the Disclosure Letter and all documents entered into pursuant to this Agreement.


21.4     SUCCESSORS AND ASSIGNS

         21.4.1 Either the Vendor or the Purchaser may, except as otherwise expressly provided in this Agreement and without the consent of the other, assign to an Associated Company the benefit of all or any of the other party's obligations under this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains an Associated Company.

         21.4.2 This Agreement is, subject to Clause 21.4.1, personal to the parties to it. Accordingly, neither the Purchaser nor the Vendor may, without the prior written consent of the other, assign the benefit of all or any of the other's obligations under this Agreement, nor any benefit arising under or out of this Agreement nor shall the Purchaser be entitled to make any claim against the Vendor in respect of any loss which it does not suffer in its own capacity as beneficial owner of the Shares and/or Businesses.


21.5     VARIATION ETC.

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.


21.6     TIME OF THE ESSENCE

         Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.


21.7     THIRD PARTY COSTS

         The Vendor shall bear all legal, accountancy and other third party costs and expenses incurred by it in connection with this Agreement, the Subsidiary Agreements and the Tax Deed of Covenant and the sale of the Operations. The Purchaser shall bear all such costs and expenses incurred by it and any other Relevant Purchaser.


21.8     INTEREST

         If any Relevant Seller or any Relevant Purchaser defaults in the payment when due of any sum payable under this Agreement, the Subsidiary Agreements or the Tax Deed of Covenant (whether determined by agreement or pursuant to an order of a court or otherwise) their liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 per cent above the base rate from time to time of The Hong Kong and Shanghai Banking Corporation Limited. Such interest shall accrue from day to day.


21.9     SET-OFF

         Under no circumstances shall any amounts (if any) payable by any Relevant Purchaser to any Relevant Seller or by any Relevant Seller to any Relevant Purchaser pursuant to this Agreement be set off against each other.


21.10    LONG STOP LIMITATION OF LIABILITY

         Notwithstanding any other provision in this Agreement or any provision in any Subsidiary Agreement or the Tax Deed of Covenant, under no circumstances shall any Relevant Seller have any liability whatsoever pursuant to this Agreement, any Subsidiary Agreement or the Tax Deed of Covenant following the twentieth anniversary of the date of this Agreement.

21.11    NOTICES

         21.11.1 Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and, other than in relation to Clause 4.5, shall be sufficiently given or served if delivered or sent:

                 (i) in the case of any of the Vendor or Relevant Sellers to such party care of:

                         BICC plc

                         Devonshire House
                         Mayfair Place
                         London W1X 5FH

                         Fax: 0171 409 0070

                         Attention: The Company Secretary of BICC plc

                 (ii) in the case of any of the Relevant Purchasers or the Purchaser's Guarantor to such party care of:

                         General Cable Corporation

                         4 Tesseneer Drive
                         Highland Heights
                         Kentucky 41076

                         Fax: (00 1) 606 572 8444

                         Attention: General Counsel

         21.11.2 Any such notice or other communication shall be delivered by hand or sent by courier, fax or prepaid first class post. If sent by courier or fax such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, in case of service in the United Kingdom, or on the following Business Day in the case of international service. If sent by post such notice or communication shall conclusively be deemed to have been received two Business Days from the time of posting, in the case of inland mail in the United Kingdom, or three Business Days from the time of posting in the case of international mail.

21.12    SEVERANCE

         If any term or provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.


21.13    REFERENCES TO THE REPORTING ACCOUNTANTS

         Whenever any matter is referred under this Agreement (other than Clause
         9) to the Reporting Accountants for determination, the provisions of Clause 9 which apply to the Reporting Accountants' determination of the Net Asset Statement shall apply to their determination of any such matter.


21.14    GENERAL SERVICES AND SUPPLY AGREEMENTS

         The Vendor and Purchaser hereby agree that they will need to settle by Completion or as soon as practicable thereafter the General Services and Supply Agreements.


21.15    TRANSITIONAL SERVICES

         The Vendor agrees to use reasonable endeavours to provide to the Operations such transitional services, such as central payroll and other functions, at cost, as are reasonably requested by the Purchaser and which are required for the Operations for a period of up to 12 months from Completion and the Purchaser shall give at least three months' written notice prior to any termination of the provision of transitional services by the Vendor.


21.16    COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

21.17    GOVERNING LAW AND SUBMISSION TO JURISDICTION

         This Agreement and the Subsidiary Agreements and the documents to be entered into pursuant to them, save as expressly referred to therein, shall be governed by and construed in accordance with English law and the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement, the Subsidiary Agreements and such documents.


21.18    APPOINTMENT OF PROCESS AGENTS

         21.18.1 The Purchaser irrevocably appoints Norose Notices Limited at Kempson House, Camomile Street, London EC3A 7AN as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

         21.18.2 The Purchaser shall inform the Vendor, in writing, of any change in the address of its process agent within 28 days of such change.

         21.18.3 If such process agents cease to have an address in England, the Purchaser irrevocably agrees to appoint new process agents acceptable to the Vendor and to deliver to the Vendor within 14 days a copy of a written acceptance of appointment by its new process agents.

         21.18.4 Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

         IN WITNESS whereof this Agreement has been duly executed on the date first set out above



                SIGNED by Peter Zinkin on           |
                behalf of BICC plc in the           |
                presence of                          - Peter Zinkin
                Mark Stamp                          |
                Linklaters                          |
                One Silk Street
                London EC2Y 8HQ

                SIGNED by Robert J. Siverd          |
                on behalf of GK Technologies,       |
                Incorporated in the presence         - Robert J. Siverd
                of                                  |
                Mauro Mattiuzzo                     |
                Kempson House
                Camomile Street
                London EC3A 7AN

                SIGNED by Robert J. Siverd          |
                on behalf General Cable             |
                Corporation in the presence of       - Robert J. Siverd
                Mauro Mattiuzzo                     |
                Kempson House                       |
                Camomile Street
                London EC3A 7AN

                                   SCHEDULE 1

                                   OPERATIONS

1        England and Wales (all as defined in Part 2 of Schedule 14)

1.1      Erith

                 (i) Design, manufacture, marketing and installation of High Voltage and Extra High Voltage land and subsea cable systems

                 (ii)   Technology research and development

                 (iii)  Jointing and installation training school

1.2      Prescot

                 (i) Design, manufacture and distribution of components for energy cable networks

                 (ii) Management services for BICC Energy Cables in UK, Europe, Africa and the Middle East

                 (iii)  Manufacture of mineral-insulated cable and accessories

                 (iv)   Manufacture of copper rod and wire

1.3      Wrexham (excluding Wrexham II)

                 (i) Design, manufacture and marketing of low and medium voltage power cable systems (mainly for power distribution networks)

                 (ii)   Technology research and development

1.4      Nottingham

                 (i)    Manufacture of wire braid

1.5      Hebburn

                 (i) Manufacture of mineral-insulated thermocouple and heating cable and accessories

                 (ii) Manufacture of monitoring cables for aircraft applications

1.6      Leigh (excluding the Brand Rex Premises)

                 (i) Design, manufacture and marketing of industrial and specialist cables (including compounding)

1.7      Swansea

                 (i)    Sales office

2        ITALY:

2.1      Settimo Site

                 (i) Design manufacture and marketing of low and medium voltage power cable systems (mainly for power distribution networks)

                 (ii)   Compound unit (elastomeric)

2.2      Ascoli Site

                 (i) Design and manufacture of general industrial and metallic telecommunications cables.

3        SPAIN:

         Manlleu Site             -
                                   | Design, manufacture and marketing of both
                                   | transmission and distribution land power
         Montcada Site             | cable systems and construction power and
                                   | wiring cable systems and general industrial
                                   | cables
         Abrera Site              -


         Barcelona Site

                 (i)    Management services for energy cables

3.5      Teulada Site             -
                                   |
                                   |
3.6      Pamplona Site             | Sales Services
                                   |
                                   |
3.7      Seville Site              |
                                   |
                                   |
3.8      Bilbao Site               |
                                   |
                                   |
3.9      Valencia Site            -


4        NORWAY:

                 (i)    Distribution services

5        BRAZIL:

                 (i)    Import and sales services for energy cables

6        PORTUGAL:

6.1      Morelena Site

                 (i) Design, manufacture and marketing of distribution power cable systems, construction power and wiring cable systems and metallic telecom cables, optical cables and general industrial cables

                 (ii)   Management services

6.2      Oporto Site

                 (i)    Sales services for energy and metallic telecom cables

7        MOZAMBIQUE:

                 (i)    Manufacture and sale of energy cables

8        ANGOLA:

                 (i)    Sale of energy cables

9        DUBAI:

                 (i) Design, manufacture and marketing of distribution and construction power and wiring cable systems

10       EGYPT:

10.1     Site at Giza, Cairo

                 (i) Design, manufacture and marketing of construction wiring cables systems

10.2     Zamalek Site

                 (i)    Sales/management services

11       JERSEY:

                 (i)    Holding company services for Egyptian companies

12       ZIMBABWE:

         Harare Site

                 (i) Design, manufacture and marketing of energy distribution and construction power and wiring cable systems and metallic telecom cables

                 (ii)   Management services

13       CHINA:

13.1     Shanghai Site

                 (i)    Sales services

13.2     Beijing Site

                 (i)    Representative office

14       NEW ZEALAND:

14.1     Christchurch Site

                 (i) Design, manufacture and sale of energy and metallic telecommunication cables systems

                 (ii)   Sale only of optical cables


14.2     Wellington Sites          - Distribution of energy and telecom cables;
                                    |
14.3     Auckland Site             - administration and sales

15       FIJI:

                 (i)    Design, manufacture and sale of energy cables

16       SINGAPORE:

16.1     Office at 435 Orchard Road (17th Floor)

                 (i)    Sales services

16.2     Office at 435 Orchard Road (21st Floor)

                 (i)    Management services

16.3     Pasir Panjang Sites

                 (i)    Management/sales services

17       MALAYSIA:

         Kuala Lumpur Sites (Shah Alam and Bukit Raja)

                 (i) Design, manufacture and sale of energy cables and aluminium rod

18       INDONESIA:

         Jakarta Site

                 (i) Design, manufacture and sale of energy and optical telecom cables (non-operational)

19       HONG KONG:

         Wanchai and Chai Wan Sites

                 (i)    Sales services for energy cables

20       SAUDI ARABIA:

                 (i)    Sales Services

21       ABU DHABI:

                 (i)    Sales Services

22       QATAR:

                 (i)    Sales Services

23       BAHRAIN:

                 (i)    Sales Services

24       ARGENTINA:

                 (i)    Distribution Services

25       THAILAND:

         Bangkok Site

                 (i)    Sales Services

26       TAIWAN:

                 (i)    Representative Office

27       GERMANY:

         Britz and Kopernick Sites

                 (ii) Design, manufacture and marketing of medium-voltage and other energy cables and metallic telecom cables

                 (iii) Design, manufacture and marketing of optical power ground wire

                                   SCHEDULE 2

                                     PART 1

                    DETAILS OF THE SHARES AND THE BUSINESSES

1        Particulars of Share Sellers and Shares to be Sold


                 (1)                                     (2)
         NAME OF SHARE SELLER                       COMPANIES AND
                                                     SHARES SOLD
                                          (*100% OF THE ISSUED SHARE CAPITAL)

1.1      BICC Cables Energia y      (i) BICC General Cable SA*
         Comunicaciones SA          510,000 nominative shares of 5,000 pesetas each

1.2     BICC Overseas Investments   (i) BICC Ceat Cavi Srl*
        Limited                     nominal quota of 80,000,000,000 lire

                                    (ii)  BICC Portugal SGPS SA*

                                    600,000 non-redeemable shares of Esc 1,000 each and
                                    875,000 redeemable shares of Esc 1,000 each

                                    (iii) BICC CAFCA Limited

                                    2,046,630 ordinary shares of Z$0.50 each in the name of
                                    BICC Overseas Investments Limited and 21,029,544
                                    ordinary shares of Z$0.50 each in the name of Midland
                                    Bank Nominees
                                    (74% of the issued share capital)

                                    (iv) Dubai Cable Co. Limited

                                    11,955 shares of Dhs 1,000 each
                                    (30% of the issued share capital)

                                    (v) BICC Cables Asia-Pacific Pte Ltd

                                    95,779,000 "A" shares of S$1 each
                                    (50% of the issued share capital)

1.3      BICC plc                   (i)  BICC - Ducab Investments Limited

                                    2,285,002 ordinary shares of(pound)0.01 each
                                    (50% of the issued share capital)

                                    (ii)  RPG-BICC Power Cables Pvt Ltd

                                    260,013 shares of 10 Rp each
                                    (26% of the issued share capital)



                 (1)                                     (2)
         NAME OF SHARE SELLER                       COMPANIES AND
                                                     SHARES SOLD
                                          (*100% OF THE ISSUED SHARE CAPITAL)

1.4      BICC International Holdings   (i) BICC Cables Asia Pacific Pte Ltd
         Pty Limited
                                       95,779,000 "B" shares of S$1 each
                                       (50% of the issued share capital)

1.5      BICC Holdings New Zealand     BICC Cables New Zealand Limited*
         Limited
                                       48,200 ordinary shares of NZ$1 each

1.6      BICC Cables Pty Ltd           (i) Dominion Wire & Cables Limited

                                       153,000 ordinary shares of F$1 each
                                       (51% of the issued share capital)

1.7      Electric Transmission Limited (i) Trans-Power Cables Pte Ltd*
                                       1,500,000 ordinary shares of S$1 each

1.8      Mayfair Place Investments     (i) BICC Supertension Cables (1980) Limited*
         Limited
                                       98 ordinary shares of (pound)1 each and 4,999,900 redeemable ordinary shares of (pound)1 each held in the name of Mayfair
                                       Place Investments and 2 ordinary shares of (pound)1 each held by Bical Nominees Limited

1.9      BICC Cables Projects          (i) 50% interest in Kaiser KWO Kabel Engergie Gmbh & Co
         Limited
                                       (ii) 50% interest in Kaiser KWO Kabel Telekom Gmbh & Co


2        PARTICULARS OF THE SUBSIDIARIES


JURISDICTION                 COMPANY                                 BICC SHAREHOLDER

2.1     Portugal             BICC Celcat, Cabos de Energia de        BICC Portugal SGPS SA (50.7%)
                             Telecomunicacoes SA

2.2     Mozambique           Cel Moque-Fabrica Nacional de           BICC Celcat, Cabos de Energia e
                             Contudores Electricos SARL              Telecomunicacoes SA (29%)
                                                                     BICC CAFCA Limited (18%)

2.3     Angola               Condel-Fabrica de Contudores            BICC Celcat, Cabos de Energia e
                             Electricos de Angola SARL               Telecomunicacoes SA

2.4     Egypt                BICC Egypt SAE                          BICC - Ducab Investments Ltd

2.5     Egypt                BICC Egypt Trading Ltd                  BICC Egypt SAE

2.6     Zimbabwe             BICC (Central Africa) (Private)         BICC CAFCA Limited
                             Limited

2.7     Zimbabwe             Zimbabwe Cables (Pte) Limited           BICC CAFCA Limited

2.8     Norway               BICC NORSPA A/S                         BICC General Cable SA (51%)

2.9     Brazil               BICC Novacoes Ltda                      BICC General Cable SA (80%)

2.10    Argentina            BICC Cables Argentina SA                BICC General Cable SA
                                                                     (1 share is owned by BICC
                                                                     Cables Energia y
                                                                     Comunicaciones, SA)

2.11    Brunei               BICC Cables (Brunei)                    BICC Energy Cables Pte Ltd
                             Sdn Bhd

2.12    Singapore            BICC  Energy Cables Pte Ltd             BICC Cables Asia - Pacific Pte Ltd

2.13    China                BICC Cables China Ltd                   BICC Cables Asia - Pacific Pte Ltd

2.14    Malaysia             Power Cables Malaysia                   BICC Cables Asia - Pacific Pte Ltd
                             Sdn Bhd                                 (40%)

2.15    Malaysia             BICC (Malaysia) Sdn Bhd                 BICC Cables Asia - Pacific Pte Ltd
                                                                     (30%)

2.16    Malaysia             BICC Cables Malaysia Pte Ltd            BICC Cables Asia - Pacific Pte Ltd

2.17    Singapore            Reliance Cables Pte Ltd                 BICC Cables Asia - Pacific Pte Ltd

2.18    Indonesia            PT BICC Berca Cables                    BICC Cables Asia - Pacific Pte Ltd
                                                                     (50%)

2.19    Bahrain              BICC Middle East Traders                Dubai Cable Co Ltd (45%)

2.20    Qatar                JBK BICC                                Dubai Cable Co Ltd (49%)

2.21    Abu Dhabi            BICC Al Jallaf                          Dubai Cable Co Ltd (49%)


                                   SCHEDULE 2

                                     PART 2

        PARTICULARS OF THE BUSINESS SELLERS AND THE BUSINESSES TO BE SOLD

                 (1)                                   (2)

        NAME OF BUSINESS SELLER                BRIEF DESCRIPTION OF

                                              BUSINESS/ASSET TO BE SOLD

1        BICC plc                           See paragraph 1 of Schedule 1

2        BICC Cables Limited                The benefit of the Contracts
                                            entered into by it as undisclosed
                                            agent for any Vendor Group
                                            Company in relation to the
                                            Businesses

3        BICC Components Limited            The benefit of the Contracts
                                            entered into by it as undisclosed
                                            agent for any Vendor Group
                                            Company in relation to the
                                            Businesses.

                                   SCHEDULE 3

                           ALLOCATION OF CONSIDERATION



The Purchase Price shall be allocated between the Shares and the Businesses as follows:



                 (1)                    (2)                          (3)                                 (4)
            NAME OF SELLER          JURISDICTION               PARTICULARS OF                       ALLOCATION
                                                             COMPANY/BUSINESSES                        (POUND)

3.1        BICC plc                    UK                   Sale of assets- see                     96,000,000
                                                            paragraph 1 of Schedule 1


3.2        BICC plc                    Jersey               BICC - Ducab Investments                   nominal
                                                            Limited

3.3        BICC plc                    India                RPG - BICC Power Cables                    nominal
                                                            Pvt Ltd.

3.4        BICC Cables Energia         Spain                BICC General Cable SA                   19,000,000
            y Comunicaciones SA

3.5        BICC Cables Projects        Germany              Kaiser KWO Kabel                        10,000,000
           Limited                                          Energie GmbH & Co and
                                                            Kaiser KWO Kabel Telekom
                                                            GmbH & Co

3.6        BICC Overseas               Dubai                Dubai Cable Co. Limited                 23,000,000
           Investment Limited

3.7        BICC Overseas               Italy                BICC Ceat Cavi Srl                       1,000,000
           Investments Limited

3.8        BICC Overseas               Portugal             BICC Portugal SGPS SA                    3,400,000
           Investments Limited

3.9        BICC Overseas               Zimbabwe             BICC CAFCA Limited                       1,000,000
           Investments Limited

3.10       BICC Overseas               Malaysia,            BICC Cables Asia-Pacific Pte             1,500,000
           Investments Limited         Singapore,           Limited
                                       Indonesia and
                                       China

3.11       BICC International          Malaysia,            BICC Cables Asia-Pacific Pte             1,500,000
           Holdings Pty Limited        Singapore,           Limited
                                       Indonesia and
                                       China



3.12       BICC Holdings New           New Zealand          BICC Cables New Zealand                 11,000,000
           Zealand Limited                                  Limited

3.13       Electric Transmission       Singapore            Trans-Power Cables Pte Ltd               1,000,000
           Limited

3.14       Mayfair Place               UK                   BICC Supertension Cables                   200,000
           Investments Limited                              (1980) Limited

3.15       BICC Cables Pty Ltd         Fiji                 Dominion Wire & Cables                   2,000,000
                                                            Limited

         The allocation of the Purchase Price between each of the Business Sellers' Assets included in a sale of a Business shall, subject to Clause 9.6.6 (iii) of the Agreement, be agreed between the Vendor and the Purchaser within seven Business Days prior to Completion or, failing agreement within this period, shall be referred to the Reporting Accountants for determination, such determination to be made by Completion.

         Adjustments to the Purchase Price (pursuant to Clause 9 or otherwise) shall be allocated as agreed between the Vendor on behalf of itself and the other Relevant Sellers and the Purchaser on behalf of itself and the other Relevant Purchasers, or failing agreement, as determined by the Reporting Accountants on the application of either party.

                                   SCHEDULE 4

                            INTERNAL REORGANISATIONS

1 BICC Brand Rex Inc and BICC Brand Rex Pte Ltd will be sold by BICC Cables Asia - Pacific Pte Ltd to BICC Overseas Investments Ltd.

2 BICC General Cable SA will distribute surplus cash by way of dividend to BICC Cables Energia y Communicaciones SA; and/or BICC Cables Energia y Communicaciones SA will subscribe further equity in BICC General Cable SA to the extent necessary to enable BICC General Cable SA to repay all indebtedness.

3 BICC Holdings New Zealand Limited will subscribe for further equity in BICC Cables New Zealand Limitd to discharge a net intra-group liability of NZ$ 115 million.

4 BICC Overseas Investments Ltd will subscribe for equity in BICC Ceat Cavi Srl to the extent necessary for BICC Ceat Cavi Srl to repay substantially all indebtedness and to eliminate any deficiency of net assets.

5 The shares which BICC Ceat Cavi Srl owns in BICC Cables Energia y Communicaciones SA will be disposed of by BICC Ceat Cavi Srl either by sale to BICC Overseas Investments Ltd or by BICC Cables Energia y Communicaciones SA redeeming the said shares.

6 BICC plc will subscribe for further shares in BICC Ducab Investments Ltd to enable BICC Ducab Investments Ltd to subscribe for further shares in BICC Egypt SA.

7 100% of the shares in General Cable Sistemas SA are expected to be transferred to BICC General Cable S.A. by 17 April 1999.

8 BICC plc may subscribe further equity in BICC Cables Asia - Pacific Pte Ltd to enable it or its 100% subsidiaries to discharge all indebtedness.

9 BICC will continue to negotiate with Hong Kong and Shanghai Banking Corporation Limited (Indonesia branch) to finalise the documentation relating to the loan arrangements with PT BICC Berca Cables.

10 Recapitalisation of BICC Cables Asia-Pacific Pte and possible disposals and/or liquidations by BICC Cables Asia-Pacific Pte of dormant companies.

11 BICC General Cable SA will sell the property kown as c/Cresques 18-40, Buen Pastor, Barcelona, Spain to BICC Cables Energia y Comunicaciones S.A. or to another entity nominated by BICC Plc.

                                   SCHEDULE 5

       CONDITIONS APPLICABLE TO THE PURCHASE OF CERTAIN SHARES/BUSINESSES


                (1)                                                   (2)
          COMPANY/BUSINESS                                         CONDITION

PART 1

 (I) BICC Ceat Cavi Srl                         The Italian Antitrust Authority having received due
                                                notification of the proposed acquisition of the
                                                Business by the Purchaser or by the Relevant
                                                Purchaser pursuant to Act 287/1990 and (i) having
                                                issued within the subsequent 30 (thirty) days its
                                                decision not to start an investigation into such
                                                proposed acquisition in accordance with section
                                                16.4 of Act 287/1990 or (ii) having issued within
                                                such time period no decision and no request to be
                                                supplied with further information and/or documents
                                                in addition to the information and/or documents
                                                supplied by the Purchaser or the Relevant Purchaser
                                                as part of the above notification.

(II) the Business in the United Kingdom         The receipt by one or both of the parties of a
                                                statement in writing by the Minister for
                                                Enterprise, Trade and Employment of Ireland,
                                                indicating that she has decided not to make an
                                                order under section 9 of the Mergers, Takeovers and
                                                Monopolies (Control) Act, 1978 (as amended) in
                                                relation to the sale contemplated by the Agreement
                                                or, in the event of a conditional order under that
                                                Act having been made by the Minister, the parties,
                                                acting reasonably, being satisfied with and
                                                accepting the conditions of that order.



                (1)                                                   (2)
          COMPANY/BUSINESS                                         CONDITION

(iii)  BICC Cables New Zealand Limited       1. Receipt by the Purchaser, in writing on terms
                                                acceptable to the Purchaser, of any clearances or
                                                authorisations as may be considered reasonably
                                                necessary by the Purchaser under Part III of the
                                                Commerce Act 1986 for the implementation of this
                                                Agreement.

                                             2. Receipt by the Purchaser, in writing on terms
                                                reasonably acceptable to the Purchaser, of any
                                                consents required under the Overseas Investment
                                                Regulations 1995 for the implementation of this
                                                Agreement.

PART 2

(i) Dubai Cable Co Limited and               1. Receipt of the consent of Dubai Cable Company
BICC-Ducab Investments Limited                  Limited (DUCAB) in a form reasonably satisfactory
                                                to the Purchaser to the transfer of the shares in
                                                BICC-Ducab Investments Limited and a waiver of
                                                Ducab's pre-emption rights in respect thereof.

                                             2. Receipt of a "no objection" letter in a form
                                                reasonably satisfactory to the Purchaser from the
                                                legal adviser to the Ruler to the transfer of the
                                                shares in Ducab.

                                             3. Receipt in a form reasonably satisfactory to the
                                                Purchaser of the consent of each of the Government
                                                of Dubai and the General Industrial Corporation of
                                                Abu Dhabi to the transfer of the shares in Ducab
                                                and the waiver of their pre-emption rights in
                                                respect


                (1)                                                   (2)
          COMPANY/BUSINESS                                         CONDITION

                                                thereof.

                                             4. Receipt by the Purchaser of a waiver, in a form
                                                reasonably satisfactory to the Purchaser, from each
                                                of the Nationale Society General Bank SA and
                                                International Company for Electrical and
                                                Electronics Industries SAE of their right of
                                                termination for change of control pursuant to the
                                                joint venture agreement in respect of BICC Egypt
                                                SAE.

                                             5. Receipt by the Purchaser of any consent, in a form
                                                reasonably satisfactory to the Purchaser, of the
                                                Egyptian General Authority for Investment required
                                                in respect of the change of control of BICC Egypt
                                                SAE.


(ii)  BICC CAFCA Limited                     1. Receipt of a waiver or appropriate release, in a
                                                form reasonably satisfactory to the Purchaser, from
                                                any obligations under the rules of the Zimbabwe
                                                Stock Exchange to make a bid for all the shares in
                                                BICC CAFCA Limited.

                                             2. Receipt by the Purchaser, in a form reasonably
                                                satisfactory to the Purchaser, of any permission
                                                required from the Reserve Bank of Zimbabwe pursuant
                                                to the Exchange Control (General) Order, 1996.



                (1)                                                   (2)
          COMPANY/BUSINESS                                         CONDITION

(iii) BICC Cables Asia-Pacific Pte Ltd and   1. Receipt by the Purchaser of a waiver, in a form
Trans-Power Cables Pte Ltd                      reasonably satisfactory to the Purchaser, from PT
                                                Berca Indonesia in respect of its right of
                                                termination for change of control pursuant to the
                                                joint venture agreement in respect of PT BICC Berca
                                                Cables Limited.


(iv)  Dominion Wire & Cables Limited         1. Receipt by the Purchaser of the consent, in a
                                                form reasonably satisfactory to the Purchaser, of
                                                the Reserve Bank of Fiji to the transfer of shares
                                                in Dominion Wire and Cable Limited.

                                             2. Receipt by the Purchaser of the consent, in a
                                                form reasonably satisfactory to the Purchaser, of
                                                the other shareholder in Dominion Wire and Cable
                                                Limited to the transfer of the shares therein, and
                                                the waiver of its pre-emption rights in respect of
                                                such shares.


(v) RPG-BICC Power Cables Pvt Ltd            1. Receipt by the Purchaser of the consent, in a
                                                form reasonably satisfactory to the Purchaser, of
                                                RPG Industries Limited to the transfer of the
                                                shares in RPG-Orion Power Cables Limited and the
                                                waiver of its pre-emption rights in respect
                                                thereof.

                                             2. Receipt by the Purchaser of the consent, in a
                                                form reasonably satisfactory to the Purchaser, of
                                                the Reserve Bank of India to the transfer of the
                                                shares in RPG-Orion Power Cables Limited.

(vi) BICC Portugal SGPS SA                   1. Receipt by the Purchaser of a waiver, in a form



                (1)                                                   (2)
          COMPANY/BUSINESS                                         CONDITION


                                                reasoanbly satisfactory to the Purchaser, from the
                                                Portugese Stock Exchange of the obligation to make
                                                an offer for 100% of the shares in BICC Celcat,
                                                Cabos de Energia de Telecommunicaciones SA


                                   SCHEDULE 6

                                     PART 1

                                   COMPLETION


PART A: COMPLETION


                             (1)                                                (2)
                    RELEVANT JURISDICTION                          RELEVANT COMPLETION LOCATION

1         United Kingdom                            Linklaters & Paines
                                                    1345 Avenue of the Americas
                                                    19th Floor, New York, NY 10105

2         Spain                                     Uria & Menendez,
                                                    Jorge Juan 6, 28001 Madrid

3         Italy                                     Marena, Aghina, Bonvicini e Ludergnani,
                                                    Via degli Omenoni, 2, 20121 Milano

4         New Zealand                               Simpson Grierson,
                                                    Simpson Grierson Building, 92-96 Albert Street,
                                                    Wellesley Street Auckland




PART B: SUBSEQUENT COMPLETION

                             (1)                                                (2)
                    RELEVANT JURISDICTION                          RELEVANT COMPLETION LOCATION

1         Dubai                                     Denton Hall, 501-502 City Tower
                                                    1 Sheikh Zayed Road, P.O. Box 1756
                                                    Dubai

2         Jersey                                    To Be Determined

3         Zimbabwe                                  Scanlen & Holderness
                                                    CABS Centre

                                                    74 Jason Moyo Avenue

4         Germany                                   Oppenhoff & Radler,
                                                    Hohenstaufenring 62, D-50674, Koln

5         Portugal                                  Goncalves Pereira, Castelo Branco & Asociados,



                                                    Praca Marques de Pombal, 1-8(0), 1250-160 Lisbon

6.        Singapore                                 Lee & Lee
                                                    Level 19, UIC Building, No. 5 Slenton Way,
                                                    Singapore 068808

7         Fiji                                      Simpson Grierson,
                                                    Simpson Grierson Building, 92-96 Albert Street,
                                                    Wellesley Street Auckland

8         India                                     To Be Determined


                                   SCHEDULE 6

                                     PART 2



1 On the Completion Date the Vendor shall, or shall procure that the Relevant Seller shall, deliver or make available to the Purchaser (or the Relevant Purchaser):

1.1 evidence of the due fulfilment of the conditions set out in Clause 4 and Schedule 5 for which the Relevant Seller is responsible;

1.2 duly executed transfers or assignments of the Business Sellers' Properties in England and Wales together with the relevant documents of title (duly scheduled) save for the Leased Properties insofar as consents to assign are required but have not been obtained by the Completion Date in which case the relevant provisions of Schedule 14 shall apply;

1.3 such conveyances, transfers, assignments and novations (duly signed or sealed as a deed by the Relevant Seller and, if so reasonably required by the Vendor, the Relevant Purchaser) in relation to the Contracts together with the relative documents of title and such requisite Third Party Consents as the Relevant Seller may have obtained provided that the Vendor shall not be obliged to convey, assign, transfer or novate, or procure the conveyance, assignment, transfer or novation of, any Business Sellers' Assets otherwise than to or in favour of the Purchaser where any relative Third Party Consent is required and has been obtained in favour of the Purchaser only;

1.4 statutory Declarations in agreed terms relating to the matters referred to in the Special Conditions of Sale;

1.5 an undertaking to use reasonable endeavours to assist the Purchaser to answer any requisitions which may be raised by HM Land Registry in connection with any of the Purchaser's applications to register the relevant transfers to the Purchaser of each of the Business Sellers' Properties which are registrable;

1.6 those Business Sellers' Assets comprised in the Operations which are capable of transfer by delivery;

1.7 in each case where the said information is not at the Properties all books, records and other information relating to the Operations or Relevant Employees of the Operations and all information relating to customers, suppliers, agents and distributors and other information relating exclusively or primarily to the Operations or the relevant Employees of the Operations as the Purchaser may reasonably require and copies or, at the Vendor's option, originals of any such books, records, documents or other information in the possession or control of a Relevant Seller which relate only in part to the Operations and which the Purchaser may reasonably require;

1.8 resolutions of the, Board of Directors of each of the Relevant Sellers for acknowledgement or approval of the transfer or assumption of the Businesses or Assumed Liabilities whenever any such acknowledgement or approval is required by law or under the constitutional documents of the Relevant Seller;

1.9 Deeds of Assignment or Novation in the agreed terms for the transfer or novation of all the Contracts in the Operations and with effect from the Completion Date, duly signed by or for the relevant Business Seller and (where necessary) the Purchaser or the Relevant Purchaser;

1.10 subject to the matters specified in paragraph 3.6 of Part 1 of Schedule 14 vacant possession of the Business Sellers' Properties in England and Wales;

1.11 releases in respect of any Encumbrances affecting any of the Business Sellers' Assets or the Businesses;

1.12     the Tax Deed of Covenant duly executed by the Covenantor named in it;

2        OTHER ISSUES

2.1 The Vendor and the Purchaser shall respectively procure that each Relevant Seller and each Relevant Purchaser uses all reasonable endeavours together to procure such transfers of Environment Permits and written notification to any Environment

         Authorities as are required by Environmental Laws or pursuant to any Environmental Permit.

2.2 The Vendor and the Purchaser shall respectively procure that each Relevant Seller and each Relevant Purchaser complies in all respects with its obligations under the relevant Subsidiary Agreement on Completion (or Subsequent Completion, as the case may be).

3        BOARD RESOLUTIONS

         On Completion the Vendor shall procure the passing of board resolutions (to the extent necessary) (if requested by the Purchaser) revoking all existing authorities given to banks (in respect of the operation of its bank accounts) and giving authority in favour of such persons as the Relevant Purchaser may nominate to operate such accounts.

4        STAMP DUTY

         The Vendor and the Purchaser agree to cooperate in mitigating liability to stamp duty (and to procure cooperation by any Relevant Seller and Relevant Purchaser to mitigate such liability) in respect of this Agreement and any document contemplated by this Agreement and in particular to execute any documents in suitable jurisdictions which do not require the payment of stamp duty or any other transaction tax merely because a document is executed there and only to bring such documents into the United Kingdom after informing the other party at least 21 days in advance.

                                   SCHEDULE 6

                                     PART 3

                           VENDOR'S ACCOUNTING PERIODS

Set out below are the dates of the last Business Day of the Vendor's relevant accounting periods for the first four periods following the signing of this
Agreement:

30/04/1999

28/05/1999

02/07/1999

30/07/1999

The last Business Day of such other of the Vendor's accounting periods as may be required for the purposes of this Agreement shall be notified by the Vendor to the Purchaser within 10 Business Days of the date of this Agreement.

                                   SCHEDULE 7

                          PART 1 - NET ASSET STATEMENT

1 The Net Asset Statement shall be prepared in accordance with UK GAAP prevalent as at 31 December 1998, excluding the impact of FRS 11 and on a basis consistent with the Combined Accounts and shall be drawn up in accordance with the provisions of paragraphs 2-6 below, and following to the extent not inconsistent therewith:

1.1 the accounting policies for the relevant parts of the Operations attached as Exhibit B, and to the extent not inconsistent therewith;

1.2 the accounting policies and principles applied in the preparation of the audited accounts relating to the BICC Group for the period ended 31 December 1998 excluding the impact of FRS 11`

2 No account shall be taken of events taking place after Completion and regard shall only be had to information available to the parties to this Agreement at Completion.

3 The Net Asset Statement shall include all assets and liabilities of the Relevant Gorup Companies or those relating to the Operations being transferred other than:

3.1      Cash;

3.2      Third Party Indebtedness;

3.3      Intra-Group Indebtedness;

3.4      Any liability for Taxation; and

3.5      Dividends payable.

4 The Net Asset Statement shall only include the proportionate share of the net assets (as defined in paragraph 3 above) of the Minority Owned Group Companies after taking into account such Group Companies' cash balances and indebtedness - that is the equity accounting method.

5 The Net Asset Statement shall exclude all Intra-Group Indebtedness and all Third Party Indebtedness taken into account in any adjustments to the Purchase Price in accordance with Clause 9.6.

6 The Net Asset Statement shall be expressed in pounds sterling. Amounts in other currencies shall be translated into sterling at the exchange rates specified in the Exchange Cross Rates Table published in the Financial Times, London Edition, prevailing at the Completion Date.

                                   SCHEDULE 7

                     PART 2 - DETERMINATION OF INDEBTEDNESS

1 The Estimated Indebtedness Statements and the Actual Indebtedness Statements shall be drawn up in accordance with the provisions of paragraph 1 of Part 1 of this Schedule 7.

2 The Estimated Indebtedness Statements and the Actual Indebtedness Statements shall be expressed in pounds sterling. Amounts in other currencies shall be translated into sterling at the exchange rates specified in the Exchange Cross Rates Table as published in the Financial Times, London Edition, prevailing at the Completion Date.

3 The provisions of Clause 9.2 shall apply mutatis mutandis to the preparation of the Actual Indebtedness Statements.

4        The Indebtedness Statements


            RELEVANT GROUP                                   INTRA-GROUP              THIRD PARTY
               COMPANY             COUNTER PARTY            INDEBTEDNESS             INDEBTEDNESS     CASH
                                                        Owed to       Owed from
                                                       (negative      (positive
                                                        amount)        amount)
         BICC General
         Cable SA

         BICC NORSPA
         A/S

         BICC Novacoes
         Ltda

         BICC Argentina
         SA

         BICC Ceat Cavi
         Srl

         BICC Portugal
         SGPS SA

         Condel-Fabrica de
         Contudores
         Electricos de
         Angola SARL


         BICC CAFCA
         Limited

         BICC (Central
         Africa) Private Ltd

         Zimbabwe Cables
         (Pte) Ltd

         BICC Cables New
         Zealand Limited

         BICC Cables Asia-
         Pacific Pte Limited

         BICC Energy
         Cagles Pte Ltd

         BICC Cables
         (Brunei) Sdn Bhd

         BICC Cables
         China Ltd

         BICC Cables
         Malaysia Pte Ltd

         Reliance Cables
         Pte Ltd

         BICC-Ducab
         Investments Ltd

         Trans-Power
         Cables Pte Ltd

         BICC
         Supertension
         Cables (1980)
         Limited

         Dominion Wire &
         Cables Limited         ----------------------



                                ----------------------

                                ---------------------------------------

                                ---------------------------------------

                                   SCHEDULE 8

                  WARRANTIES GIVEN BY THE VENDOR UNDER CLAUSE 7

         Unless the context otherwise requires, specific references in this
         Schedule 8 to the BUSINESS SELLERS or to a BUSINESS SELLER shall be deemed to refer to each or such Business Seller only in connection with the Business carried on by the relevant Business Seller (and not to any unrelated business or activity of the relevant Business Seller).

1        AUTHORITY AND CAPACITY

1.1 Each Relevant Seller and each Group Company is a company duly incorporated and validly existing under the laws of its incorporation.

1.2 The Vendor has the legal right and full power and authority to enter into and perform this Agreement and the Tax Deed of Covenant and any other documents to be executed by the Vendor pursuant to or in connection with this Agreement which when executed will constitute valid and binding obligations on the Vendor, in accordance with their respective terms.

1.3 Each of the Relevant Sellers which is a party thereto has the legal right and full power to enter into and perform the Subsidiary Agreements.

1.4 This Agreement, the Tax Deed of Covenant, the Subsidiary Agreements and any other agreements executed or to be executed in connection herewith or therewith, will when duly executed, constitute valid and binding obligations on each of the Relevant Sellers which are party thereto, in accordance with their respective terms.

1.5 The execution and delivery of, and the performance by the Relevant Sellers of their obligations under, this Agreement and the Tax Deed of Covenant and any other documents to be executed by the Relevant Sellers pursuant to or in connection with this Agreement, and the execution and delivery of, and the performance by each Relevant Seller of its obligations under the Subsidiary Agreement to which it is a party and any other documents to be executed by the Relevant Sellers pursuant to or in connection with the Subsidiary Agreements, will not:

         1.5.1 result in a breach of any provision of the constitutional documents of any Relevant Seller or Group Company; or

         1.5.2 subject to the need for any Third Party Consent referred to in Clause 4.1, Schedule 5 or in any Subsidiary Agreement, result in a violation of any law or regulation in any jurisdiction having the force of law or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which any Relevant Seller or Group Company is a party or by which any Relevant Seller or Group Company is bound; or

         1.5.3 result in a material breach of, or constitute a default under, any agreement or instrument to which any Business Seller or Group Company is a party.

1.6 All corporate action required to be taken (i) by the Vendor validly and duly to authorise the execution and delivery of, and (ii) by the Relevant Sellers to exercise rights and perform their obligations under, this Agreement, the Subsidiary Agreements and all such action in relation to the Tax Deed of Covenant and any other documents to be executed by the Relevant Sellers pursuant to or in connection with this Agreement, have been duly taken or will have been duly taken by Completion.

1.7 No Third Party Consent is required to authorise the execution, delivery and validity of this Agreement, the Tax Deed of Covenant or the Subsidiary Agreements or (save as set out in Schedule 5 or in any Subsidiary Agreement) the transfer in favour of the Relevant Purchasers of any of the Shares.

2.       DISCLOSURE LETTER AND DATA ROOM

2.1 The Disclosure Letter (other than documents attached thereto or listed therein as agreed disclosures) has been prepared by the Vendor in good faith and the Vendor has not knowingly included any matter which is untrue or knowingly omitted from it any matter the omission of which would make its contents materially misleading in the context in which it appears.

2.2 So far as the Vendor is aware, each document specified in the Disclosure Letter as being attached thereto or listed therein as an agreed disclosure is a true and complete copy of the original of such document and, so far as the Vendor is aware, there is no later document which supersedes or replaces any such document.

2.3      The Data Room has been collated by the Vendor in good faith.

3        ACCOUNTS AND RECORDS

3.1      COMBINED ACCOUNTS

         The Combined Accounts:

         (a) have been prepared on a basis consistent with the accounting policies and principles set out in paragraph 1, Part 1 of
                  Schedule 7 (excluding the reference to paragraphs 2-6 therein) and the basis of preparation set out therein;

         (b) fairly present in all material respects the state of affairs of the Operations as at the Balance Sheet Date for the financial year ended on that date.

3.2      MANAGEMENT ACCOUNTS

         The Management Accounts have been properly prepared in accordance with the principles set out in Part 1 of Schedule 7.

3.3      ACCOUNTING AND OTHER RECORDS

         The statutory books and books of account and other records of whatsoever kind relating to the Operations are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books. All such books and records and all other documents (including documents of title for all assets owned by the Business Sellers and Group Companies and copies of all subsisting agreements to which any Group Company or Business Seller is a party) are in the possession (or under the control) of the relevant Group Company or Business Seller and no notice or allegation that any is incorrect or should be rectified has been received.

CHANGES SINCE BALANCE SHEET DATE

         3.4.1 Since the Balance Sheet Date, the Operations have been carried on in the ordinary course, without any interruption or alteration in their nature, scope or manner and so as to maintain the same as a going concern.

         3.4.2 During the period between the Balance Sheet Date and the date of this Agreement, there has been no material adverse change in the financial or trading position of the Operations.

         3.4.3 During the period between the Balance Sheet Date and the date of this Agreement, no Wholly Owned Group Company has declared, made or paid to its members any dividend or other distribution, except as provided for in the relevant balance sheet.

         3.4.4 Since the Balance Sheet Date, no Relevant Group Company has allotted or issued or agreed to allot or issue any share or loan capital or any other security giving rise to a right over capital.

         3.4.5 Since the Balance Sheet Date, no Relevant Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital.

4        LEGAL MATTERS

         The Warranties set out at paragraphs 4.1, 4.2 and 4.3 shall not apply to the Properties and no reference to any law or Licence (howsoever expressed) in paragraphs 4.1 or 4.2 below shall be deemed to include a reference (directly or indirectly) to any Environmental Laws (as defined in Schedule 16) or Health and Safety Laws (as defined in paragraph 10 of this Schedule). Save as set out in Schedule 16, it is expressly acknowledged that no representation or warranty is given by or on behalf of the Vendor or the Vendor's Group in this Agreement, in any Subsidiary Agreement or otherwise in respect of any Environmental Laws. The only represenatation or warranty given by or on behalf of the Vendor or the Vendor's Group in respect of Health and Safety Laws is set out in paragraph 10 of this Schedule.

4.1      COMPLIANCE WITH LAWS

         The Operations have at all times been carried on and are being carried on so that there have been no breaches of applicable laws, regulations and by-laws in each country in which they are carried on and there have not been and are not any breaches by any Business Seller or Group Company of its constitutional documents which would have a material adverse effect on the Operations and neither the Vendor nor any Group Company has received notice that there is any investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against any Business Seller or Group Company or any person for whose acts or defaults they may be vicariously liable which will have a material adverse effect upon the Operations, nor has any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body been issued with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, by-law or constitutional document, or requiring it/them to take or omit any action and the Vendor is not aware of any circumstances which are likely to give rise to any such investigation or enquiry.

4.2      LICENCES AND CONSENTS

         Nothing in this paragraph 4.2 applies to Licences of Intellectual Property Rights (including computer software).

         4.2.1 All Third Party Consents (other than those relating to Contracts) which are necessary for the transfer to a Relevant Purchaser of the Operations or any part thereof or the entry into or completion of this Agreement or any Subsidiary Agreement have been obtained (other than those still required, details of which are set out in the Disclosure Letter).

         4.2.2 All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (LICENCES) necessary for carrying on the Operations as now carried on:

                 (i) have been obtained, are in full force and effect, are in the name of the Relevant Business Seller or Group Company, have been and are being complied with in all material respects and are not subject to any unusual or onerous material conditions; and

                 (ii) the Vendor is not aware of any reason why any of them should be suspended, threatened or revoked.

4.3      LITIGATION

         4.3.1 During the two year period prior to Completion, no claim for damages or otherwise has been made against any Business Seller or against any Group Company which is or was material in the context of the relevant Business or Group Company.

         4.3.2 As at the date hereof, none of the Business Sellers or Group Companies (or any person for whose acts or defaults any Business Seller or Group Company may be vicariously liable) is involved whether as plaintiff or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department or agency (other than as plaintiff in the collection of debts arising in the ordinary course of business) which is material in the context of the relevant Business or Group Company and, so far as the Vendor is aware, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration has been threatened in writing or (so far as the Vendor is aware) is pending by or against any Business Seller or Group Company (or any person for whose acts or defaults any Business Seller or Group Company may be vicariously liable).

         4.3.3 As at the date hereof, so far as the Vendor is aware, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

         4.3.4 There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Business Seller or Group Company (or any person for whose acts the Business Seller or Group Company may be vicariously liable) which is material in the context of the relevant Business or Group Company.

4.4      ENVIRONMENTAL LIABILITY

         The only environmental warranties relating to the Operations are contained in paragraph 2 of Schedule 16.

4.5      INSOLVENCY

         4.5.1 No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Group Company or any Business Seller and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any jurisdiction concerning any Group Company or Business Seller and, so far as the Vendor is aware, no events have occurred which, under applicable laws, would justify any such cases or proceedings.

         4.5.2 No petition has been presented or other proceedings have been commenced for an administration order to be made (or any other order to be made by which, during the period it is in force, the affairs, business and assets of the company concerned, are managed by a person appointed for the purpose by a court, governmental agency or similar body) in relation to any Group Company or Business Seller in relation to the Operations, nor has any such order been made.

         4.5.3 No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any Group Company or Business Seller or in respect of any of the Business

                 Seller's Assets and, so far as the Vendor is aware, no step has been taken for or with a view to the appointment of such a person.

         4.5.4 No Group Company or Business Seller is insolvent or unable to pay its debts as they fall due.

5        TRADING AND CONTRACTUAL ARRANGEMENTS

6.1      CAPITAL COMMITMENTS

         There are no material capital commitments entered into or proposed by or on behalf of any of the Business Sellers or Group Companies. For these purposes, a material commitment is one involving capital expenditure of over (pound)400,000.

5.2      ARRANGEMENTS WITH CONNECTED PERSONS ETC.

         5.2.1 There is no indebtedness (actual or contingent) nor any material indemnity, guarantee or security arrangement between any Business Seller or Group Company or member of the Vendor's Group and any current or former employee or director of any Group Company or Business Seller or any husband or wife of such persons.

         5.2.2 No Business Seller or Group Company or member of the Vendor's Group is or has been party to any material contract, arrangement or understanding with any current or former employee of director of any Group Company or Business Seller or any husband or wife of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

         5.2.3 There are no existing contracts or arrangements with a value in excess of (pound)250,000 per annum between or involving any Business Seller or Group Company and any member of the Vendor's Group.

5.3      CONTRACTS

         5.3.1 None of the Business Sellers or the Group Companies is party to any unusual, long-term or onerous commitments, contracts or arrangements or any such not wholly on an arm's length basis in the ordinary course of business. For the purposes of this warranty a long-term commitment, contract or arrangement is one which is incapable of termination by the relevant Business Seller or Group Company on six months' notice or less.

         5.3.2 None of the Business Sellers or the Group Companies is party to any commitment, contract or arrangement which:

                 (i) involves hire purchase, conditional sale, sale of receivables, credit sale, leasing, hiring or similar arrangements in each case other than in the ordinary course of business; or

                 (iii) involves income in excess of (pound)5,000,000 (five million pounds) per annum OR, expenditure in excess of (pound)5,000,000 (five million pounds) per annum (a MATERIAL CONTRACT).

         5.3.3 None of the Business Sellers or the Group Companies is party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which restricts its freedom to carry on its business as currently carried on in any part of the world in such manner as it thinks fit as to have a material adverse effect on the relevant Business.

         5.3.4 There are no powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on behalf of any Group Company (other than on such authority of directors or of employees as either is ostensible or is implied to enter into routine contracts in the normal course of their duties).

5.4      COMPLIANCE WITH MATERIAL CONTRACTS

                 (i) No Business Seller or Group Company is in material breach of any Material Contracts; and

                 (iii) so far as the Vendor is aware, there are no grounds for rescission, avoidance or repudiation of any of the Material Contracts.

5.5      ANTI-TRUST

         So far as the Vendor is aware, no Business Seller or Group Company is a party to any agreement, arrangement or concerted practice or is carrying on any practice which in whole or in part contravenes or is invalidated by any competition, anti-trust, fair trading, state aid, public procurement consumer protection or similar legislation applicable in any jurisdiction where the Businesses are carried on (including as regards the United Kingdom, and without prejudice to the generality of the foregoing, the provisions of both the Competition Act 1998 and any legislation which ceases or will cease to have effect in whole or in part by virtue of the Competition Act 1998) or in respect of which any filing, registration or notification is, was or will be required by such legislation or is advisable pursuant to such legislation (whether or not the same has in fact been made).

5.6 Neither the Business Sellers nor any Group Company has paid to any person any sum in the nature of a bribe or inducement.

5.7 Neither the Business Sellers nor any Group Company is a party to any material confidentiality or secrecy agreement or undertaking or other agreement which may restrict its use or disclosure of any information.

5.8 Other than restrictive covenants entered into by or binding upon the Business Sellers or the Group Companies, no substantial part of the Operations is carried on under the agreement or consent of third party, nor is there any agreement which significantly restricts the field in which the Business Sellers or the Group Companies carry on the Operations.

5.9 There are not now outstanding any agreements or arrangements (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which any Group Company is under a prospective or contingent liability in respect of any disposal by such Group Company of its assets or business or any substantial part thereof.

5.10 Neither the Vendor nor any member of the Vendor's Group nor any Relevant Seller has given any guarantee or indemnity or created any other like obligation in support of the Businesses or the Group Companies that remains outstanding.

5.11 None of the Group Companies have given any indemnity or created any other like obligation in respect of any member of the Vendor's Group or any Relevant Seller which remains outstanding.

5.12 Completion of this Agreement or any Subsidiary Agreement will not result in the creation, crystallisation or enforcement of any charge, mortgage, debenture or other security interest over any material asset of any Business or Group Company.

6        EMPLOYEES

6.1      GENERAL

         6.1.1 There are no persons employed in any of the Businesses or Group Companies other than the Employees.

         6.1.2 The Disclosure Letter contains details of the numbers and categories of Employees at each Property as at the stated date. The Disclosure Letter also contains details of the numbers and categories of Employees employed at locations other than the Properties.

         6.1.3 Where Senior Employees have an individual contract of employment, full details thereof have been disclosed in the Disclosure Letter and where standard terms or collective bargaining arrangements are applicable to Senior Employees, full details thereof have been disclosed in the Disclosure Letter (including details of which Senior Employees are employed on which such terms and conditions and arrangements).

         6.1.4 No Business Seller or Group Company is party to any contractual arrangement to make material changes to remuneration or other benefits or other terms of employment or collective bargaining arrangements or to establish any new bonus or other incentive arrangements for the Employees nor have there been any proposals or announcements in relation to such matters.

         6.1.5 True, up-to-date and complete copies of a representative sample of the contracts of employment of the different categories of Employees at each

                 Property, and of those Employees employed at locations other than the Properties, and any other material documents currently in force relating to the terms and conditions of employment and benefit entitlements of the Employees have been disclosed in the Disclosure Letter together with copies of all consultancy agreements currently in force relating to any Business or any Group Company.

         6.1.6 (i) There is no existing, pending or, so far as the Vendor is aware, threatened dispute between any Business Seller or Group Company and any Employee (or group of Employees) or any consultant or any trade union or employee representatives of any Employee and, (ii) so far as the Vendor is aware, there are no circumstances (including this Agreement and Completion) which are likely to give rise to any such dispute as is referred to in (i).

         6.1.7 In the case of each Business Seller in relation to each of its present and former employees employed in any Business, and in the case of each Group Company in relation to each of its present and former employees, so far as the Vendor is aware, each Business Seller and each Group Company has complied in all material respects with all applicable laws and all of its contractual obligations in relation to such employees and their trade unions or employee representatives.

         6.1.8 No Business Seller in relation to any Business, and no Group Company, has agreed to make any payment or agreed to provide any benefit, to any employee or former employee or any consultant or former consultant in connection with the actual or proposed termination of employment or consultancy or the actual or proposed variation of any employment contract or consultancy agreement of any such employee or former employee or consultant or former consultant in each case where such agreement to make or provide such payment or benefit has not been discharged or otherwise satisfied. There are no agreements or arrangements whether binding or otherwise, in relation to any Employee for the payment of compensation on the termination of employment (other than as are required by law or in accordance with the contracts of employment, consultancy agreements and details of enhanced redundancy entitlements which are disclosed in the Disclosure Letter).

         6.1.9 All of the European Employees are employed by the Vendor or the Relevant Seller at the Completion Date and are employed exclusively in the Businesses and none of the European Employees are required to perform duties for any other person.

6.2      TERMINATION OF EMPLOYMENT

         For the purposes of this Clause 6.2 only, Senior Consultant means those consultants engaged by the Businesses or the Group Companies whose fees exceed (pound)60,000 per annum.

         6.2.1 There are no proposals to terminate the employment of any Senior Employees or Senior Consultants or to materially vary or amend their terms of employment on consultancy (whether to their detriment or benefit).

         6.2.2   As at the date of this Agreement:

                 (i) no Senior Employee or Senior Consultant has given or received notice terminating his employment or engagement; and

                 (ii) so far as the Vendor is aware, neither this Agreement nor Completion nor any Subsequent Completion will, or is likely, to cause any such Senior Employee or Senior Consultant to terminate his employment or engagement.

         6.2.3 As at the date of this Agreement, no person previously employed by any Business Seller or Group Company has a right to return to work or any right to be reinstated or re-engaged by any Business Seller or Group Company whether under statute or otherwise.

         6.2.4 No liability which remains undischarged has been incurred by any Business Seller or Group Company for breach of any contract of service or for termination payments or for compensation for dismissal, equal pay, sex, race, disability or other discrimination or failure to comply with any order for the reinstatement or re-engagement of any of the Employees or former employees of a Business Seller or Group Company.

6.3      PAYMENTS ON TERMINATION

         6.3.1 The Business Sellers and each Group Company have paid to the appropriate authorities all taxes and other contributions and charges due and payable in respect of the Employees in respect of their employment by any of the Business Sellers or Group Companies up to Completion or such amounts have been or will be accrued for in the Net Asset Statement.

         6.3.2 Particulars of all loans made by any Business Seller or Group Company to Employees or former employees or consultants which are in excess of (pound)2,000 and which shall remain outstanding at Completion, together with any sums promised or owed by the Business Seller or Group Company to any Employee or former employee or consultant (other than remuneration and other contractual benefits accrued in the normal course of business during the calendar month immediately prior to the date of this Agreement) which are in excess of (pound)2,000 are disclosed in the Disclosure Letter.

6.4      TERMINATIONS

         Within the period of one year preceding the date hereof, where the Business Sellers in relation to the Businesses, or any Group Company, has been obliged by statute to give notice of the termination of employment of any Employee to a relevant authority or start consultations with any employee representative body, for example, a trade union or Works Council, relating to any such termination the relevant Business Seller or Group Company has complied with such obligation. Save as disclosed in the Disclosure Letter there have been no transfers covered by the Transfer Provisions relating to any Business or Group Company.

6.5      COLLECTIVE BARGAINING

         6.5.1 The national collective bargaining agreements, industry wide collective agreements, the other collective agreements, union recognition agreements and European Works Council agreements, all as disclosed in the Disclosure Letter are in all material respects true, up-to-date and complete copies of all the agreements whether or not legally binding between the Business Sellers or Group Companies and any groups of employees, trade unions or other representative bodies. The Business Sellers and the Group Companies have in all material respects complied with all such agreements.

         6.5.2 The Disclosure Letter contains full details of (a) any enhanced redundancy entitlement and any special redundancy procedure applicable to any Employee; and (b) any redundancy programme which is currently being implemented or negotiated in respect of the Employees or any of them and any such programme will be implemented in accordance with its original terms and time schedule between the date of this Agreement and Completion.

6.6      PENSIONS AND OTHER EMPLOYEE BENEFITS

         6.6.1   SCHEMES

                 (i) Other than the Employee Benefit Arrangements and the State Schemes there are no arrangements in existence at the date of this Agreement (or in respect of which any proposal or announcement has been made) for the payment of, provision for, or contribution towards, any pensions, allowances, lump sums or other like benefits on retirement, death, disability or voluntary withdrawal from, or involuntary termination of, employment which are for the benefit of any Employee or any past employee of a Group Company or for the benefit of persons dependent on any such Employee or past employee.

                 (ii) Other than the BICC Savings-Related Share Option Scheme 1991, the BICC Executive Share Option Scheme 1991, the BICC UK Executive Share Option Scheme (Unapproved), the BICC CAFCA Share Option Scheme and the BICC Long-Term Incentive Plan (together, the

                         EMPLOYEE SHARE SCHEMES) there are no arrangements in existence for the grant of options over shares and/or for the grant of shares in the Vendor to Employees.

         6.6.2   DISCLOSURE

                 (i) There have been disclosed to the Purchaser in the Disclosure Letter copies of such relevant documents governing or relating to the Employee Benefit Arrangements necessary to establish entitlements to benefits together with full information about discretionary practices in relation to the Employee Benefit Arrangements.

                 (ii) There have been disclosed to the Purchaser in the Disclosure Letter copies of all such relevant documents governing or relating to the Employee Share Schemes necessary to establish entitlement to benefits.

                 (iii) There has been disclosed to the Purchaser in the Disclosure Letter for each Employee Benefit Arrangement in respect of which there is a legal requirement to have an actuarial valuation and the liability for which will transfer to the Purchaser after the Completion Date, a copy of the most recent actuarial valuation, together with the latest trustees' report and accounts (or nearest equivalent in jurisdictions outside the United Kingdom).

         6.6.3   REGULATION

                 The Employee Benefit Arrangements and the Employee Share Schemes are in material compliance with their terms and with all applicable laws, regulations and government taxation or funding requirements. As far as the Vendor is aware there has been no failure to comply with any applicable law, regulation or requirement, or any other circumstance, which would or might result in the loss of tax approval or other regulatory approval for or qualification of any of the Employee Benefit Arrangements or the Employee Share Schemes.

         6.6.4   CLAIMS

                 None of the Business Sellers nor the Group Companies is a party to any litigation or other proceedings relating to any of the Employee Benefit Arrangements or the Employee Share Schemes. So far as the Vendor is aware, there is no litigation or other proceedings or outstanding claims in relation to any of the Employee Benefit Arrangements or the Employee Share Schemes which would or might affect any Employee or any past employee of a Group Company or any person dependent on any such Employee or past employee.

         6.6.5   DATA

                 A list or computer data of the Employees and any persons dependent on such Employees (and any past employees of a Group Company and any persons dependent on any such past employees) containing all particulars of them necessary to establish their entitlement to benefits under the Employee Benefit Arrangements has been supplied to the Purchaser by electronic submission on 10 March 1999 from Watson Wyatt Partners to Deloitte and Touche.

         6.6.6   CONTRIBUTIONS

                 The current rates of employer's and employee's contributions payable in respect of the Employee Benefit Arrangements have been disclosed in the Disclosure Letter and all such contributions up to and including the Completion Date have been paid or will have been paid by the Completion Date.

         6.6.7   INSURED BENEFITS

                 All insured benefits under the Employee Benefit Arrangements are now and will up to and including the Completion Date be fully insured under policies effected with insurance companies as disclosed in the Disclosure Letter; such companies have been supplied with all appropriate information and such information was complete and accurate; cover under such policies is provided at the relevant insurance company's normal rates and on its normal terms for persons in good health; all premiums due under such policies have been paid or will have been paid by the Completion Date; and so far as the Vendor is aware, there are no grounds on which any such policies may be avoided.

         6.6.8   FUNDING

                 Each of the Employee Benefit Arrangements is fully funded, financed or provided for in accordance with local actuarial and accounting practice and principles for an ongoing pension scheme.

7        TAXATION

7.1      RETURNS AND INFORMATION

         All returns, computations, notices, information and records which are or have been required to be maintained, made or given by each Group Company for any Taxation purpose have so far as is material been made or given within the requisite periods and on a proper basis and are up-to-date and correct.

7.2      VAT MATTERS RELATING TO THE GROUP COMPANIES

         Each Group Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

7.3      RESIDENCE

         Save as disclosed in the Disclosure Letter, each Group Company is, and has since its incorporation been, resident for tax purposes only in the Jurisdiction in which it is incorporated.

7.4      DOUBLE TAX TREATIES

         Save as disclosed in the Disclosure Letter, each Group Company is entitled to claim the benefit of any double taxation agreement or convention entered into between the Jurisdiction in which it is resident and any other relevant jurisdiction.

7.5 The amount of Taxation chargeable on any Group Company during any accounting period ending on or within three years prior to the Balance Sheet Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Taxation authority.

7.6 No chargeable gain or profit would arise if any asset of any Group Company (other than trading stock) were to be realised for a consideration equal to the book value thereof as shown in the Accounts.

7.7 All documents in the possession of any Group Company or to the production of which any Group Company is entitled and which attract stamp or transfer duty in any jurisdiction have been duly stamped.

8        ASSETS AND LIABILITIES

8.1      TITLE

         8.1.1 All the Assets (other than Intellectual Property and the Properties but including all debts due to each Group Company or Business Seller) which are included in the Combined Accounts or which at the Balance Sheet Date were used or held for the purposes of the business of each Group Company or Business Seller, were at the Balance Sheet Date the absolute property of such Group Company or Business Seller (save for those subsequently disposed of or realised in the ordinary course of trading) and all such Assets and debts and all Assets and debts which have been acquired or arisen between the Balance Sheet Date and the date hereof are at the date hereof the absolute property of such Group Company or Business Seller and none is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, conditional sale or credit sale agreement.

         8.1.2 All the Assets are, where capable of possession, in the possession of or under the control of the relevant Business Seller or Group Company.

         8.1.3 The Share Sellers are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement or any Subsidiary Agreement without any Third Party Consent. The Shares comprise the whole of the allotted and issued share capital of the Companies, have been properly and validly allotted and issued and are each fully paid.

         8.1.4 A Company or a Group Company (where specified in Schedule 2) is the sole beneficial owner of all the issued or allotted shares of the Subsidiaries free from any Encumbrances and all such shares are fully paid or credited as fully paid.

         8.1.5 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for any allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances over such capital or arrangements or obligations to create any such Encumbrances and there is no agreement or commitment to give or create any of the foregoing and no person has claimed in writing to be entitled to any of the foregoing.

         8.1.6 All the information set out in Schedules 1 and 2 is complete and accurate in all respects.

         8.1.7   The Companies have no:

                 (i) interest in the share capital of, or other investment in, any body corporate other than the Subsidiaries;

                 (ii) interest in any partnership joint venture, consortium or other unincorporated association or arrangement for sharing profit other than the Subsidiaries.

         8.1.8 No Group Company has made or is proposing to make any distribution or dividend except out of profits available for the purpose.

8.2      INSURANCE

         Summary particulars of the insurances of the Business Sellers and the Group Companies material to the Operations as at the date of this Agreement are contained in the Data Room.

8.3      MOVEABLE ASSETS

         The Moveable Assets material to the Operations as currently conducted are in satisfactory working order (allowing for fair wear and tear and having regard to the age of such Assets) and have been properly maintained.

8.4      INTELLECTUAL PROPERTY

         8.4.1   REGISTERED INTELLECTUAL PROPERTY

                 (i) The registered Intellectual Property (REGISTERED INTELLECTUAL PROPERTY) listed in Parts A, B and C of
                         Schedule 15, is legally and beneficially owned, free from Encumbrances, by the Group Companies or the Business Sellers. Schedule 15 sets out complete and accurate particulars of all Registered Intellectual Property which is used in connection with the Operations.

                 (ii) All registration, application and renewal fees regarding the Registered Intellectual Property due on or before Completion have been paid in full and all steps have been taken to progress applications and maintain registrations.

                 (iii) The Registered Intellectual Property is not the subject of any challenge, claim or proceedings and as far as the Vendor is aware, there are no facts or matters which give rise to any challenge, claim or proceedings in relation to the Registered Intellectual Property.

                 (iv) The Registered Intellectual Property is not the subject of any licence in favour of another except as set out in Schedule 15.

         8.4.2   OTHER INTELLECTUAL PROPERTY

                 (i) All Intellectual Property and Know-how which is material to the Operations is legally and beneficially owned by, licensed to or used under the authority of the owner by the Group Companies or the Business Sellers.

                 (ii) All Know-how legally or beneficially owned by the Group Companies or the Business Sellers is, as far as the Vendor is aware, free from all Encumbrances save for any third party rights disclosed in the Disclosure Letter or Schedule 15.

                 (iii) All Intellectual Property legally or beneficially owned by the Group Companies or the Business Sellers is, as far as the Vendor is aware:

                         (a) valid and enforceable and not subject to any current application for licences of right under the Patents Act 1977 (UK) (or legislation corresponding thereto in other jurisdictions);

                         (b) not being infringed or attacked or opposed by any person; and

                         (c) subject to any third party rights disclosed in the Disclosure Letter or in Schedule 15, free from all Encumbrances.

                 (iv) As far as the Vendor is aware, no activity of any Group Company or Business Seller infringes the Intellectual Property or constitutes the misuse of the Know-how of a third party and neither the Vendor nor any Group Company or Business Seller has received any notification of infringement relating to any such activity.

         8.4.3 Schedule 15 details all material licences or rights in respect of any Intellectual Property or Know-how of a third party to which the Group Companies or the Business Sellers are party and all material software contracts to which the Group Companies or Business Sellers are party and (in the case of the Business Sellers) the software is used exclusively or primarily in the Operations. As far as the Vendor is aware, the Group Companies and the Business Sellers have not breached the terms of any Licence Agreement. As far as the Vendor is aware, the Licence Agreements have been and are being complied with in all material respects and the Vendor is not aware of any reason why any of the Licence Agreements should be suspended or terminated.

         8.4.4 Save as disclosed in Schedule 15 the Group Companies and the Business Sellers have not granted and are not obliged to grant any licenses under any Intellectual Property and Know-how used in the Operations owned by it or licensed to it by any person.

         8.4.5 As far as the Vendor is aware no disclosure has been made to any person other than the Purchaser of any of the Confidential Information (as such term is defined in Clause 21.2.5 for the purposes of Clause 21.2.1) and Know-how, of the Group Companies or Business Sellers which is used in the Operations except in the ordinary course of business and on the footing that such disclosure is to be treated as being of a confidential nature.

         8.4.6 As far as the Vendor is aware, there exists no actual or threatened infringement or any event likely to constitute an infringement or breach by any third party of any of the Intellectual Property owned by the Group Companies or the Business Sellers. As far as the Vendor is aware, there exists no actual or threatened mis-use by any third party of any of the Know-how owned by the Group Companies or the Business Sellers.

         8.4.7 All patentable inventions made by any employees of a Group Company or the Business Sellers and used in the Operations were made in the course of the normal duties of the employee concerned and no claim for compensation under Section 40, Patents Act 1977 or legislation corresponding thereto in other jurisdictions or otherwise has been made against the Group Companies or the Business Sellers nor so far as the Vendor is aware are any such claims likely to be made.

         8.4.8 As far as the Vendor is aware, the Group Companies and the Business Sellers have complied in all respects with the provisions of the Data Protection Act 1984 or legislation corresponding thereto in other jurisdictions.

         8.4.9 Schedule 15 sets out details of all collaboration and development agreements entered into relating exclusively or primarily to the Operations.

         8.4.10 All Intellectual Property and Know-how required for the Operations as currently being carried on are either included in the Assets or are Retained Intellectual Property or Retained Know-how or are owned by or licensed to the Group Companies.

         8.4.11 Where Registered Intellectual Propety set ou in Schedule 15 is owned jointly, subjec to any legislative restrictions, there is no impediment to the Business Seller assigning its rights in such Registered Intellectual Property to te Relevant Purchaser under this Agreement

8.5      INFORMATION TECHNOLOGY

         8.5.1 Reasonable steps have been taken to back up electronically stored information and software which is critical to the Operations and the Group Companies and the Business Sellers have made reasonable disaster recovery and security arrangements in relation to Information Technology material to the Operations.

         8.5.2 As far as the Vendor is aware, in the twelve months prior to the date hereof, the Group Companies and the Business Sellers have not suffered any significant failures or bugs in or breakdowns of Information Technology material to the Operations which either have not been remediated or which are not being remedied at the date hereof and whilst such remedies are being effected the failures, bugs or breakdowns are not causing any significant disruption to any of the Operations.

         8.5.3 The Data Room contains an accurate summary of the policies, major steps and progress made by the Group Companies and the Business Sellers to ensure that the Information Technology used in the Operations will be Millennium Compliant and as far as the Vendor is aware, the Group Companies and the Business Sellers have complied with all such policies and steps.

         8.5.4 For the purposes of this paragraph 8.5, INFORMATION TECHNOLOGY means all computer systems, communications systems, software, computer hardware and other similar information technology used in connection with or required to carry on the business of the Group Companies or Business Sellers (as they relate to the Operations).

         8.5.5 For the purposes of paragraph 8.5.3 MILLENNIUM COMPLIANT will have the meaning given to it in BSIPD-DISC 2000-1.

9        PROPERTIES

9.1      PROPERTIES

         Details of all real property owned or occupied or used by any Business Seller or Group Company are set out in Schedule 13 and the particulars contained or referred to therein are true and correct.

9.2      TITLE

         Each relevant Business Seller or Group Company listed in Schedule 13 is the legal and (where applicable in the relevant Jurisdiction) beneficial owner of the Property or Properties of the tenure specified against its name.

9.3      RIGHTS AND EASEMENTS

         Each Property has the benefit of such rights and easements which are necessary for the existing use of the Property.

9.4      PERFORMANCE OF OBLIGATIONS AFFECTING PROPERTIES

         So far as the Vendor is aware, the relevant Business Seller has not received any subsisting written notice of any material breach of any obligation, condition, restriction, agreement or statutory requirement affecting each Property, its occupation of such Property or the existing use thereof.

9.5      DISPUTES AND NOTICES

         So far as the Vendor is aware, there is no outstanding dispute or notice affecting any Property which has a material adverse effect on the Operations carried out at such Property.

9.6      USE

         So far as the Vendor is aware, there is no written notice of any outstanding dispute as to the use of the Property or any contravention of the relevant planning legislation or any alleged breach of planning legislation which has a material adverse effect on the Operations carried out at such Property.

9.7      PLANNING/HIGHWAYS

         In relation to each of the Business Seller's Properties in England and
         Wales:

         9.7.1 The Vendor is not aware of any subsisting notices of breaches of the Planning and Highway Laws.

         9.7.2 No planning application has been submitted by the Vendor which awaits determination.

         9.7.3   So far as the Vendor is aware no:

                 (i) enforcement action within the meaning of section 171A(2) of the Town and Country Planning Act 1990;

                 (ii)    claim for breach of any Planning Agreement; or

                 (iii) prosecution under the terms of any permission, authorisation or agreement under Planning and Highway laws or in connection with such Laws which is subsisting has been served upon the Vendor by any relevant Planning Authority in respect of any such Business Seller's Properties.

         9.7.4 So far as the Vendor is aware, no Group Company is required under Planning and Highway Laws to incur any material expenditure or take or desist from taking any action which would require unbudgeted expenditure under the 1999 budget of BICC Cables - BICC Energy (disclosed in the Data Room) on any such Business Seller's Properties in excess of (pound)100,000 per item of expenditure or loss as the case may be.

         For the purposes of warranty 9.7 the following definitions will apply:

         PLANNING AGREEMENT means any legally binding agreement made between the Vendor and any Planning Authority in respect of such Business Seller's Properties under section 52 of the Town and Country Planning Act 1971, section 106 of the Town and Country Planning Act 1990 and section 278 of the Highways Act 1980 or such equivalent predecessor statutory provisions;

         PLANNING AUTHORITY means any local or central government authority granted powers under Planning and Highway Laws; and

         PLANNING AND HIGHWAY LAWS means all the laws of the United Kingdom relating to town and country planning and the use of public highways that may apply to such Business Seller's Properties.

9.8      LEASES

         So far as the Vendor is aware:

                 (i) there is no material breach of lease terms which are likely to adversely affect the business carried out at the relevant Property;

                 (ii) any principal rent payable in respect of the Property is not in the course of being reviewed other than on rent review terms provided in the relevant Lease.

9.9      PROPERTY SUBJECT TO OCCUPATIONAL INTERESTS

         Where any Property is subject to any lease or licence in favour of a third party, so far as the Vendor is aware it has had no reason to notify the lessee or licensee of any breach of its obligations under the lease or licence.

9.10     TITLE

         All the documents relating to the title to each of the Business Sellers' Properties in England and Wales have been produced to the Purchaser's Lawyers (save as disclosed by the Special Conditions of Sale).

9.11     ENQUIRIES

         So far as the Vendor is aware the written replies given by or on behalf of the Vendor to enquiries raised by the Purchaser's Lawyers in respect of each of the Properties in

         England , Wales and Italy are true, complete and accurate in all respects and not misleading.

9.12     BICC SUPERTENSION CABLES (1980) LIMITED

         The Company known as BICC Supertension Cables (1980) Limited has not at any time been the owner of any interest in real property whether freehold or leasehold.

10       HEALTH & SAFETY

10.1     DEFINITIONS:

         10.1.1 HEALTH AND SAFETY LAWS means all applicable laws (including for the avoidance of doubt common law) statutes regulations statutory guidelines and final and binding court and other tribunal decisions of any relevant jurisdiction or any constituent part thereof (including without limitation the law of the European Union) in force in the relevant jurisdiction at Completion which relate to the health and safety (including for the avoidance of doubt the protection of hearing) of employees contractors and invitees in the workplace and all bylaws, codes, regulations, decrees, demands or demand letters, injunctions, judgements, notices or notice demands, orders or plans issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Completion.

         10.1.2  HEALTH AND SAFETY PROCEEDINGS MEANS:

                 (a)      any civil, criminal or regulatory suit or proceedings;

                 (b)      any application for judicial review;

                 (c)      any arbitration or dispute resolution procedure;

                 (d) any application for injunctive relief or for a declaration;

                 (e) any investigation undertaken by or on behalf of any relevant regulatory authority under Health & Safety Laws pursuant to which the authority may order enforcement action or compel Remedial Action; and

                 (f) any court order, or any statutory or legislative notice or written notification issued by a relevant regulatory authority forming part of an administrative or judicial action or regulatory procedure which determines a violation of any Health and Law, assesses any civil, regulatory or criminal penalty, prohibits or imposes restrictions upon the operations of the Business or which requires action to be taken or operations to be modified.

         relating to, concerning or affecting any Health and Safety Laws.

         10.1.3  "RELEVANT PERIOD" shall bear the meaning ascribed to it in
                 Schedule 16.

10.2     HEALTH AND SAFETY WARRANTIES:

         10.2.1 Each Group Company and Business Seller is operating and so far as the Vendor is aware during the Relevant Period has conducted the Operations in compliance in all material respects with Health and Safety Laws.

         10.2.2 Neither the Vendor nor any Group Company has received written notice during the Relevant Period of Health and Safety Proceedings against the Vendor or any Group Company or its past or present directors, secretary or senior employees in their capacity as such.

         10.2.3 Neither the Vendor nor any Group Company has received written notification during the Relevant Period that it is or is likely to be required by any Health and Safety Laws or as a result of any Health and Safety Proceedings to incur any material expenditure or to desist from taking any action which might have a material adverse effect on the financial condition of the Operations.

                                   SCHEDULE 9

                          WARRANTIES FROM THE PURCHASER

1        AUTHORITY AND CAPACITY

1.1 The Purchaser is and each Relevant Purchaser is or will on Completion be a company duly incorporated and validly existing under its respective laws of incorporation.

1.2 The Purchaser has and each Relevant Purchaser will have, the legal right and full power and authority to enter into and perform this Agreement and any other agreement entered into pursuant to this Agreement and each such agreement when executed will constitute valid and binding obligations on the Purchaser, and/or each Relevant Purchaser (as the case may be) in accordance with their respective terms.

1.3 The execution and delivery of, and the performance by the Purchaser and/or each Relevant Purchaser (as the case may be) of their respective obligations under, this Agreement and any other agreement entered into pursuant to this Agreement will not:

         1.3.1 result in a breach of any provision of the constitutional documents of the Purchaser and/or each Relevant Purchaser (as the case may be); or

         1.3.2 result in a breach of any agreement, licence or other instrument, order, judgment or decree of any Court, governmental agency or regulatory body to which the Purchaser and/or each Relevant Purchaser (as the case may be) is a party or by which the Purchaser and/or each Relevant Purchaser (as the case may be) is bound.

1.4 All corporate action required by the Purchaser and/or each Relevant Purchaser (as the case may be) validly and duly to authorise the execution and delivery of, and to exercise its rights and perform its obligations under, this Agreement and any other agreement entered into pursuant to this Agreement has been duly taken.

2        FINANCING

         The Purchasers' Guarantor has entered into a definitive commitment letter and term sheet with The Chase Manhattan Bank and Chase Securities Inc. (collectively, CHASE), dated 6th April 1999, which among other things, commits Chase to provide up to approximately $1,100,000,000 of senior secured financing (such commitment letter and term sheet, being the COMMITMENT). The Commitment has not been modified or amended in any respect (except as approved in writing by the Vendor) and is in full force and effect as of the date hereof and as of the Completion Date. Together with proceeds to be made available under the Commitment, the Purchasers' Guarantor has available, and will make available to each Purchaser and Relevant Purchaser (as defined in both this Agreement and the North American Sale and Purchase Agreement), sufficient funds to pay the Purchase Price (as defined in both this Agreement and the North American Sale and Purchase agreement) and consummate the transactions contemplated pursuant to each such agreements in accordance with the terms and conditions thereof. The Purchasers' Guarantor is not aware of any fact or circumstance which would prevent the financing described in the Commitment from being provided to the Purchaser.

                                   SCHEDULE 10

                             TRANSFER TAXES AND VAT

1        UK - VAT GENERAL

         The parties intend that the UK Business shall be sold as a going concern for VAT purposes and accordingly the following actions shall be taken in the United Kingdom:

1.1 the Vendor and the Purchaser shall when required to do so give notice of such sale, or procure that notice of such sale is given, to the relevant Taxation authorities as may be required by law;

1.2 the Vendor (having obtained any necessary direction from any Taxation authority) shall procure that all records are retained and preserved in such a manner and for such periods as may be required by law and to give the Purchaser as from Completion reasonable access during normal business hours to such records; and

1.3 after Completion the Purchaser shall, or shall procure that the Relevant Purchaser shall, to the extent required by applicable law for the purposes of any exemption or relief from VAT:

         1.3.1 use the Assets comprised in the UK Business in carrying on the same kind of business, whether or not as part of any existing business of the Relevant Purchaser, as that carried on by the Vendor; and

         1.3.2 be registered for VAT or (as a result of acquiring the UK Business) be liable to be registered, in the same country as the Vendor.

2        UK - GOING CONCERN

2.1 The Vendor shall promptly apply to HM Customs and Excise for confirmation that the sale of the UK Business is to be treated as neither a supply of goods nor a supply of services for VAT purposes. The Vendor and Purchaser shall promptly agree the form of that application and use all reasonable endeavours to ensure that satisfactory confirmation is obtained as soon as possible thereafter from HM Customs and Excise that the sale is to be so treated.

2.2 If and to the extent that HM Customs and Excise have before Completion expressly indicated that the sale of the UK Business cannot be treated in the manner contemplated by paragraph 1 above, the Purchaser shall (against production of tax invoices in respect thereof) in addition to any amounts expressed in this Agreement to be payable by the Purchaser pay on Completion the amount of any VAT which as a result of that indication may be chargeable on the sale of the UK Business under this Agreement. If no such indication shall have been given before Completion, then no amount in respect of VAT shall be paid by the Purchaser on Completion, but to the extent that VAT shall subsequently be determined by the relevant Taxation authority to be payable on the sale of the UK Business, the Purchaser shall in addition to any amount expressed in the Agreement to be payable by the Purchaser pay to the Vendor such VAT and, unless due to unreasonable delay or default by the Vendor, any penalty or interest incurred by the Vendor for late payment thereof, such payment by the Purchaser to be made forthwith against evidence that the due date for payment of such tax has fallen due or will fall due within seven days or if later against delivery by the Vendor to the Purchaser of the appropriate tax invoice.

2.3 Nothing in this paragraph 2 shall require the Vendor to make any appeal to any tribunal or court against or otherwise challenge any determination of any Taxation authority that the sale does not fall to be treated as the transfer of a going concern.

2.4 If any amount paid by the Purchaser to the Vendor in respect of VAT relating to the sale of the UK Business pursuant to this Agreement is subsequently found to have been paid in error the Vendor shall if has not yet been accounted for the VAT to the relevant Taxation authority, procure that such amount is promptly repaid to the Purchaser, and if such VAT has already been so accounted for then the Vendor shall at the expense of the Purchaser use reasonable endeavours to obtain repayment thereof from the relevant Taxation authority and on receiving repayment from the relevant Taxation authority shall pay to the Purchaser the total amount repaid together with any repayment supplement.

         The Vendor warrants that no Property comprised in the UK Business is a capital item the input tax on which may be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995.

3        UK PROPERTIES AND VAT

3.1 Where in relation to any Property comprised in the UK Business the Vendor has within 14 days prior to Completion:

         3.1.1 notified the Purchaser in writing that the transfer of that Property under this Agreement would, but for the sale being treated in the manner contemplated in paragraph 1 above, fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 VATA 1994; or

         3.1.2 notified the Purchaser in writing that the Vendor or a relevant associate of the Vendor (as defined for the purposes of the relevant legislation) has elected under the provisions of
                 Article 13(C)(b) of the EEC Sixth Directive (77/388/EEC) and that the election has not been revoked and has delivered to the Purchaser a certified copy of such election together with a certified copy of the written permission of the relevant Taxation authority to make such election where such written permission is required by law;

         the Relevant Purchaser shall elect under the provisions of Article 13(C)(b) of the EEC Sixth Directive (77/388/EEC) in relation to that Property with effect on or prior to the earliest date on which the Property concerned is to be transferred and shall give written notification to the relevant Taxation authority as required by law no later than that date and shall not seek the revocation of the election prior to the transfer of the Property. The Purchaser shall deliver copies of such election stamped by the relevant Taxation authority showing receipt thereof and in default of delivery thereof by Completion shall in addition to any amounts expressed in the Agreement to be payable by the Purchaser (on behalf of the Relevant Purchaser) in respect of the said Property pay to the Vendor at Completion (against delivery by the Vendor of an appropriate tax invoice for VAT purposes) an additional amount in respect of VAT thereon.

3.2 Save as the Vendor shall have notified otherwise to the Purchaser in writing in accordance with paragraph 3.1, neither the Vendor nor any relevant associate has made an election under the provisions of Article 13(C)(b) of the Sixth Directive (77/388/EEC), in relation to any land or buildings to be transferred under this Agreement, and no transfer of land or buildings under this Agreement would, but for the sale being treated as neither a supply of goods nor a supply of services for VAT purposes, fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 VATA 1994.

4        OTHER BUSINESSES AND SHARES - VAT

4.1 Any VAT which is payable in respect of the sale of any Shares or of the Businesses other than the UK Business shall be paid by the Purchaser in addition to the consideration expressed to be payable in Clause 3. Such VAT shall be paid by the Purchaser on Completion, unless the Purchaser applies or requests the Vendor to apply for any relief or exemption from VAT. If an application is made for any relief or exemption from VAT but the relevant Taxation authority determines that such relief or exemption is not available, the Purchaser shall promptly pay, on receipt of such determination to the Vendor an amount in respect of any VAT chargeable on the sale of the relevant Shares or Business together with any interest and penalties incurred for late payment thereof (unless due to unreasonable delay or default by the Vendor).

4.2 The Vendor shall, at the expense of the Purchaser, provide the Purchaser with such reasonable assistance as the Purchaser may request in order to obtain any relevant exemption or relief from VAT in the relevant jurisdictions in respect of the sale of any of the Shares or Businesses other than the UK Business.

5        TRANSFER TAXES

         The Purchaser and the Vendor shall each pay, or procure payment of, 50 per cent of all stamp and other transfer and registration taxes and duties payable in respect of the sale and purchase of the Operations.

                                   SCHEDULE 11

                                    EMPLOYEES

1        COMPANIES EMPLOYEES

1.1 The Vendor shall procure that each Relevant Group Company shall where required by the relevant local law inform and consult with recognised trade unions or other employee representatives about the sale of the Shares and/or fulfil any obligations to notify any statutory or other authority whatsoever about the sale of the Shares.

1.2 The Vendor (on behalf of itself and the Relevant Seller) and the Purchaser (on behalf of itself and the Relevant Purchaser) shall give each other such assistance as either may reasonably require in contesting or otherwise dealing with any claim by any Companies Employee resulting from or in connection with this Agreement.

2        EUROPEAN EMPLOYEES

2.1 The Vendor (on behalf of itself and the Relevant Seller) and the Purchaser (on behalf of itself and the Relevant Purchaser) accept and agree that by virtue of Completion the Transfer Provisions shall operate to transfer the contract of employment of each European Employee to the Relevant Purchaser in accordance with the legal effect of the Transfer Provisions in the relevant European Country and accordingly the Purchaser shall, or shall procure that the Relevant Purchaser shall, in so far as the Transfer Provisions in the relevant European Country requires employ each such European Employee with effect from the Completion Date (which shall be the time of transfer under the Transfer Provisions) and the Purchaser shall, or shall procure that the Relevant Purchaser shall, in so far as the Transfer Provisions in the relevant European Country requires treat each such Employee's continuous period of service with the Vendor or Relevant Seller as continuous with such Employee's continuous period of service with the Relevant Purchaser.

2.2 Save as otherwise provided in the Net Asset Statement the Vendor will, or will procure that each Relevant Seller will, perform and discharge all their obligations in respect of each European Employee in relation to any period prior to the Completion Date (which shall for the avoidance of doubt include, but not be limited to wages, salary, bonus, commission, pension contributions and taxes arising out of the employment relationship).

2.3 Save as otherwise provided in the Net Asset Statement the Purchaser will, or will procure that the Relevant Purchaser will, perform and discharge all their obligations transferred to them under the Transfer Provisions in the relevant European Country in respect of each European Employee in relation to any period from and including the Completion Date (which shall for the avoidance of doubt include, but not be limited to, wages, salary, bonus, commission, pension contributions, and taxes arising out of the employment relationship).

2.4 The Vendor (on behalf of itself and the Relevant Seller) shall be responsible for and shall fully indemnify and keep indemnified the Purchaser (on behalf of itself and the Relevant Purchaser) from and against all and any Employment Liabilities arising from any actual or alleged act or omission of the Vendor or the Relevant Seller in relation to any European Employee in respect of any period prior to the Completion Date (whether brought by a European Employee or any trade union or other employee representative) including those which are deemed by virtue of the Transfer Provisions in the relevant European Country to be an act or omission of the Relevant Purchaser (including the Purchaser) after the Completion Date (provided that for the avoidance of doubt it is agreed this indemnity is not intended to indemnify the Purchaser from and against any Employment Liabilities arising on or after the Completion Date solely by reason of the Vendor or Relevant Seller entering into a contract of employment or collective agreement in the normal course of business so far as in the case of a contract of employment such contract is in a form disclosed in the Data Room and, in the case of a collective agreement, it is disclosed in the Data Room.

2.5 The Purchaser (on behalf of itself and the Relevant Purchaser) shall be responsible for and shall fully indemnify the Vendor and keep the Vendor indemnified (on behalf of itself and the Relevant Seller) from and against all and any Employment Liabilities arising from any actual or alleged act or omission of the Purchaser or the Relevant Purchaser in relation to any European Employee (except those Employees who fall within Clause 2.6 below) in relation to any period on or after the Completion Date (whether brought by a European Employee or any trade union or other employee representative).

2.6 If, within the period of three months following the Completion Date, the Transfer Provisions are found not to apply to any person who is a European Employee, the Purchaser (on behalf of itself and the Relevant Purchaser) agrees that:

                 (g) in consultation with the Vendor, the Relevant Purchaser shall within five Business Days of being so requested by the Vendor, or if the Relevant Purchaser so chooses, make or procure to be made to each such European Employee an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below; and

                 (h) the offer to be made will be such that (i) the provisions of the new contract shall be as nearly the same as the corresponding provisions of his or her contract of employment as existing immediately prior to Completion as is reasonably practicable save as to the identity of the employer and (ii) it provides that his or her period of continuous service with the Relevant Seller shall be counted as continuous service with the Relevant Purchaser.

         Upon that offer being accepted, the Vendor shall terminate (or procure the termination of) the employment of the European Employee concerned and the Purchaser shall (on behalf of itself and the Relevant Purchaser) be responsible for and shall indemnify the Vendor or the Relevant Seller from and against all and any Employment Costs and Employment Liabilities arising from any actual or alleged act or omission of the Purchaser or the Relevant Purchaser in relation to such European Employee on or after the date of commencement of the relevant European Employee's employment with the Purchaser or the Relevant Purchaser. To the extent that the Purchaser or the Relevant Purchaser has between Completion and the date of commencement of such employment enjoyed the services of any such European Employee the Purchaser (on behalf of itself and the Relevant Purchaser) shall reimburse the Vendor or the Relevant Seller in respect of any Employment Costs which the Vendor or Relevant Seller has thereby incurred on or after the Completion Date.

2.7 The parties intend that the Transfer Provisions shall only be applicable in relation to the European Employees and accordingly the Vendor (on behalf of itself and the Relevant Seller) shall fully indemnify and keep indemnified the Purchaser (on behalf of itself and the Relevant Purchaser) from and against all Employment Costs and Employment Liabilities arising under or in relation to:

                 (a) any contract of employment (including, without prejudice to the generality of the foregoing the termination thereof) with; or

                 (b) any duty or liability of the Vendor or the Relevant Seller in relation to any matter whatsoever (whether arising before or after the Completion Date) to;

         any former, existing or future employee of the Vendor or the Relevant Seller who is not a European Employee, or any trade union or employee representative(s) of any such employee, and which contract, duty or liability is transferred to the Relevant Purchaser (including the Purchaser) by operation of law or is alleged to have been so transferred.

2.8 As soon as practicable after Completion, the Vendor (on behalf of itself and the Relevant Seller) shall deliver to the Purchaser (on behalf of itself and the Relevant Purchaser) either originals or copies (if originals no longer exist or are not under the Vendor's or Relevant Seller's custody or control) of all records in relation to taxes arising out of the employment relationship and of any other documents or records (including, but not limited to, personnel records and files) which are relevant to the European Employees provided that:

         (a) the Vendor or the Relevant Seller shall be entitled as far as the law allows to retain a copy of any such record or document where the original is delivered to the Purchaser (on behalf of itself or the Relevant Purchaser);

         (b) in the event of the Vendor or the Relevant Seller being a party to any claim by or against any European Employee arising after Completion, the Purchaser shall, or shall procure that the Relevant Purchaser shall so far as the law permits and at the reasonable cost of the Vendor, allow the Vendor reasonable access to any and all records and documents, in its possession which are or are likely to be relevant to such claim;

         (c) in the event that the Purchaser or the Relevant Purchaser intends at any time after Completion to dispose of or destroy any such records or documents, the Purchaser shall not, or shall procure that the Relevant Purchaser shall not, do so without first informing the Vendor of its intention and if the Vendor so requests the Purchaser shall, or shall procure that the Relevant Purchaser shall so far as the law permits and at the reasonable cost of the Vendor, as soon as practicable deliver such records or documents as the Vendor may request to the Vendor.

2.9 The Vendor shall, or shall procure that the Relevant Seller shall and the Purchaser shall, or shall procure that the Relevant Purchaser shall, inform and consult with recognised trade unions or any elected representatives, as appropriate, to the extent required by the Transfer Provisions in the relevant European Country and the Vendor (on behalf of itself and the Relevant Seller) and the Purchaser (on behalf of itself and the Relevant Purchaser) shall indemnify each other against any Losses they may incur as a result of that person's failure to adhere to its particular obligations under the Transfer Provisions in the relevant European Country. The Purchaser warrants on its own behalf and on behalf of the other Relevant Purchasers, that each of them has given to the Vendor all information required by the Vendor in order for the Vendor to fulfil its obligations under Article 6 of the Transfer Provisions in the relevant European Country.

2.10 The Vendor (on behalf of itself and the Relevant Seller) and the Purchaser (on behalf of itself and the Relevant Purchaser) shall each notify the other on becoming aware of any claim which might give rise to any liability to indemnify the other under the paragraphs of this clause 2 and shall give each other such assistance as either may reasonably require:

         (a) to comply with the Transfer Provisions in the relevant European Country in relation to the European Employees;

         (b) in contesting or otherwise dealing with any claim by any European Employee resulting from or in connection with this Agreement.

2.11 On the Completion Date the Vendor (on behalf of itself and the Relevant Seller) and the Purchaser (on behalf of itself and the Relevant Purchaser) shall jointly communicate to the European Employees an agreed notice.

3        OTHER EMPLOYEES

3.1 In sufficient time to allow proper contractual or statutory notice of termination of employment to be given by the Relevant Seller or in such timescale as the parties may agree but in any event prior to the Completion Date, the Purchaser shall, or shall procure that the Relevant Purchaser shall, make or procure to be made, an offer to each Other Employee (other than those under notice of termination of employment (for whatever reason) at the time the Purchaser or the Relevant Purchaser makes its offer) to employ him or her under a new contract of employment to commence immediately from the Completion Date. The offer to be made will be such that:

         (a) the provisions of the new contract shall be as nearly the same as the corresponding provisions of his or her contract of employment as existing immediately prior to Completion as is reasonably practicable, save as to the identity of the employer;

         (b) it provides that his or her period of continuous service with the Relevant Seller shall be counted as continuous service with the Relevant Purchaser.

3.2 If an Other Employee wishes to accept the offer referred to in paragraph 3.1 above, then the Vendor shall, or shall procure that the Relevant Seller shall so far as permitted by law waive any requirement on the Other Employee concerned to give any period of notice of termination of his or her employment under the terms of his or her employment so as to allow the Other Employee to commence employment with the Relevant Purchaser from the Completion Date.

3.3 The Vendor (on behalf of itself and the Relevant Seller) and the Purchaser (on behalf of itself and the Relevant Purchaser) shall give each other such assistance as either may reasonably require in contesting or otherwise dealing with any claim by any Other Employee resulting from or in connection with this Agreement.

3.4 The Vendor (on behalf of itself and the Relevant Seller) shall be responsible for and shall fully indemnify and keep indemnified the Purchaser (on behalf of itself and the Relevant Purchaser) from and against all and any Employment Costs and Employment Liabilities arising, directly or indirectly, from any actual or alleged act or omission of the Relevant Seller in relation to the Other Employees prior to the Completion Date including any which are deemed by virtue of relevant local law to be an act or omission of the Relevant Purchaser after the Completion Date.

3.5 The Purchaser (on behalf of itself and the Relevant Seller) shall, be responsible for and shall fully indemnify and keep indemnified the Vendor (on behalf of itself and the Relevant Seller) from and against all Employment Costs and Employment Liabilities in relation to any Other Employees who accept the offer referred to in paragraph 3.1 above arising from any actual or alleged act or omission of the Relevant Purchaser after the Completion Date or, if later, on or after the date of commencement of the such employee's employment with the Relevant Purchaser. To the extent that the Purchaser or the Relevant Purchaser has between Completion and the date of commencement of such employment engaged the services of any such Other Employee the Purchaser (on behalf of itself and Relevant Purchaser) shall reimburse the Vendor or the Relevant Seller in respect of any Employment Costs which the Vendor or the Relevant Seller has thereby incurred on or after the Completion Date.

3.6 On the Completion Date the Vendor (on behalf of itself and the Relevant Seller) and the Purchaser (on behalf of itself and the Relevant Purchaser) shall jointly communicate to the Other Employees an agreed notice.

4        SHARE SCHEMES

         The Vendor undertakes that:

4.1 it will meet in full its obligations under the terms of the BICC Savings-Related Share Option Scheme 1991, the BICC Executive Share Option Scheme 1991, and the BICC UK Executive Share Option Scheme (Unapproved) ("the Option Schemes") and the BICC Long-Term Incentive Plan ("the Plan") to Employees who are participants in the Option Schemes and/or the Plan and procure that BICC Employees' Trustees Limited in its capacity as Trustee of the BICC Employee Share Ownership Trust meets its obligations to Employees who are participants in the Plan;

4.2 it will inform the Purchaser as soon as reasonably practicable if it receives from any of the Employees a valid notice of exercise of an option under the Option Schemes or if the interest of any of the Employees under the Plan vests and in such event pay to the Purchaser in cleared funds the full amount which the Purchaser or other of the Relevant Group Companies is liable to pay by way of tax or social security contributions to the Inland Revenue or other relevant governmental authorities arising out of the said exercise or vesting;

4.3 it will indemnify the Purchaser or other Relevant Group Companies in respect of any Taxation arising out of the failure of the Vendor to make any of the payments required by paragraph 4.2 above;

4.4 all sums payable by the Vendor to the Purchaser under paragraph (c) above shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the Vendor shall be obliged to pay to the Purchaser such sum as will after such deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding;

4.5 if any Taxation authority charges to Taxation any sum paid to the Purchaser under paragraph 4.3 above then the amount so payable shall be grossed up by such amount as will ensure that after payment of the Taxation so charged there shall be left a sum equal to the amount that would otherwise be payable under paragraph 4.3 above.

5        SINGAPORE EMPLOYEES

         The parties shall between the date of this Agreement and the Completion Date meet to determine whether the six Singapore-based expatriate European Employees whose names are set out in page 1 of the list in the agreed terms working for BICC Cables Asia-Pacific Pte Ltd (BICCAP) as at the date of this Agreement shall continue to be employed in the Operations in Singapore whether as secondees to BICCAP, on the basis of short term employment with BICCAP, or otherwise. To the extent the parties determine that the said employees shall not be employed in the Operations in Singapore following Completion, or Subsequent completion, or that such employment will not last for more than six months from the Completion Date (or Subsequent Completion Date as the case may be), the Vendor shall be responsible for all Losses incurred in terminating the employment of these Singapore-based expatriate European Employees.

                                   SCHEDULE 12

                          EMPLOYEE BENEFIT ARRANGEMENTS

1 In this Schedule, the following expressions shall, unless the context otherwise requires, have the following meanings:

         ACTUARY means the Vendor's Actuary or the Purchaser's Actuary as the context requires

         THE PARTICIPATION PERIOD means the period commencing on Completion and ending six months thereafter or on such other date as the parties (with the consent of the Inland Revenue) shall otherwise agree

         THE PAYMENT DATE means such date agreed by the Vendor and the Purchaser being not more than one calendar month after the later of:

         (a) the date of determination of the aggregate of the Transfer Values; and

         (b) the date on which the Vendor receives confirmation from the Purchaser that the Purchaser's Scheme is legally able to receive a transfer payment from the relevant Vendor's Scheme such confirmation to include a copy of the PSO approval (if necessary) to the said transfer payment and any requisite DSS documentation; and

         (c) the date on which the Vendor receives copies of the consents referred to in the definition of the Transferring Employees

         THE PENSION TRANSFER DATE means the day after the last day of the Participation Period

         PENSIONABLE EMPLOYEES means such Employees who are active members of either of the Vendor's Schemes at Completion

         PURCHASER'S ACTUARY means such actuary as the Purchaser may appoint

         PURCHASER'S SCHEME means the retirement benefits scheme or schemes established or nominated pursuant to paragraph 5.2

         UK PURCHASER means the Relevant Purchaser of the Business in the United Kingdom

         VENDOR'S ACTUARY means such actuary as the Vendor may appoint

         THE VENDOR'S LETTER means each of the letters written by the Vendor's Actuary to Mr. D I Thackray dated 31 March 1999 copies of which are annexed hereto

         VENDOR'S SCHEMES means the two retirement benefits schemes known as the BICC Group Pension Fund and the BICC Group Senior Executive Pension Fund respectively

         THE TRANSFER AMOUNT means the aggregate of the Transfer Values adjusted to the Payment Date as specified in the relevant Vendor's Letter

         THE TRANSFER VALUE means the sum or sums calculated in respect of each Transferring Employee in accordance with the actuarial method and assumptions as set out in the relevant Vendor's Letter at the Pension Transfer Date and includes, for the avoidance of doubt, the amount in respect of additional voluntary contributions paid to purchase added years at that date. The Transfer Value in respect of each Transferring Employee will not be less than the cash equivalent for each such employee at the Pension Transfer Date as required under Part IV Chapter IV of the Pension Schemes Act 1993

         THE TRANSFERRING EMPLOYEES means such Pensionable Employees who become members of the Purchaser's Scheme with effect from the Pension Transfer Date and who immediately before the Pension Transfer Date were active members of either of the Vendor's Schemes and who before the Payment Date consent to the transfer of their accrued benefits under the relevant Vendor's Scheme to the Purchaser's Scheme, such consent to be in writing, and do not withdraw their consent prior to the Payment Date

2 In respect of the Vendor's Schemes, during the Participation Period the Purchaser shall procure that there shall be paid in respect of each Pensionable Employee the following contributions so long as they remain active members of the appropriate scheme:

         GROUP PENSION FUND

         Contributions to the BICC Group Pension Fund are at the following rates which are based on the standard annual earnings (as defined in the rules of the Fund), less a deduction of (pound)2964 pa for each member.

         Employer contribution:

         Senior Executive Pension
         Fund members who joined that
         Fund prior to 1 January 1994       16.8% per annum

         All other members                  13.2% per annum

         Members contribution:

         All members                        5% per annum

         SENIOR EXECUTIVE PENSION FUND

         For the Senior Executive Pension Fund members there is an additional employer contribution to the BICC Group Senior Executive Pension Fund based on standard earnings (as defined in the Fund rules) less (pound)2964 per annum at the rate of 4.3% per annum thereof for seNIOR management roll members and at the rate of 12.0% per annum thereof for executive roll members and senior executive roll members.

         All such employer and member contributions (which will be inclusive of all liability to contribute to the administration and management and other costs of the Vendor's Schemes) shall be remitted to the trustees of the relevant Vendor's Scheme within 14 days of the end of the calendar month in respect of which the contributions were due or collected, as appropriate.

3 If the Purchaser fails to procure the payment of the contributions referred to in paragraph 2 the Vendor may either make the payment itself and recover the amount from the Purchaser as a debt or notify the relevant trustees that the contributions cannot be made, in which case the trustees may elect by notice in writing to the Purchaser to cease to permit the UK Purchaser to participate in the relevant scheme.

4        Up to and including the Payment Date, the Vendor shall ensure that:

4.1 subject to the consent of the Inland Revenue the Vendor will use its best endeavours to ensure that the UK Purchaser can participate in the Vendor's Schemes in respect of the Pensionable Employees during the Participation Period;

4.2 the Vendor's Schemes remain in full force and effect in respect of the Pensionable Employees and retain their contracted out and Inland Revenue approved status;

4.3 no alterations are made to, or powers or discretions exercised under, the Vendor's Schemes which affect the accrued, contingent or future interests of the Pensionable Employees except with the consent of the Purchaser (such consent not to be unreasonably withheld or delayed);

4.4 all death-in-service benefits applicable to the Pensionable Employees are continued during the Participation Period.

4.5 The Vendor shall procure that any Pensionable Employee who for any reason during the Participation Period becomes eligible for a benefit under either of the Vendor's Schemes (including for the avoidance of doubt, an early retirement pension on the terms set out in the relevant Vendor's Scheme) shall (subject to the consent of the Purchaser) be granted such benefit without further contribution being required of the Purchaser or of the Pensionable Employee, except where the amount of a benefit is augmented at the request or with the consent of the Purchaser, in which case the grant of such additional benefit under the relevant Vendor's Scheme shall be conditional on payment by the UK Purchaser to the trustees of the relevant Vendor's Scheme of such amount by way of additional contribution as shall be agreed between the Vendor's Actuary and the Purchaser's Actuary as being equal to the excess (if any) of the value (on the basis of the method and assumptions set out in the relevant Vendor's Letter) of the augmented benefit over the non-augmented benefit.

5        TRANSFER PAYMENTS

5.1 The Vendor and the Purchaser will each take steps within its competence to ensure that by such date that is no later than 45 days after the Pension Transfer Date each Pensionable Employee is given the opportunity of consenting in terms approved by the trustees of the Vendor's Schemes (such approvals not to be unreasonably withheld or delayed) to a transfer of assets being made for him from the relevant Vendor's Scheme to the Purchaser's Scheme in accordance with the provisions of this Schedule.

5.2 The Purchaser undertakes to establish or nominate one or more retirement benefits schemes on or before the Pension Transfer Date.

5.3 Subject to receipt of the Transfer Amount, the Purchaser's Scheme shall provide in respect of each of the Transferring Employees (subject to Inland Revenue limits on benefits not being exceeded) benefits on a basis for service prior to the Pension Transfer Date which is in the opinion of the Purchaser's Actuary and agreed by the Vendor's Actuary no less favourable in value than the basis of the benefits for such service to which that Transferring Employee is entitled under the relevant Vendor's Scheme at the Completion Date provided that for the avoidance of doubt there shall be deemed to be no obligation to equalise benefits in the Vendor's Scheme or the Purchaser's Scheme arising as a result of Guaranteed Minimum Pensions. Any notional money purchase underpin applicable to additional voluntary contributions paid to purchase added years in the Vendor's Schemes which increases the Transfer Amount shall also be given value in the Purchaser's Scheme on the same basis as referred to above.

5.4 Immediately following the Pension Transfer Date, the Vendor's Actuary shall calculate the Transfer Value in respect of each of the Transferring Employees and shall pass the results of his calculations to the Purchaser's Actuary by such date which is three months after the Pension Transfer Date (or the date which is three months after the date of receipt of any data requested pursuant to paragraph 5.6, if later).

5.5 The Purchaser's Actuary will have two months from the date of his receipt of the results of the Vendor's Actuary's calculations (or the date which is two months after the date of receipt of any data requested pursuant to paragraph 5.6, if later) to agree the results of those calculations or to raise any objections he may have. Any such objections are to be notified in writing.

5.6 The Vendor and the Purchaser shall use their respective reasonable endeavours to procure that any information which the Vendor's Actuary or the Purchaser's Actuary may reasonably require in order to calculate and verify the Transfer Values shall be provided to the Vendor's Actuary or the Purchaser's Actuary (as appropriate) as soon as is reasonably practicable and that such information shall be true and complete in all material respects.

5.7 If no objections are raised by the Purchaser's Actuary pursuant to paragraph 5.5 the Transfer Values will be binding upon the parties.

5.8 If any objections are notified pursuant to paragraph 5.5 the parties are to instruct their respective Actuaries to negotiate with a view to resolving any differences between them.

5.9 If those differences remain unresolved at the end of thirty days after the objections have been notified pursuant to paragraph 5.5 either party may refer the matter to the Expert. The provisions of paragraph 6 will then apply in this matter.

5.10 The Vendor shall use its reasonable endeavours to procure that, on the Payment Date an amount in specie equal to the Transfer Amount consisting of 60% UK equity and 40% overseas equity investments (comprising 131/3 % in North America, 131/3% in Europe excluding the UK, 62/3% in Japan and 62/3% in the Pacific Basin excluding Japan) (but excluding interests in pooled funds which are not index-tracking funds) based on their mid-market values on the Business Day prior to the Payment Date shall be transferred by the Investment Managers on behalf of the trustees of the Vendor's Schemes to the trustees or managers of the Purchaser's Scheme. The equities transferred will be a reasonable cross section of those held by the Vendor's Schemes as agreed by the Vendor and the Purchaser (such agreement not to be unreasonably withheld or delayed). To the extent that such agreement is not reached, an amount in cash equal to the balance of the Transfer Amount subject to a realisation charge of 1/2% shall be transferred.

5.11 If on the Payment Date the aggregate amount transferred by the trustees of the Vendor's Schemes to the trustees or managers of the Purchaser's Scheme in relation to the Transferring Employees is less than the Transfer Amount (the difference between such aggregate amount transferred and the Transfer Amount being the "Underpayment"), the Vendor shall forthwith pay to the Purchaser or as it may direct (by way of reduction of the purchase consideration) a cash amount equal to the Underpayment together with interest thereon at the rate of 2 per cent above the base rate from time to time of The Hong Kong and Shanghai Banking Corporation Limited in respect of the period from and including the Payment Date up to but excluding the date of actual payment under this paragraph 5.11.

5.12 As soon as reasonably practicable after receipt of the Underpayment, the Purchaser shall, or shall procure that the UK Purchaser will, pay into the Purchaser's Scheme an amount equal to the Underpayment. The Purchaser shall, promptly upon it and the UK Purchaser receiving any net tax benefit in respect of such payment, pay (or procure the payment of) to the Vendor (by way of increase of the purchase consideration) an amount equal to such net tax benefit (taking into account any tax liability of the Purchaser or the UK Purchaser on receipt of the Underpayment and any tax deduction in respect of the payment by the Purchaser or the UK Purchaser into the Purchaser's Scheme).

5.13 The Vendor will use its best endeavours to ensure that the appropriate funds in respect of additional voluntary contributions not paid to purchase added years attributable to the Transferring Employees is transferred to the Purchaser's Scheme on the Payment Date.

5.14 The funds transferred in accordance with paragraph 5.13 above shall be used for the exclusive benefit of those Transferring Employees who have made additional voluntary contributions as referred to in that paragraph.

6 Any dispute between the Vendor and the Purchaser or between the Vendor's Actuary and the Purchaser's Actuary concerning the matters referred to in this Schedule shall in the absence of agreement between them be referred to an independent actuary ("the Expert") appointed by the parties or to be appointed at the request of either party hereto by the President for the time being of the Institute of Actuaries if agreement as to the independent actuary to act as the Expert cannot be reached. The person so appointed shall act as an expert and not as an arbitrator. The decisions of the Expert shall be final and binding on the parties hereto. The costs of the Expert shall be borne as the Expert shall direct.

7 The Purchaser shall procure that the UK Purchaser will authorise the Vendor to exercise all powers, rights and discretions conferred on the UK Purchaser under the Pensions Act 1995 by virtue of its participation in the Vendor's Schemes. In particular, the Purchaser shall procure that the UK Purchaser will:

7.1 nominate the Vendor as the "appropriate person" to act for each of them for the purposes of section 21(9) of the Pensions Act 1995 in relation to the Vendor's Schemes.

7.2      agree that:

                 (a) the Vendor should act on their behalf for the purposes of section 58(4) of the Pensions Act 1995 in respect of the Vendor's Schemes; and

                 (b) the Vendor will consult with the trustees of the Vendor's Schemes pursuant to section 35(5) of the Pensions Act 1995 in place of the UK Purchaser.

8        INDEMNITIES

8.1 The Vendor shall indemnify the Purchaser (for itself and as agent and trustee for the UK Purchaser, the employer of the employees concerned as referred to in (c) below and the Purchaser's Scheme) against all actions, proceedings, costs, claims, damages and expenses brought or made against or incurred by the Purchaser or the UK Purchaser, or the employer of the Employees concerned as referred to in (c) below or the Purchaser's Scheme (including, without limitation, any additional contributions payable to the Purchaser's Scheme) insofar as the same arise from: (a) the Purchaser or the UK Purchaser or the Purchaser's Scheme being required to provide benefits to any Employees in respect of the whole or part of their service prior to the Completion Date in excess of the benefits provided under paragraph 5.3 where such requirement arises by reference to the provisions of European Community law or sections 62 to 66 of the Pensions Act 1995 relating to the equal access requirements or relating to the equal treatment requirements insofar as they apply to members of the BICC Group Senior Executive Fund who joined that Fund prior to 2 March 1987. For the avoidance of doubt this requirement shall not include the equalisation of guaranteed minimum pensions; (b) the Purchaser or the UK Purchaser being liable for any deficiency under the Vendor's Schemes pursuant to section 75 of the Pensions Act 1995 or otherwise howsoever in relation to the Vendor's Schemes (except for amounts payable by the Purchaser or the UK Purchaser pursuant to paragraphs 2 and 4.5 or except in so far as attributable to any act or omission of the Purchaser or the UK Purchaser); (c) the Purchaser or the UK Purchaser or the Purchaser's Scheme or the employer of the employees concerned being liable in relation to any participation prior to the Completion Date by ex-patriate employees in the Vendor's Schemes in contravention of Inland Revenue requirements (including, without limitation, Mr N Blackwell, ex-patriate employee based in Egypt, and Mr W Bailey, ex-patriate employee based in Dubai). The indemnity in sub-paragraph
         (c) is conditional on the Purchaser, the UK Purchaser and the Purchaser's Scheme and the employer of the employees concerned co-operating with the Vendor in minimising any such liability including in particular complying with any requirements or conditions that may be imposed by the Inland Revenue (whether as to the nature of the Purchaser's Scheme to which such benefits are transferred or otherwise).

8.2 The Vendor shall indemnify the Purchaser (for itself and as agent and trustee for the Relevant Purchaser of the Shares in BICC General Cable SA against all Losses suffered by the Purchaser or the Relevant Purchaser (including, without limitation, any additional payments required to be made to Sud America Vida y Pensiones, S.A. or Sudamericana Seguros) in so far as the same arise from the assets held at the Completion Date in respect of the policies issued by Sud America Vida y Pensiones, S.A. or Sudamericana Seguros in relation to employees of such Relevant Purchaser (including Saenger, S.A. and any other companies whose businesses have been merged with such Relevant Purchaser) being less than the liabilities at the Completion Date in relation to such employees (assessed on the same basis as the actuarial valuation dated 1 January 1998) Provided that due account will be taken for this purpose of any allowance made in the Net Asset Statement in respect of any such underfunding.

                                   SCHEDULE 13

                                     PART 1

                              NON-LEASED PROPERTIES


BRIEF DETAILS OF PROPERTY

1     Erith Works, Church Manorway, Erith, Kent

2     Wrexham Site (save for Wrexham II), Oak Road, Wrexham Trading Estate,
      Clwyd

3     Prescot Works, Hall Lane, Prescot, Lancashire

4     The Sports and Social Club off Warrington Road, Prescot, Lancashire

5 Leigh Works (save for the Brand Rex Premises), West Bridgewater Street, Leigh, Lancashire

6     Hebburn Works, Hedgeley Road, Hebburn, Durham

7     Daybrook Square, Mansfield Road, Nottingham

                                   SCHEDULE 13

                                     PART 2
                                LEASED PROPERTIES

Address of Property:

Suite 3, RVB House, Llys Felin Newydd,

Phoenix Way, Enterprise Park, Swansea



Parties:                   RVB Investment Limited (1) and

                           BICC Components Limited (2)





Current tenant and guarantor:       BICC Components Limited.  No guarantor.

Term (including options to break and renew):

3 years commencing on 14 December 1998, Tenant's only option to break on each anniversary of lease on giving 3 months prior notice to Landlord.

Current rent and rent review dates:

(pound)9,645 per annum.  No rent review.

                                   SCHEDULE 13
                                     PART 3


                           LIST OF OVERSEAS PROPERTIES

---------------------------------------------------------------------------------------------------
OWNER                                   PROPERTY                                  TENURE
---------------------------------------------------------------------------------------------------
ITALY:

BICC Ceat Cavi srl                      Energy Cables Division, Via Piceno        Freehold
                                        Aprutina 55/B, 63100 Ascoli Piceno, Italy

BICC Ceat Cavi srl                      Via Brescia 16, 10036 Settimo Torinese,   Freehold
                                        Turin, Italy
---------------------------------------------------------------------------------------------------
SPAIN:
BICC General Cable SA                   Carretera de Ribas Km 13,2, Montcada i    Freehold
                                        Reixach (Barna), Spain

BICC General Cable SA                   c/Rusinol 63, Manlleu (Barna), Spain      Freehold

BICC General Cable SA                   Ctra Martorell a Olesa Km 4,3, Arbrera,   Freehold
                                        Spain

BICC General Cable SA                   Casanova 150, Barcelona, Spain            Freehold

BICC General Cable SA                   Partida, Castello, Teulada (Alicante),    Freehold
                                        Spain

BICC General Cable SA                   Avda Garcia de Najera 4, Pamplona         Leasehold
                                        (Navarra), Spain

BICC General Cable SA                   Ctra Nacional IV, Edificio Eurosevilla,   Leasehold
                                        Sevilla, Spain

BICC General Cable SA                   Juan de Ajuriaguerra 26, Bilbao, Spain    Leasehold

BICC General Cable SA                   Cirilo Amoros 27, Valencia, Spain         Leasehold

BICC General Cable SA                   Rusinol 57, Manlleu (Barna), Spain        Leasehold
---------------------------------------------------------------------------------------------------
NORWAY:

BICC Norspa A/S                         Berghahan 5, Langhus 1401 Ski, Norway     Leasehold
---------------------------------------------------------------------------------------------------
BRAZIL:

BICC Novacoes Ltda                      Avda Paulo Miguel Bohomoletz, 12 Civi-1,  Leasehold
                                        Serra Espirito Santo, Brazil
---------------------------------------------------------------------------------------------------
PORTUGAL:

BICC Celcat Cabos de Energia e          Av Marques de Pombal 36/38, Morelena,     Freehold
Telecommunicaciones SA                  2715 Pero Pinheiro, Portugal

BICC Cabos de Energia e                 Porto Branch, Rua Goncaio Cristovao       Leasehold
Telecommunicaciones SA                  312-4 BeC, 4000 Porto, Portugal
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
OWNER                                   PROPERTY                                  TENURE
---------------------------------------------------------------------------------------------------
MOZAMBIQUE:
Celmoque Cabos de Energia e             Av Zedequias Mangalhela 1430, Maputo,     Leasehold
Telecommunicaciones SA                  Mozambique

Celmoque Cabos de Energia e             (Head Office), Estrada Nacional No6 Alto  Installations
Telecommunicaciones SA                  da Manga, Beira-Provincia da Sofala,      Owned
                                        Mozambique                                Land
                                                                                  Nationalised
---------------------------------------------------------------------------------------------------
ANGOLA:
Condel Fabrica de Contudores            Cazenga 5a Avenida, Luanda, Angola        Freehold
Electrizos de Angola SARL

Condel Fabrica de Contudores            Av Rainha Ginga 147-6o Luanda, Angola     Leasehold
Electrizos de Angola SARL
---------------------------------------------------------------------------------------------------
DUBAI:
Dubai Cable Company (Private) Ltd.      PO Box 11529, Dubai, United Arab Emirates Land
                                                                                  allocated
                                                                                  by
                                                                                  State
Dubai Cable Company (Private) Ltd.      Dubai City and Distribution sites in Abu  Leasehold
                                        Dhabi, Bahrain and Oatar
---------------------------------------------------------------------------------------------------
EGYPT:
BICC Egypt SAE                          Abou Rawash Industrial Zone, Giza,        Freehold
                                        Cairo, Egypt

BICC Egypt SAE                          33 Ahmed Hishmet Street, Zamalek, Cairo,  Leasehold
                                        Egypt
---------------------------------------------------------------------------------------------------
ZIMBABWE:

BICC CAFCA Limited                      PO Box 1651 Lytton Road, Workington,      Freehold
                                        Harare, Zimbabwe
---------------------------------------------------------------------------------------------------
CHINA:

BICC Cables Asia-Pacific Pte Ltd.       Shanghai Rep Office, 1104/05 Hong Kong    Leasehold
                                        Plaza, 263 Huai Hei Middle Road,
                                        Shanghai 200021, Peoples Republic of
                                        China

BICC Cables Asia-Pacific Pte Ltd.       Beijing Rep Office, Unit 12 10/F, Jingan  Leasehold
                                        Centre, 8 East Road, Northern 3 Ring
                                        Road, Chao Yang District, Beijing,
                                        Peoples Republic of China
---------------------------------------------------------------------------------------------------
TAIWAN:

BICC Energy Cables Pte Ltd.             Taiwan Rep Office, Room 23 21/F, 50       Leasehold
                                        Chung Hsalo West Road, Taipei, Taiwan
---------------------------------------------------------------------------------------------------
NEW ZEALAND:

BICC Cables New Zealand Ltd.            Riccarton Factory, 73/89 Main South       Freehold
                                        Road, Riccarton, Christchurch, New
                                        Zealand
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
OWNER                                   PROPERTY                                  TENURE
---------------------------------------------------------------------------------------------------
BICC Cables New Zealand Ltd.            Auckland Service Centre, 14-18 Vestey     Leasehold
                                        Drive, Mt. Wellington, Auckland, New
                                        Zealand

BICC Cables New Zealand Ltd.            Wellington Service Centre, 43 Barnes      Leasehold
                                        Street, Wellington, New Zealand

BICC Cables New Zealand Ltd.            Wellington Warehouse, 67 Port Road,       Leasehold
                                        Petone, Wellington, New Zealand
---------------------------------------------------------------------------------------------------
FIJI:

Dominion Wine and Cables Ltd.           Ba factory, Lot 3 Kings Road, Nailaga,    Freehold
                                        BA, Fiji Island
---------------------------------------------------------------------------------------------------
SINGAPORE:

BICC Energy Cables Pte Ltd.             Wisma Atria Office, 435 Orchard Road,     Leasehold
                                        #17-02 Wisma Atria, Singapore 238877

BICC Energy Cables Pte Ltd.             Pasir Panjang, Pasir Panjang Distrpark,   Leasehold
                                        Pasir Panjang Road, Singapore 118500

Trans-Power Cables Pte Limited          Trans-Power Cables Pte Ltd, Units         Leasehold
                                        #01-01, 01-02, 01-04, Pasir Panjang
                                        Building, 15 West Coast Highway,
                                        Singapore 117861

Trans-Power Cables Pte Limited          Trans-Power Cables Pte Ltd, Unit 16,      Leasehold
                                        Pasir Panjang Distrpark, West Coast
                                        Highway, Singapore

BICC Cables Asia-Pacific Pte Ltd.       Wisma Atria Regional Office, 435 Orchard  Leasehold
                                        Road, #21-01/02/03 Wisma Atria,
                                        Singapore 238877
---------------------------------------------------------------------------------------------------
MALAYSIA:

BICC Energy Cables Pte Ltd              42 Jalan Molek 2/1                        Leasehold
                                        Taman Molek, 81100
                                        Johor Bahru, Maylasia

Power Cables Malaysia Sdn Bhd           Shah Alam factory, Lot 2, Jalan Kawal     Leasehold
                                        15/18, 40702 Shah Alam, Selangor,
                                        Malaysia

Power Cables Malaysia Sdn Bhd           Bukit Raja aluminium rod plant, Lots 31   Freehold
                                        and 32, Bukit Raja Industrial Park,
                                        Klang, Selangor, Malaysia
---------------------------------------------------------------------------------------------------
INDONESIA:

PT BICC Berca Cables                    Balaraja factory, Blok F1 3/4, Jalan      Freehold
                                        Raya Serang Km28.5, Balaraja-Tangerang,
                                        West Java, Republic of Indonesia
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
OWNER                                   PROPERTY                                  TENURE
---------------------------------------------------------------------------------------------------
HONG KONG:

BICC Cables China Ltd.                  Great Eagle Centre, Room 1011, Great      Leasehold
                                        Eagle Centre, Wanchai, Hong Kong

BICC Cables China Ltd.                  Chai Wan warehouse, Unit 44, 7/F Chai     Leasehold
                                        Wan Industrial City, 70 Wing Tai Road,
                                        Chai Wan, Hong Kong
---------------------------------------------------------------------------------------------------
ARGENTINA:

BICC Cables Argentina SA                J M Campos No 1255, Villa Zagala,         Leasehold
                                        Partida de San Martin, Provincia de
                                        Buenos Aires, Argentina
---------------------------------------------------------------------------------------------------
THAILAND:

BICC Energy Cables Pte Ltd.             Thailand Rep Office, Unit 1701, One       Leasehold
                                        Pacific Place, 140 Sukumvit Road,
                                        Klongtoay, Bangkok 10110, Thailand
---------------------------------------------------------------------------------------------------

                                   SCHEDULE 14

    The provisions of this Schedule 14 apply only to those Properties located in England or Wales

                                     PART 1

     TERMS OF SALE OF THE BUSINESS SELLERS' PROPERTIES IN ENGLAND AND WALES

1 Insofar as the same are applicable and are not consistent with or varied by the express terms of this Agreement, this Agreement shall incorporate the Standard Conditions of Sale (Third Edition) ("Conditions") as varied in the manner set out below which shall apply in respect of Properties in England and Wales.

1.1 In paragraphs (a) and (b) of Condition 1.3.6 the words "unless returned undelivered" shall be added after the word "posting".

1.2 Paragraph (c) of Condition 3.1.2 shall be amended to read "those of which the seller does not have actual knowledge" and the following paragraph (f) shall be added to the Condition:

         "(f) all other matters disclosed or reasonably to be expected to be disclosed by searches and as a result of enquiries made by or for the buyer or which a prudent buyer ought to make".

1.3 In Condition 3.1.3 the words "of which he receives actual knowledge" shall be inserted after the words "new public requirement" and shall also be substituted for the words "which he learns about".

1.4      Condition 4.3.2 shall not apply.

1.5 Conditions 5.1.1 and 5.1.2 shall not apply and the risk of damage to or destruction of the Business Seller's Properties passes to the Purchaser from the date of this Agreement save that the Vendor shall continue to insure the Business Seller's Properties (other than the Business Sellers' Leased Property) on the current terms (so far as it is able) and in the event of any damage or destruction of them the Vendor will pay the insurance proceeds received by it to the Purchaser and if any insurance money shall be irrecoverable due to any act or neglect of the Vendor or any Business

         Seller or any of their respective undertenants, employees, servants, agents, licencees or mortgagees, then the Vendor shall pay to the Purchaser the irrecoverable amount. Condition 5.1.3 shall not apply.

1.6 In the case of the Business Seller's Leased Properties the following proviso shall be added at the end of Condition 6.6:

         "PROVIDED that the production of such receipt shall not be a condition of completion but if the seller is unable to produce the same then the seller shall furnish such other evidence (if any) as may be available in respect thereof"

         and in paragraph (a) of Condition 8.3.2 the words "but the seller shall not be obliged to pay a premium for such consent" shall be added after the words "obtain it" and Condition 8.3.4 shall not apply.

2        BUSINESS SELLERS' LEASED PROPERTIES

2.1      The Vendor shall procure that the relevant Business Seller shall:

         2.1.1 apply at its own expense for consent to assign any Business Sellers' Leased Property; and

         2.1.2  use all reasonable endeavours to obtain such consent; and

         2.1.3 keep the Purchaser fully informed of all progress made with regard to the obtaining of such consent.

2.2 The Purchaser shall in connection with obtaining the consent referred to in paragraph 2.1.1 above:

         2.2.1 provide all information and references reasonably required by the landlord;

         2.2.2 enter into direct covenants and provide such other security as required under the relevant lease or as the landlord may otherwise reasonably require.

2.3 In the event that any necessary consent to assign any Business Sellers' Leased Property has not been obtained by the Completion Date then the following provisions shall apply:

         2.3.1 completion of the transfer of the relevant Business Seller's Leased Property shall be deferred until three Business Days after such consent has been obtained and a copy provided to the Purchaser;

         2.3.2 during the period from Completion until the date of actual completion of the transfer of the relevant Business Seller's Leased Property (the INTERIM PERIOD) the Vendor shall procure that the relevant Business Seller shall:

                 (i) hold the relevant Business Seller's Leased Property on trust for the Purchaser; and

                 (ii) permit the Purchaser to occupy the relevant Business Seller's Leased Property as licensee for the purposes for which it has been used by the relevant Business Seller prior to the date hereof; and

                 (iii) not without the prior consent of the Purchaser surrender or sell or vary or agree any revised rent for any Lease or agree to do any of the same.

2.4              During the Interim Period the Purchaser shall:

         2.4.1 within five Business Days of written demand put the Vendor in funds so as to enable the relevant Business Seller to pay all rents, service charges and other outgoings and expenses payable in respect of the relevant Business Seller's Leased Property and which relate to the Interim Period;

         2.4.2 save insofar as the same are the express responsibility of the Vendor under this Agreement, observe and perform the covenants and conditions on the part of the lessee contained in the Lease or otherwise affecting the relevant Business Seller's Leased Property;

         2.4.3 not without the Vendor's prior written consent, erect or affix on the relevant Business Seller's Leased Property any signs or other notifications that the relevant Business Seller's Leased Property is no longer occupied by the relevant Business Seller; and

         2.4.4 indemnify the Vendor and the relevant Business Seller against the acts and omissions of the employees servants agents and invitees of the Purchaser in or about the relevant Business Seller's Leased Property occurring on or after Completion.

2.5 If such consent has not been obtained to assign the relevant Business Seller's Leased Property within six months after Completion then either party may (provided it has complied substantially with its obligations under paragraph 2) at any time before such consent has been obtained exclude the relevant Business Seller's Leased Property from the sale and purchase pursuant to this Agreement by notice in writing to the other party in which case neither party is to be treated as in breach of contract.

3        THE BUSINESS SELLERS' PROPERTIES

3.1 The Business Sellers' Properties are sold together with all easements, rights and licences attaching or appurtenant thereto and all buildings, structures and fixed and non-severable plant, machinery and equipment thereon except:

         3.1.1 property belonging to the suppliers of gas, water, electricity, telecommunications or other services; and

         3.1.2 landlord's fixtures and fittings on any of the Business Sellers' Leased Properties; and

         3.1.3 tenant's and trade fixtures and fittings on any part of any Business Seller's Property that is subject to any lease or tenancy in favour of a third party;

         but subject to the easements, rights, rent charges, covenants, restrictions, leases, tenancies (including statutory tenancies), licences, agreements, overriding interests (as defined in Section 70(1) of the Land Registration Act 1925) or matters which would be overriding interests if the title to the Business Sellers' Property were registered and other matters affecting the same at the date of this Agreement and as regards the Business Sellers' Properties mentioned in
         Part 3 of this Schedule 14, the special conditions respectively expressed therein to apply to them and the Business Sellers' Leased Properties are sold subject also to the rents, covenants and conditions reserved by or contained in the leases under which the same are respectively held.

         The Purchaser shall raise no requisitions nor make any objection in respect of any of the above, save as may arise as a result of the Purchaser's pre-completion searches.

3.2 The transfer of any Business Seller's Property (other than the Business Sellers' Leased Property) to the Purchaser shall include the following declaration:

         "This Transfer is made with full title guarantee but the covenant set out in Section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 (the "1994 ACT") does not extend to any charge (other than any financial charge or mortgage), encumbrance or other right of which the Transferor is unaware (whether or not the Transferor could reasonably be expected to be aware of it) or which was created or imposed after [the date of this Agreement] (other than by the Transferor)".

3.3      In the assignment of any Business Seller's Leased Property to the
         Purchaser:

         3.3.1   There shall be the following declaration:

                 "This Assignment is made with the full title guarantee but:

                 (i) the covenant set out in section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 (the "1994 ACT") does not extend to any charge (other than any financial charge or mortgage), encumbrance or other right of which the Assignor is unaware (whether or not the Assignor could reasonably be expected to be aware of it) or which was created or imposed after [the date of this Agreement] (other than by the Assignor); and

                 (ii) the Assignor shall not be liable under any of the implied covenants set out in Section 3 or Section 4 of the 1994 Act for the consequences of any breach of the lessee's covenants contained in or other terms of the Lease relating to the state or condition of the Property.

         3.3.2 The Purchaser (as the assignee) will covenant with the relevant Business Seller (as the assignor) as follows:

                 "The Assignee hereby covenants with the Assignor that the Assignee and the Assignee's successors in title will henceforth during the continuance of the term of the Lease pay the rents reserved thereby and observe and perform the lessee's covenants and the conditions contained therein and will indemnify the Assignor and the successors in title of the Assignor from and against all actions, proceedings, costs, claims, expenses and liability for or on account of (i) any future breach, non-observance or non-performance thereof and (ii) any past or existing breach, non-observance or non-performance of any covenants concerning the state or condition of the Property"

3.4 The Purchaser shall raise no objection if any lease or tenancy agreement of any Business Seller's Leased Property shall be found to be an underlease or sub-tenancy or if the covenants in any such lease or tenancy agreement do not correspond with the covenants in any superior lease or tenancy.

3.5 The Purchaser is deemed to buy with knowledge in all respects of the authorised uses of the Business Seller's Properties for the purposes of the enactments from time to time in force relating to town and country planning.

3.6 Upon actual completion of the sale and purchase of the Business Seller's Properties vacant possession will be given with the exception of the premises comprised in the Erith Lease, the Prescot Leases, the Prescot Social Club Leases, the Nottingham Leases and the Wrexham Leases (all as defined in the Special Conditons of Sale and any electricity substations on any Business Seller's Property.

3.7 In respect of those Business Sellers' Properties listed at paragraph 6 ("Hebburn"), paragraph 7 ("Nottingham") and paragraph 8 ("Swansea") of
         Part 2 of Schedule 14, the Vendor shall procure that Pyrotenax Limited in the case of Hebburn, Fine Wires Limited in the case of the part of Nottingham owned by it, and BICC Compontents Limited in the case of Swansea, shall each transfer their respective legal interests in those Business Sellers' Properties to the Purchaser with full title guarantee.

3.8 Save as provided in paragraph 3.7 above or in the Special Conditions of Sale, the Vendor shall transfer or convey the Business Sellers' Properties with full title guarantee and in respect of Hebburn, Nottingham and Swansea the Vendor shall transfer or convey to the Purchaser the Vendor's beneficial interests therein with full title guarantee.

3.9 In respect of those Business Sellers' Properties listed at paragraph 2 ("Wrexham") and paragraph 5 ("Leigh") of Part 2 of Schedule 14, the provisions of Annexure 2 and 3 (relating to works to be undertaken to separate properties shall apply.

3.10 The Vendor and Purchaser shall not later than 15 working days after completion of the works referred to in Annexures 2 and 3 enter into a deed (or deeds) in a form to be agreed between the Vendor and Purchaser (each acting reasonably) granting and reserving (save where the rights are expressed to be temporary only) the rights set out or referred to in Annexures 2 and 3.

3.11 The Vendor and the Purchaser shall act in good faith in the best interests of a successful completion of the separation of Wrexham and Leigh from the land retained by the Vendor and:

         3.11.1 the Vendor and the Purchaser shall, and shall use all reasonable endeavours to procure that any third party shall, do and execute all other acts, deeds, documents and things as may be necessary for giving effect to the provisions of Annexures 2 and 3; and

         3.11.2 if the rights and agreements referred to in Annexures 2 and 3 are inadequate or insufficient to enable such separation the Vendor and the Purchaser shall, and shall use all reasonable endeavours to procure that any third party shall, enter into such deeds or agreements to rectify such inadequacy or insufficiency granting or reserving as applicable such easements and rights as shall be reasonably necessary for the separation and subsequent use and enjoyment of Wrexham and Leigh and the land retained by the Vendor.

3.12 Any dispute between the Vendor and the Purchaser as to their respective rights, duties and obligations in respect of the separation of Wrexham and Leigh from the land retained by the Vendor shall, if required, be referred to an independent expert (acting as an expert and not as an arbitrator) to be agreed upon by the Vendor and the Purchaser or if they fail to agree to be nominated by the President or next most senior available officer of the Royal Institution of Chartered Surveyors on the application of either party. The decision of the expert (whether of fact or law) shall be final and binding on the parties and shall be given without reasons. Any dispute or question relating to the independent expert's terms of reference, whether of fact or law, shall be in the exclusive jurisdiction of the independent expert. The independent's expert's fees and expenses shall be paid by the Vendor and the Purchaser in equal shares.

3.13 On Completion the Vendor shall pay to the Purcdhaser 50 per cent of the stamp duty payable on the respective transfers of the Business Sellers' Properties in England and Wales.

                                   SCHEDULE 14

                      PART 2 - BUSINESS SELLERS' PROPERTIES

                     BUSINESS SELLERS' NON-LEASED PROPERTIES

1 Erith Works, Church Manorway, Erith, Kent as the same are shown for the purposes of identification only edged red on the plan annexed hereto and numbered 1 (ERITH)

2 Wrexham Site, Oak Road, Wrexham Trading Estate, Clywd as the same is shown for the purposes of identification only edged red on the plan annexed hereto and numbered 2 (WREXHAM) (except for that part of Wrexham shown for the purpose of identification only edged green on plan 2 annexed and known as WREXHAM II)

3 Prescot Works, Hall Lane, Prescot, Lancashire as the same is shown for the purposes of identification only edged red (save for the land shown for the purposes of identification only edged blue on plan 3 annexed) on the plan annexed hereto and numbered 3 (PRESCOT)

4 The Sports and Social Club off Warrington Road, Prescot, Lancashire as the same is shown for the purposes of identification only edged red on the plan annexed hereto and numbered 4 (PRESCOT SOCIAL CLUB)

5 Leigh Works, West Bridgewater Street, Leigh, Lancashire as the same are shown for the purposes of identification only edged red on the plan annexed hereto and numbered 5 (LEIGH) (except for that part of Leigh shown for the purposes of identification only edged green on plan 5 annexed and known as the BRAND REX PREMISES)

6 Hebburn Works, Hedgeley Road, Hebburn, Durham as the same are shown for the purposes of identification only edged red on the plans annexed hereto and numbered 6 (HEBBURN)

7 Daybrook Square, Mansfield Road, Nottingham registered at H.M. Land Registry under the numbers NT289090, NT98172, NT78063, NT72820, NT64705, NT59845, NT66997, NT65304, NT96593, NT80206 and NT72827
         (NOTTINGHAM).

                       BUSINESS SELLERS' LEASED PROPERTIES

8 Suite 3, RVB House, Llys Felin Newydd, Phoenix Way, Enterprise Park, Swansea ("SWANSEA") as the same is more fully described in and demised by a lease dated 14 December 1998 made between RVB Investments Limited
         (1) and BICC Components Limited (2) (the "SWANSEA LEASE").

                                   SCHEDULE 14

                                     PART 3


         SPECIAL CONDITIONS RELATING TO THE BUSINESS SELLERS' PROPERTIES

SPECIAL CONDITIONS - ERITH

1        The title to Erith will commence with:

1.1 as to part a Conveyance dated 17 January 1902 and made between Frances Maria Dashwood & George Ashdown Hubbard (1) and Callenders Cable & Construction Company Limited (2)

1.2 as to part a Conveyance dated 29 February 1952 and made between Maypole Estates Limited (1) Lever Brothers & Unilever Limited (2) The British Oil and Cake Mills Limited (3) and British Insulated Callender's Cables Limited (4)

1.3 as to part a Deed of Exchange dated 21 July 1924 and made between Erith Oil Works Limited (1) and Callender's Cable & Construction Company Limited (2)

1.4 as to part a Conveyance dated 31 January 1898 and made between Messrs F Parish & F Hickson (1) and Callenders Cable & Construction Company Limited (2)

1.5 as to part a Conveyance dated 21 November 1924 and made between E G Dixon (1) Callender's Cable & Construction Company Limited (2)

1.6 as to part a Conveyance dated 20 September 1917 and made between E G Dixon & A W Stone (1) and Callender's Cable & Construction Company Limited (2)

1.7 as to part a Conveyance dated 2 December 1995 made between Unilever Limited (1) and British Insulated Callender's Cables Limited (2)

1 Copies of the title documents having been produced to the Purchaser's Lawyers prior to the date of this Agreement the Purchaser shall neither make nor raise any objection or requisition regarding the title to Erith save for any matter which arises as a result of the Purchaser's pre-completion seaches.

2 In the transfer of Erith the Purchaser (as the Transferee) will covenant with the Vendor (as Transferor) as follows:

         "1. The Transferee with the object and intention of affording to the Transferor a full and sufficient indemnity but not further or otherwise hereby covenants with the Transferor that the Transferee and the persons deriving title under the Transferee will at all times hereafter observe and perform all covenants restrictions stipulations agreements and conditions contained or referred to in the documents set out below so far as they relate to Erith and are subsisting and capable of being enforced and taking effect and will keep the Transferor and the successors in title of the Transferor indemnified from and against all costs, claims, actions, proceedings, expenses and liability whatsoever for or on account of any breach, non-observance or non-performance thereof so far as aforesaid

                 Conveyance dated 4 August 1971 and made between British Insulated Callenders Cables Limited (1) and Charrington Gardner Locket (London) Limited (2)

                 Transfer dated 13 January 1972 made between British Callenders Cables Limited (1) and Pioneer Concrete (Holdings) Limited (2)

                 Conveyance dated 9 July 1982 and made between BICC Public Limited Company (1) and James McNaughton Paper Group Limited
                 (2)

                 Copy Letter dated 4 November 1983 from BICC plc to London Borough of Bexley

                 Transfer dated 4 March 1988 made between BICC Public Limited Company (1) and Western Motor Works Chislehurst Limited (2)

                 Deed of Covenants dated 10 May 1902 and made between Callenders Cable & Construction Company Limited and (1) The British Firelighter Company Limited (2)

                 Agreement dated 16 May 1903 and made between The Commissioners of Sewers (1) and Callenders Cable & Construction Company Limited (2)

                 Agreement dated 19 July 1905 and made between The Commissioners of Sewers (1) and Callender's Cable & Construction Company Limited (2)

                 Agreement dated 24 September 1923 and made between The Erith Urban District Council (1) and Callender's Cable & Construction Company Limited (2)

                 Agreement dated 13 December 1928 and made between The Commissioners of Sewers (1) and Callenders Cable and Construction Company Limited (2)

                 Agreement dated 27 July 1942 and made between Kent Rivers Catchment Board (1) and Callender's Cable & Construction Company Limited (2)

                 Conveyance dated 20 December 1946 and made between Callenders Cable & Construction Company Limited (in liquidation) (1) Harold Hockley (2) and British Insulated Callender's Cables Limited (3)

                 Conveyance dated 16 September 1958 and made between British Insulated Callender's Cables Limited (1) and Kent River Board
                 (2)

                 Letter dated 8 December 1978 from London Electricity to British Insulated Cables Limited

                 Deed of Easement dated 21 October 1986 made between BICC plc
                 (1) and Thames Water Authority (2)

                 Agreement dated 11 January 1963 made between Kent River Board
                 (1) and BICC Limited (2)

                 Conveyance dated 2 December 1913 made between Sir James Whitehead (1) Erith Oil Works, Limited (2)

                 Licence dated 22 May 1973 and made between Unilever Limited (1) and British Insulated Callender's Cables Limited (2)"

         "2. The Transferee hereby covenants with the Transferor that the Transferee and the Transferee's successors in title will henceforth during the continuance of the term of the lease ("the Erith Lease") dated 8 July 1971 made between British Insulated Callender's Cables Limited (1) and the Mayor Aldermen and Burgesses of the London Borough of Bexley (2) observe and perform the landlord's obligations contained in or arising under the Erith Lease and will indemnify the Transferor and the successors in title of the Transferor from and against all actions, proceedings, costs, claims, expenses and liability in respect of the same"

3 The Vendor is unable to locate any title documents to the land coloured green and coloured blue hatched black on the plan annexed hereto and marked "ESC" and the Purchaser shall raise no requisition nor make any objection with regard thereto. The Vendor will hand over to the Purchaser on completion the Statutory Declaration made by Martin John Pink on 9 February 1999 relating to the Vendor's title to such land

4 In respect of those parts of Erith title to which is registered at HM Land Registry under title numbers SGL162761 and SGL579129 the registered proprietor of the land within each title is Balfour Beatty Limited. By a transfer dated 15th February 1999 Balfour Beatty Limited transferred the land within title numbers SGL162761 and SGL 579129 to the Vendor (the "TRANSFER"). In respect of the Transfer the Vendor shall:

         (a) procure that the Transfer is presented forthwith to the Inland Revenue and properly stamped either with ad valorem duty or marked to indicate the Transfer is exempt from such duty; and

         (b) forthwith following satisfaction of the obligation set out in paragraph 5(a) above deliver the Transfer to Croydon District Land Registry (Ref. SGL162761/D/222) and advise the Purchaser's Lawyers accordingly;

         (c) promptly and fully satisfy all requisitions raised by HM Land Registry in connection with the registration of the Transfer at HM Land Registry and copy all correspondence relating thereto to the Purchaser's Lawyers.

5

         (a) As soon as reasonably practicable after Completion the Vendor will give notice to terminate an agreement dated 9th July 1982 between BICC Public Limited Company (1) and James McNaughton Paper Group Limited (2) ("the McNaughton Agreement") in accordance with the provisions thereof and the Vendor will provide to the Purchaser a copy of such notice.

         (b) As from the Completion Date the Purchaser will perform all the obligations on the part of the Vendor contained in the McNaughton Agreement until the McNaughton Agreement terminates and will fully and effectively indemnify and at all times keep the Vendor indemnified against all claims demands actions costs expenses and liabilities under the McNaughton Agreement in respect of the period commencing on the Completion Date.

         (c) The Vendor will demand all sums properly receivable for the services provided under the McNaughton Agreement until the McNaughton Agreement terminates and the Vendor will upon receipt pay such sums to the Purchaser.

         (d) If James McNaughton Paper Group Limited default in paying any sums owing under the McNaughton Agreement to the Vendor, the Vendor will take all reasonable steps to enforce the payment obligation of James McNaughton Paper Group Limited at the cost of the Vendor.

BUSINESS SELLERS'     SPECIAL CONDITION
PROPERTY AFFECTED

PRESCOT               1.    As to the unregistered freehold land title will
                      commence with: as to part an Indenture made the 16 September 1925 between Robina Hughes (1) and The British Insulated and Helsby Cables Limited (2)

                      as to part an Indenture made the 31 December 1924 between Ottiwell Ward and his mortgagee (1) and British Insulated Cables Limited (2)

                      as to part a Conveyance made 27 November 1928 between Catherine Kerfoot (1) and British Insulated Cables Limited
                      (2)

                      as to part a Conveyance made the 1st August 1935 between William Francis Reakes (1) and British Insulated Cables Limited (2)

                      as to part a Conveyance made 30 January 1942 between Messrs W A Cross and W Coombes (1) and British Insulated Callender's Cables Limited (2)

                      as to part a Conveyance made 30 January 1942 between Charles Wood (1) William Caldwell (1) and British Insulated Cables Limited (3)

                      as to part a Conveyance made 30 January 1942 between Elizabeth Jane Humphreys-Jones and others (1) Walter Coombs (2) and British Insulated Cables Limited (3)

                      as to part a Conveyance made the 22 March 1974 between Prescot Urban District Council (1) and British Insulated Callender's Cables Limited (2)

BUSINESS SELLERS'     SPECIAL CONDITION
PROPERTY AFFECTED

                      as to part a Conveyance made the 22 March 1974 between Prescot Urban District Council (1) and British Insulated Callender's Cables Limited (2)

                      as to part a Deed of Exchange made 20 January 1944 between the Prescot Urban District Council (1) and British Insulated Cables Limited (2)

                      as to part a Conveyance made 18 October 1943 between Charles Wood (1) and British Insulated Cables Limited (2)

                      as to the remainder ("the Green Land") a Statutory Declaration dated 25 March 1971 by Emlyn Dickin

                      2. Title to the freehold land comprised in title number MS85907 will be deduced in accordance with Section 110 of the Land Registration Act 1925

                      3. The Vendor is unable to locate any title documents to the Green Land other than the Statutory Declaration of Emlyn Dickin referred to above and the Purchaser shall raise no requisition nor make any objection with regard thereto. The Vendor will hand over to the Purchaser on completion Statutory Declaration in agreed terms made by Victor Harold Bellard on 31 March 1999 relating to the Vendor's title to the Green Land and to the boundaries of the whole of Prescot.

                      4. As respects the Green Land the Vendor agrees to transfer its estate right and interest in the Green Land and shall be expressed to transfer the same with no title guarantee.

                      5. Copies of the title documents (save as mentioned in paragraph 3 above) having been produced to the Purchaser's Lawyers prior to the date of this Agreement the Purchaser shall neither make nor raise any objection or requisition regarding title to Prescot save for any matter which arises as a result of the Purchaser's pre-completion searches.

                      6. In the transfer of Prescot the Purchaser (as the Transferee) shall enter into the following covenants with the Vendor (as the Transferor):

                      "The Transferee with the object and intention of affording to the

BUSINESS SELLERS'     SPECIAL CONDITION
PROPERTY AFFECTED

                      Transferor a full and sufficient indemnity but not further or otherwise HEREBY COVENANTS with the Transferor that the Transferee and the persons deriving title under the Transferee will at all times hereafter observe and perform the covenants, restrictions, stipulations, agreements and conditions contained or referred to in the documents set out below so far as they relate to [Prescot] and are subsisting and capable of being enforced and taking effect and will keep the Transferor and the successors in title of the Transferor indemnified from and against all costs, claims, actions, proceedings, expenses and liability whatsoever for or on account of any breach, non-observance or non-performance thereof:

                      Agreement made 10 September 1942 between the Prescot Urban District Council (1) and British Insulated Cables Limited
                      (2);

                      Deed of Grant made 3 August 1972 between British Insulated Callender's Cables Limited (1) and The Lord Mayor Aldermen and Citizens of the City of Liverpool (2);

                      Agreement made 1 April 1998 between Richwalk Properties Limited (1) and the Vendor (2);

                      Services Agreement made 1 April 1998 between Richwalk Properties Limited (1) and the Vendor (2)"

                      7. Prescot is sold subject to and with the benefit of the tenancies and licences ("the Prescot Leases") short particulars of which are set out below:

                      09.06.1989         The Vendor(1)      75 years from
                                         The Merseyside     09.06.1989
                                         and North Wales
                                         Electricity
                                         Board (2)

                      [23.11.1989]       The Vendor(1)
                                         British Gas (2)

                      02.01.1997         BICC Cables        12 months from
                                         Limited (1)        1 January 1997
                                         MVM Construction

BUSINESS SELLERS'     SPECIAL CONDITION
PROPERTY AFFECTED

                                         and Building
                                         Services (2)

                      and in the transfer of Prescot the Purchaser (as the Transferee) will covenant with the Vendor (as the Transferor) as follows:

                      "The Transferee HEREBY COVENANTS with the Transferor that the Transferee and the Transferee's successors in title will henceforth during the continuance of the terms of [the Prescot Leases] observe and perform the landlord's obligations contained in or otherwise arising under [the Prescot Leases] and will indemnify the Transferor and the successors in title of the Transferor from and against all actions, proceedings, costs, claims, expenses and liability in respect of the same"

                      8. On or before Completion the Vendor will procure the surrender by BICC Rod & Wire Limited ("R&WL") of the lease (the "LEASE") by operation of law of part of Prescot dated 6th January 1981 made between (1) the Vendor and (2) R&WL (then known as Prescot Rod Rollers Limited) (as the same is registered at HM Land Registry under title number MS151817) and at Completion will deliver to the Purchaser: (a) The orginal Lease and any documents made supplemental thereto;

                      (b) A properly completed and dated deed of release executed by R&WL containing a release of the lessor under the terms of the Lease from its covenants and obligations contained in the Lease;

                      (c)    The land certificate relating to title MS151817;

                      (d) Vacant possession of the premises which are the subject of the Lease

                      9. At Completion the Vendor will enter into a deed of assignment in such form as the parties shall agree with the Purchaser pursuant to which it will assign to the Purchaser the benefit of an agreement dated 1st April 1998 between (1) Richwalk Properties Limited and (2) the Vendor and which creates a right of pre-emption over land adjoining Prescot in favour of the Vendor.

                      10. The Vendor is unable to locate the lease which is believed to be dated 23rd November 1989 and made between the Vendor (1) and British Gas (2) and the Purchaser shall raise no requisition

BUSINESS SELLERS'     SPECIAL CONDITION
PROPERTY AFFECTED

                      nor make any objection with regard thereto.

PRESCOT SOCIAL CLUB   1.     As to the unregistered freehold land title will
                      commence with:

                      as to part an Indenture made 12th July 1916 between Prescot & Helsby Estates Limited (1) and The British Insulated and Helsby Cables Limited (2)

                      as to the remainder an Indenture made 16th June 1927 between Prescot and Helsby Estates Limited (1) and The British Insulated Cables Limited (2)

                      2. Copies of the title documents having been produced to the Purchaser's Lawyers prior to the date of this Agreement the Purchaser shall neither make nor raise any objection or requisition regarding title to Prescot Social Club save for any matter which arises as a result of the Purchaser's pre-completion searches.

                      3. In the transfer of the Prescot Social Club the Purchaser (as the Transferee) shall enter into the following covenant with the Vendor (as the Transferor):

                      "The Transferee with the object and intention of affording to the Transferor a full and sufficient indemnity but not further or otherwise HEREBY COVENANTS with the Transferor that the Transferee and the persons deriving title under the Transferee will at all times hereafter observe and perform the obligations on the part of the licensee contained in two Agreements made 16 February 1972 and 17 March 1972 between The British Railways Board (1) and British Insulated Callender's Cables Limited (2) so far as they are subsisting and capable of being enforced and taking effect and will keep the Transferor and the successors in title of the Transferor indemnified from and against all costs, claims, actions, proceedings, expenses and liability whatsoever for or on account of any breach non-observance or non-performance thereof"

                      4. Prescot Social Club is sold subject to and with the benefit of a residential tenancy in favour of Andrew Kearns relating to 103 Warrington Road Prescot (which forms part of Prescot Social Club) and of the lease short particulars of which are set out below ("the

BUSINESS SELLERS'     SPECIAL CONDITION
PROPERTY AFFECTED

                      Prescot Social Club Leases"):

                      DATE               PARTIES            TERM

                      06.04.1983         The Vendor (1)     125 years from
                                         Metropolitan       25 March 1983
                                         Borough of
                                         Knowsley (2)

                      and in the transfer of Prescot Social Club the Purchaser (as the Transferee) will covenant with the Vendor (as the Transferor) as follows:

                      "The Transferee HEREBY COVENANTS with the Transferor that the Transferee and the Transferee's successors in title will henceforth during the continuance of the terms of [the Prescot Social Club Leases] observe and perform the landlord's obligations contained in or otherwise arising under [the Prescot Social Club Leases] and will indemnify the Transferor and the successors in title of the Transferor from and against all actions, proceedings, costs, claims, expenses and liability in respect of the same"


HEBBURN               1.    The title to Hebburn will commence with:

                      as to part a Conveyance made 24 July 1964 between the Carr-Ellison Hebburn Estates Limited (1) and Pyrotenax Limited (2)

                      as to part a Conveyance made 15 November 1967 between the Urban District Council of Hebburn (1) and Pyrotenax Limited (2)

                      as to part a Conveyance made 16 April 1971 between The North Eastern Housing Association Limited (1) The Public Works Loan Commissioners (2) The Minister of Housing and Local Government (3) The Urban District Council of Hebburn
                      (4) and Pyrotenax Limited (5)

                      as to part a Conveyance made 2 September 1971 between Wailes Dove Bitumastic Limited
                      (1) Lloyds Bank Limited (2) and Pyrotenax Limited (3)

                      as to part a Conveyance made 9 August 1972 between Wailes Dove Bitumastic Limited (1) Lloyds Bank Limited (2) and Pyrotenax Limited (3)

                      as to the remainder a Conveyance made 23 August 1962 between

                      Wailes Dove Bitumastic Limited (1) and Pyrotenax Limited
                      (2)

                      2. Copies of the title documents having been produced to the Purchaser's Lawyers prior to the date of this Agreement the Purchaser shall neither make nor raise any objection or requisition regarding the title to Hebburn.

                      3. In the transfer of Hebburn the Purchaser (as the Transferee) will covenant with the relevant Business Seller (as the Transferor) as follows:

                      "The Transferee with the object and intention of affording to the Transferor a full and sufficient indemnity but not further or otherwise hereby covenants with the Transferor that the Transferee and the persons deriving title under the Transferee will at all times hereafter observe and perform the covenants restrictions stipulations agreements and conditions contained or referred to in the documents set out below so far as they relate to Hebburn and are subsisting and capable of being enforced and taking effect and will keep the Transferor and the successors in title of the Transferor indemnified from and against all costs, claims, actions, proceedings, expenses and liability whatsoever for or on account of any breach, non-observance or non-performance thereof so far as aforesaid:

                      - the covenants contained in a Conveyance made 24 July 1964 between the Carr-Ellison Hebburn Estates Limited (1) and Pyrotenax Limited (2)

                      - the covenants on the part of the vendor contained in a Conveyance made 29 August 1991 between Pyrotenax Limited (1) and Barrett Newcastle Limited (2)

                      - the covenants contained in a Conveyance made 15 November 1967 between The Urban District Council of Hebburn (1) and Pyrotenax Limited (2)

                      - the provisions of an Agreement made 8 February 1957 between The British Transport Commission (1) and the Hebburn Urban District Council (2)

                      - the covenants and provisions referred to in a Conveyance made 14 April 1920 between Ralph Henry Carr-Ellison (1) Peter William Purves and Anor (2) and The Urban District Council of Hebburn (3) insofar as they were not released by a Deed made 15 November 1967 between John Craddock Carr-Ellison and Others (1) and Pyrotenax Limited
                              (2)

                      - the covenants and conditions contained in a Conveyance made 14 January 1938 between The Urban District Council of Hebburn (1) and the North Eastern Housing Association Limited (2)

                      - the covenant on the part of the purchaser contained in a Conveyance made 16 April 1971 between The North Eastern Housing Association Limited (1) The Public Works Loan Commissioners
                              (2) The Minister of Housing and Local Government
                              (3) The Urban District Council of Hebburn (4) and Pyrotenax Limited (5)

                      - the covenants and other matters contained mentioned or referred to in a Conveyance made 6 December 1926 between John Campbell Carr-Ellison
                              (1) Peter William Purves and Anor (2) and Wailes Dove Bitumastic Limited (3)


                      - the covenants contained in a Conveyance made 2 September 1971 between Wailes Dove Bitumastic Limited (1) Lloyds Bank Limited (2) and Pyrotenax Limited (3)

                      - the provisions of two Agreements made 24 October 1924 and 24 May 1925 between The London and North Eastern Railway Company (1) and Wailes Dove Bitumastic Limited (2)

                      - the covenants contained in a Conveyance made 9 August 1972 between Wailes Dove Bitumastic Limited
                              (1) Lloyds Bank Limited (2) and Pyrotenax Limited
                              (3) and

                      - the covenants on the part of the Purchaser contained in a Conveyance made 23 August 1962 between Wailes Dove Bitumastic Limited (1) and Pyrotenax Limited (2)


                      4. The Vendor will hand over to the Purchaser on Completion the Statutory Declaration made by David Smart on 31 March 1999 relating to the relevant Business Seller's title to Hebburn.

NOTTINGHAM            1.    Title to Nottingham will be deduced in accordance
                      with section 110 of the Land Registration Act 1925.

                      2. Nottingham is sold subject to and with the benefit of the tenancies and licences (the "Nottingham Leases") short particulars of which are set out below:

                      Date       Document                 Parties

                      02.02.1996 Agreement for use of     Temco Limited(1)
                                 land                     and
                                                          A.R. Bond(2)
                      08.11.1995 Lease of site of         Fine Wires Limited(1)
                                 electricity sub-station  and
                                                          East Midlands
                                                          Electricity Plc(2)

                      22.06.1995 Lease of land for        BICC Public Limited
                                 display of               Company(1)
                                 advertisements           and
                                                          Maiden Outdoor
                                                          Advertising Limited(2)

                      and in the transfer of Nottingham the Purchaser (as the Transferee) will covenant with the relevant Business Seller (as the Transferor) as follows:

                      "The Transferee hereby covenants with the Transferor that the Transferee and the Transferee's successors in title will henceforth during the continuance of the terms of ["the Nottingham Leases"] observe and perform the landlord's obligations contained in or otherwise arising under ["the Nottingham Leases"] and will indemnify the Transferor and the successors in title of the Transferor from and against all actions, proceedings, costs, claims, expenses and liability in respect of the same".

                      3. In the transfer of Nottingham the Purchaser (as the Transferee) will covenant with the relevant Business Seller (as the Transferor) as follows:

                      "The Transferee with the object and intention of affording to the Transferor a full and sufficient indemnity but not further or otherwise hereby covenants with the Transferor that the Transferee and the persons deriving title under the Transferee will at all times hereafter observe and perform the covenants contained or referred to in the Charges Registers of the title numbers NT98172, NT78063, NT72820, NT64705, NT59845, NT66997,
                      NT65304, NT96593, NT80206 and NT72827 so far as they are still subsisting and capable of being enforced and taking effect and will keep the Transferor indemnified from and against all costs, claims, actions, proceedings, expenses and liability whatsoever for or on account of any breach non-observance or non-performance thereof so far as aforesaid".

                      4. The Vendor cannot produce the original or a copy or an abstract of the Conveyances dated 5 February 1885, 5 February 1895 and 7 October 1919 referred to in the Charges Registers of title numbers NT80206 and NT78063 and the Purchaser shall not make or raise any objection or requisition with regard to the loss or non-production thereof.

SWANSEA               Title to Swansea will consist of:
                      Sub-Underlease dated 14 December 1998 and made between (1) R.V.B Investments Limited and (2) BICC Components Limited

                      Schedule of Condition prepared by Matthews & Goodman in November 1998

                      Underlease dated 21 February 1990 and made between (1) Sylfaen Construction Limited and (2) R.V.B Investments Limited

                      Lease dated 21 February 1990 and made between (1) The Council of the City of Swansea and (2) Sylfaen Construction Limited

                      A copy of each of the above documents having been produced to the Purchaser's Lawyers prior to the date of this Agreement the Purchaser shall neither make nor raise any objection or requisition regarding the title to Swansea.

LEIGH                 1    As to the unregistered land title will commence with:

                      as to part a Conveyance and Assignment dated 1 September 1952 and made between The Anchor Cable Company Limited (1) and British Insulated Callender's Cables Limited (2)

                      as to part a Conveyance dated 23 October 1961 and made between The Mayor Alderman and Burgesses of the Borough of Leigh (1) British Insulated Callender's Cables Limited (2)

                      as to part a Conveyance dated 24 June 1964 and made between McGregor Bros Limited (1) British Insulated Callender's Cables Limited (2)

                      as to part a Conveyance dated 14 December 1972 and made between British Railways Board (1) and British Insulated Callender's Cables Limited (2)

                      as to part a Statutory Declaration made by Geoffey Howard Saunders on 31 March 1999

                      2    Title to the freehold land comprised in title number
                      GM554320 which will be deduced in accordance with Section 110 of Land Registration Act 1925

                      3    Copies of the title documents having been produced to
                      the Purchaser's Lawyers prior to the date of this Agreement the Purchaser shall neither make nor raise any objection or requisition regarding the title to Leigh

                      4    The Vendor is unable to locate any title documents to
                      the land coloured brown on the plan annexed to the Statutory Declaration made by Geoffrey Howard Saunders on 31 March 1999 ("the Statutory Declaration") relating to the Vendor's title to Leigh and the Purchaser shall raise no requisition nor make any objection with regard thereto. The Vendor will hand over to the Purchaser on completion the Statutory Declaration

                      5     The Vendor is selling that half of the road shaded
                      blue and hatched green on plan 1 attached to the Statutory Declaration bordering the land comprised in title number GM 648967 with limited title guarantee

                      6     In the transfer of Leigh the Purchaser (as the
                      Transferee) shall enter into the following covenant with the Vendor (as the Transferor):

                      "The Transferee with the object and intention of affording to the Transferor a full and sufficient indemnity but not further or otherwise HEREBY COVENANTS with the Transferor that the Transferee and the persons deriving title under the Transferee will at all times hereafter observe and perform the covenants, restrictions, stipulations, agreements and conditions contained or referred to in the documents set out below so far as they relate to Leigh and are subsisting and capable of being enforced and taking effect and will keep the Transferor and the successors in title of the Transferor indemnified from and against all costs, claims, actions, proceedings, expenses and liability whatsoever for or on account of any breach, non-observance or non-performance thereof so far as aforesaid:

Conveyance and Assignment dated 1 September 1952 between The Anchor Cable Company Limited (1) and British Insulated Callender's Cables Limited (2).

Conveyance dated 9 November 1901 between the Trustees of the Will of the late Duke of Bridgewater (1) and The Anchor Cable Company Limited (2) insofar as they were not released by a Deed of Release dated 8th April 1993 between Starcrest Developments Limited (1) and BICC Plc (2).

Agreement dated 6 October 1939 between J.W. Unsworth & others (1) and The Anchor Cable Company Limited (2)

With the exception of Clause 4(a) the Conveyance and Assignment dated 18 July 1988 between BICC Plc (1) and Mr. P. Boydell (2)

Clauses 12.3 and 12.4 of the Agreement dated 6 January 1993 between BICC Plc (1) and Cumbria Leisure Limited (2)

Option Agreement dated 13 July 1993 between Wapping Leisure Limited (1) and BICC PLC (2).

Sterilization Agreement dated 15 November 1955 between The National Coal Board
(1) and British Insulated Callender's Cables Limited (2).

Supplemental Deed to Sterilization Agreement dated 4 September 1984 between BICC PLC (1) and the National Coal Board (2).

Deed of Grant dated 30 November 1957 between The Manchester Ship Canal Company
(1) and British Insulated Callender's Cables Limited (2)

Agreement dated 20 July 1960 between The Manchester Ship Canal Company (1) and British Insulated Callender's Cables Limited (2)

Agreement dated 22 January 1975 between The Manchester Ship Canal Company (1) and British Insulated Callender's Cables Limited (2)

Licence to Abstract Water dated 21 January 1966 between Mersey and Weaver River Authority (1) and British Insulated Callendar's Cables Limited (2)

Electricity Agreement dated 28 August 1957 between The North Western Electricity Board (1) and British Insulated Callender's Cables Limited (2)

Agreement dated 12 December 1896 between The Trustees under the Will of Francis Duke of Bridgewater (1) The Right Honourable Francis Charles Granville Egerton Earl of Ellesmere (2) and Leigh Atherton Joint Sewerage Authority (3).

Deed of Grant dated 30 May 1899 between The Trustees under the Will of Francis Duke of Bridgewater (1) The Right Honourable Francis Granville Egerton Earl of Ellesmere (2) and Urban District Council of Leigh (3).

Deed of Grant dated 15 March 1916 between John Francis Granville Scrope Fourth Earl of Ellesmere (1) and Joseph Albert Pearse (2).

Conveyance dated 28 July 1922 between John Francis Granville Scrope Fourth Earl of Ellesmere (1) and Thomas Henry Frederick Egerton (The Ellesmere Settlement Trustees) (2) and Leigh Football Club Ltd.(3).

Conveyance dated 9 May 1925 between The Leigh Football Club Limited (1) William Moss (2) and The Anchor Cable Company Limited (3).

Agreement dated 21 February 1861 between The London & North Western Railway Co.
(1) The Trustees of the Will of Francis late Duke of Bridgewater (2) and The Right Honourable George Granville Egerton Earl of Ellesmere (3).

Conveyance dated 31 December 1925 between Bridgewater Estates Limited (1) The Trustees of the Debenture Stockholders (2) and The Anchor Cable Company Limited
(3).

Conveyance dated 5 October 1901 between The Trustees of the Will of the Duke of Bridgewater (1) Earl of Ellesmere (2) and Alexander Cunningham McGregor and Richard McGregor (3) insofar as they were not released by a Deed of Release between Starcrest Developments Limited (1) and BICC Plc (2).

Conveyance dated 28 October 1902 between Alexander McGregor and Richard McGregor
(1) and McGregor Bros. Limited (2).

Conveyance dated 17 November 1926 between McGregor Bros. Limited (1) and The Anchor Cable Company Limited (2).

Conveyance dated 22 October 1940 between George Shaw & Company Limited (1) and The Anchor Cable Company Limited (2).

Conveyance dated 19 December 1924 between The Leigh Football Club Limited (1) George Shaw and Company Limited (2) and The Mayor Aldermen and Burgesses of the Borough of Leigh (3).

Conveyance dated 23 October 1961 between The Mayor Aldermen and Burgesses of the Borough of Leigh (1) and British Insulated Callender's Cables Limited (2).

Conveyance dated 24 June 1964 between McGregor Bros. Limited (1) and British Insulated Callender's Cables Limited (2).

Conveyance dated 31 December 1863 between The Right Honourable Robert Lord Ebury and others (1) George Law (2) and the London and North Western Railway Company
(3).

Conveyance dated 14 December 1972 between British Railways Board (1) and British Insulated Callender's Cables Limited (2).

Transfer dated 22 December 1998 between BICC PLC (1) and John Derek Hart and Alan Fred Taylor (2)

The matters referred to in the Charges Register for Title Number GM554320 (if applicable)

6. The Vendor shall indemnify the Purchaser against any loss suffered by the Purchaser as a result of any payments properly made by the Purchaser in respect of moneys due to Mr P. Boydell pursuant to the Conveyance and Assignment dated 18 July 1988 referred to above.

7.       The Vendor cannot produce the original or a copy or an abstract of

         7.1 the following Conveyances and Agreements noted on the Conveyance and Assignment dated 1 September 1952 between The Anchor Cable Company Limited (1) and British Insulated Callender's Cables Limited (2):

                 Agreement dated 21 July 1971 between British Insulated Callender's Cables Limited (1) and The Mayor Alderman & Burgesses of the Borough of Leigh (2).

                 Agreement dated 12 February 1973 between Bridgewater Estates Limited (1) BICC Limited (2) and The Mayor Alderman & Burgesses of the Borough of Leigh (3).

                 Transfer dated 15 November 1976 between BICC Limited (1) and Carndale Property Company Limited (2).

                 Assignment dated 19 August 1983 between BICC plc (1) and Carndale Property Limited (2).

                 Transfer dated 19 August 1983 made between BICC plc (1) and J&D J Parnall (2).

                 Assignment dated 7 May 1984 between BICC plc (1) and JJ and MC Lawton (2).

                 Assignment dated 19 August 1983 made between BICC plc (1) and Hightown Homes Limited (2).

                 Transfer dated 6 September 1983 made between BICC plc (1) and The Greater Manchester County Council (2).

                 Conveyance dated 15 November 1985 and made between BICC plc (1) and Norman Fletcher and William Herbert Bates (2).

         7.2 such other Conveyances and Assignments and Transfers which may have been entered into for the disposal of land formerly forming part of Leigh and the Purchaser shall neither make nor raise any objection or requisition with regard to the loss or non production thereof.

8. Leigh is sold subject to and with the benefit of the provisions of Annexure o which will take effect from Completion.


WREXHAM                 1     As to the unregistered land title will commence
                              with: as to part a Conveyance dated 19 November
                              1966 and made between Herbert Bellis (1) and British Insulated Callender's Cables Limited (2)

                              as to the remainder a Conveyance dated 19 November 1966 and made between Marston Frank Freeman (1) and British Insulated Callender's Cables Limited
                              (2).

                        2 Title to the freehold land comprised in title number WA4134 will be deduced in accordance with
                              Section 110 of Land Registration Act 1925

                        3 Copies of the title documents having been produced to the Purchaser's Lawyers prior to the date of this Agreement the Purchaser shall neither make nor raise any objection or requisition regarding the title to Wrexham

                        4 In the transfer of Wrexham the Purchaser (as the Transferee) shall enter into the following covenant with the Vendor (as the Transferor):

                              "The Transferee with the object and intention of affording to the Transferor a full and sufficient indemnity but not further or otherwise HEREBY COVENANTS with the Transferor that the Transferee and the persons deriving title under the Transferee will at all times hereafter observe and perform the covenants, restrictions, stipulations, agreements and conditions contained or referred to in the documents set out below so far as they relate to Wrexham and are subsisting and capable of being enforced and taking effect and will keep the Transferor and the successors in title of the Transferor indemnified from and against all costs, claims, actions, proceedings, expenses and liability whatsoever for or on account of any breach, non-observance or non-performance thereof so far as aforesaid:

A Conveyance dated 30 January 1959 made between The Minister of Agriculture Fisheries and Food and another (1) and Herbert Bellis (2).

Deed of Exchange dated 12 November 1986 made between Ian Pilson and Barbara Ann Pilson (1) Abbey National Building Society (2) and BICC plc (3).

Conveyance dated 29 March 1960 made between The Minister of Agriculture Fisheries and Food (1) and Marston Frank Freeman (2).

Conveyance dated 31 October 1962 made between Stanley Davis (1) and Marston Frank Freeman (2).

Conveyance dated 2 June 1964 made between The Minister of Agriculture Fisheries and Food (1) and Marston Frank Freeman (2).

Conveyance dated 10 October 1966 made between Herbert Bellis (1) and Marston Frank Freeman (2).

The Charges Register for Title Number WA4314

5 Wrexham is sold subject to and with the benefit of the oral tenancies and licences ("the Wrexham Leases") in favour of the following occupants:

         5.1      PPAR Construction
         5.2      Lex Harvey
         5.3      BICC Athletic and Social Club and
         5.4      Angling Club

6.       The Vendor cannot produce the original or a copy or an abstract of

         6.1 the following Conveyances noted on the Conveyance dated 19 November 1966 and made between Marston Frank Freeman (1) and British Insulated Callender's Cables Limited (2):

                 Conveyance dated 31 October 1972 made between British Insulated Callender's Cables Limited (1) and Richard Blantern (2) and

                 Conveyance dated 20 August 1984 made between BICC Plc (1) and Peter Bryan Edwards and Joyce Edwards (2)

         6.2 The Conveyance dated 19 November 1959 made between the Minister of Agriculture Fisheries and Food (1) and Herbert Bellis (2) referred to in a Deed of Exchange dated 12 November 1986 made between Ian Pilson and Barbara Ann Pilson (1) Abbey National Building Society (2) and BICC Plc (2)

6        6.3     The Conveyance dated 25 March 1949 made between the Minister of

                 Supply (1) and the Board of Trade (2)

         6.4 The Conveyance dated 13 November 1970 made between John Garry Bellis and Sheila Keys (1) and Charles Stanley Colling and Margaret Beatrice Colling (2)

         6.5 The Conveyance dated 3 December 1979 made between Charles Stanley Colling and Margaret Beatrice Colling (1) and Matthew Rowe Thomas and Alice Mary Thomas(2)

         6.6 The Deed dated 30 January 1951 made between the Board (1) and Wrexham & East Denbighshire Water Company (2)

         6.7 The Deed dated 9 April 1951 made between the Board (1) and Wales Gas Board (2)

         6.8 The Conveyance dated 12 May 1948 made between Right Honorable Lloyd Tyrell-Kenyon 5th Lord Kenyon Baron of Credington (1) and The Board (2)

         6.9     The Deed of Grant dated 28 November 1949 made between The Board
                 (1) and Wrexham Rural District Council (2)

         6.10 Licence dated 7 February 1950 made between The Board (1) and Wrexham and East Denbighshire Water Company(2)

                 and the Purchaser shall not make or raise any objection or requisition with regard to the loss or non-production thereof.


7. The Vendor will hand over to the Purchaser on completion the Statutory Declaration made by Malcolm Delmar Jones on 1 April 1999 relating to the Vendor's title to Wrexham.

8. Wrexham is sold subject to and with the benefit of the provisions of Annexure o which will take effect as from the date of this Agreement.

                                   SCHEDULE 15

                     LIST OF SELLERS' INTELLECTUAL PROPERTY

        PART A PATENTS OWNED BY THE RELEVANT SELLERS TO BE TRANSFERRED TO

            THE PURCHASER OR RELEVANT PURCHASER (AS THE CASE MAY BE)



      TITLE                   COUNTRY          STATUS       PATENT      APPLICATION   TITLE HOLDER OF RECORD IF
                                                            NUMBER         NUMBER          NOT BICC PLC OR
                                                                                           RELEVANT SELLER

Skin modification                NZ           Granted       235875         235875

Char stabiliser tape             US           Granted       5310964        07/917316

Irradiated Prespiral             CA           Pending                      2144144
                                 US           Granted       56679192       08/398517

Lead-Free with Zn                AR           Pending                      336634
                                 MX           Pending                      GB96/01252
                                 US           Pending                      08/945825
                                 PE           Pending                      00403

Oxygen Dipole Additive           CA           Pending                      2259349
                                 WO           Pending                      98/21278

Preformed-slug barrier           CA           Granted       1122129        341740
                                 US           Granted       4301325        103628

Labyrinth flame barrier          CA           Granted       1149036        357769

Multiturn trefoil cleat (base)   CA           Granted       1161624        383712
                                 DE           Granted       3174460        81303648
                                 EP           Granted       0048086        81303648
                                 ES           Granted       260001         260001
                                 ES           Granted       263279         263279
                                 ES           Granted       263280         263280
                                 FR           Granted       0048086        81303648
                                 GB           Granted       2082242        8124453
                                 HK           Granted       793/84
                                 IT           Granted       0048086        81303648
                                 MY           Granted       687/1985
                                 NL           Granted       0048086        81303648
                                 SE           Granted       0048086        81303648
                                 SG           Granted       461/84         8490461-4
                                 US           Granted       4397436        291779
                                Sabah         Granted       292/1985
                               Sarawak        Granted       C2299
                                 ZA           Granted       81/5493        815493



      TITLE                      COUNTRY        STATUS        PATENT       APPLICATION       TITLE HOLDER OF RECORD IF
                                                              NUMBER          NUMBER            NOT BICC PLC OR
                                                                                                  RELEVANT SELLER


Multiturn trefoil cleat - strap    AT           Granted       E16631         81303647
tensioner
                                   CA           Granted       1147932        383713
                                   CH           Granted       0047075        81303647



        TITLE                  COUNTRY        STATUS       PATENT       APPLICATION      TITLE HOLDER OF RECORD IF
                                                           NUMBER          NUMBER         NOT BICC PLC OR RELEVANT
                                                                                                   SELLER

Multiturn trefoil cleat - strap  DE           Granted      3172984        81303647
tensioner
(Continued)                      DK           Granted      151832         813604
                                 EP           Granted      0047075        81303647
                                 ES           Granted      260002         260002
                                 FR           Granted      0047075        81303647
                                 GB           Granted      2081802        8124452
                                 HK           Granted      148/85
                                 IT           Granted      0047075        81303647
                                 MY           Granted      1125/1985
                                 NL           Granted      0047075        81303647
                                 NO           Granted      159414         812734
                                 SE           Granted      0047075        81303647
                                 SG           Granted      884/84
                                Sabah         Granted      30/86
                               Sarawak        Granted      C 2516
                                 ZA           Granted      81/5492        815492

Variable pohl clamp - sub-       CA           Granted      1159036        384619
assembly

Spider washer                    CA           Granted      1079029        403544
                                 GB           Granted      0093524        83302094
                                 US           Granted      4515991        06/482144

Cable tie clip                   GB           Granted      2140858        8411276
                                 NO           Granted      158553         841762

Optional-claw cleat              DE           Granted      9105112        9105112
                                 GB           Granted      2244087        9109104
                                 HK           Granted      94420

BL Cleat                         CA           Pending                     2162389
                                 GB           Granted      2292180        9522278

Thickened Shroud Seal            US           Pending                     08/867812
                                 ZA           Granted      9510312        9510312

Sheath Pierce Termination        GB           Granted      2300765        9509667

Snap Gland                       GB           Pending                     9904480

Inside Entry Gland               GB          Published                    9801998


Sealed Pierce Connector          GB           Pending                     9902956




         TITLE              COUNTRY        STATUS      PATENT      APPLICATION       TITLE HOLDER OF RECORD IF
                                                       NUMBER         NUMBER          NOT BICC PLC OR RELEVANT
                                                                                              SELLER

Helical Earth Bond           GB           Pending                     9624610         Rights jointly owned by
                                                                                      Preformed Line Products
                                                                                      Ltd & BICC plc

Compressed Pierce            GB           Pending                     9624609         Rights jointly owned by
Connector                                                                             Preformed Line Products
                                                                                      Ltd & BICC plc

Flameproof locking ring      CA           Granted      1184986        412177

Modular boot                 GB           Granted      2265501        9306276

Groovy Wiring Cable          GB           Granted      2275816        9403946
                             HK           Granted      326/1997

Tear Off Reel                GB           Pending                     9821266.5

Pressline End Cleat          GB           Granted      1019819        1019819

Sleeved rubber moulding      GB           Granted      2249223        9120337
                             HK           Granted      1125/95        9120337
                             SG           Granted      9591027-9      9120337

Curved Termination           FR           Granted      9502411        9502411
                             GB           Granted      2287366        9504294

Stud Extender                FR           Granted      9613725        9613725
                             GB          Published                    9719494

Street Light Harness         GB           Pending                     9808688

Heat Sink sheath             CH           Granted      0366473        89311077
                             EP           Granted      0366473        89311077
                             GB           Granted      0366473        89311077
                             HK           Granted      1902/1996      89311077
                             IT           Granted      0366473        89311077
                             SG           Granted      9592259

Char stabiliser tape         AT           Granted      0526081        92306675
                             BE           Granted      0526081        92306675
                             CA           Granted      2074572        2074572
                             CH           Granted      0526081        92306675
                             DE           Granted      0526081        92306675
                             DK           Granted      0526081        92306675



         TITLE              COUNTRY        STATUS      PATENT       APPLICATION       TITLE HOLDER OF RECORD IF
                                                       NUMBER          NUMBER          NOT BICC PLC OR RELEVANT
                                                                                                SELLER


                             EP           Granted      0526081        92306675
                             ES           Granted      0526081        92306675
                             FR           Granted      0526081        92306675
                             GB           Granted      0526081        92306675
                             GR           Granted      0526081        92306675
                             HK           Granted      1000743        97102347

Char stabiliser tape         IT           Granted      0526081        92306675
(Continued)                  LU           Granted      0526081        92306675
                             NL           Granted      0526081        92306675
                             PT           Granted      0526081        92306675
                             SE           Granted      0526081        92306675
                             SG           Granted      44741          9606680

Viscosity monitor            CA           Granted      1311866        559897

Semiconducting Monosil       CA           Granted      1166324        386092

Box reel - corrugated hub    CA           Granted      1217623

Reel/box reel manufacture    CA           Granted      1235291        446512

Laminated moisture barrier   CA           Granted      2003427        2003427
                             GB           Granted      2225480        8926657
                             US           Granted      5006670        07/438008

Vacuum filling strand        GB           Granted      2244849        9111555

Flexible Glover barrier      CA           Granted      1210619        429952

On-line void detection       CA           Granted      1222073        456927

Fill/draw/in-line anneal     CA           Granted      1068084        265153

Metallic constant watt       AU           Granted      594413         8767525
                             IT           Granted      1205701        8747528

MI/cable/EMAT                CA           Granted      2013787        2013787
                             GB           Granted      2232250        9007644

Temperature sensor           CA           Granted      2061212        2061212
pockets

Tip Clearance Probe          CA           Pending                     2244886
                             EP          Published                    97903454
                             JP           Pending                     529096/97
                             US           Granted      5760593        08/615372



         TITLE              COUNTRY        STATUS      PATENT     APPLICATION       TITLE HOLDER OF RECORD IF
                                                       NUMBER        NUMBER          NOT BICC PLC OR RELEVANT
                                                                                              SELLER

Thermocouple Probe           GB          Published                    9815821


Capacitance Transducer       CA           Pending                     2243215         Rights jointly owned by
Apparatus and Cables                                                                  BICC plc & Fylde
                                                                                      Electronics Ltd
                             EP          Published                    97902437        Rights jointly owned by
                                                                                      BICC plc & Fylde
                                                                                      Electronics Ltd


Capacitance Transducer       HK           Pending                     99100647        Rights jointly owned by
Apparatus and Cables                                                                  BICC plc & Fylde
(Continued)                                                                           Electronics Ltd
                             JP           Pending                     527427/97       Rights jointly owned by
                                                                                      BICC plc & Fylde
                                                                                      Electronics Ltd
                             US           Pending                     09/117208       Rights jointly owned by
                                                                                      BICC plc & Fylde
                                                                                      Electronics Ltd

Tip Clearance Probe -        GB           Pending                     9815823
Concept 5

Continuous fill/draw         CA           Granted      1187271        395844

Silicone impregnated M.I.    GB           Granted      2154783        8504380

Fire sealing pot (1)         CA           Granted      1261416        513461
                             FR           Granted      8610976        8610976
                             GB           Granted      2178606        8618416
                             IT           Granted      1195890        8648341

Forced-flow powder filling   AU           Granted      615607         9050100
                             DE           Granted      69005478       90301968
                             EP           Granted      0384778        90301968
                             FR           Granted      0384778        90301968
                             GB           Granted      2230894        9004185

M.I. optical cable - case 2  GB           Granted      2233788        9015244

Continuous sheathing         GB           Granted      2241255        9020557

Welding MIC sheath           AT           Granted      0452087        91303109
                             AU           Granted      637894         9174368
                             BE           Granted      0452087        91303109
                             CA           Pending      2040193        2040193
                             CH           Granted      0452087        91303109
                             DE           Granted      0452087        91303109
                             DK           Granted      0452087        91303109
                             EP           Granted      0452087        91303109



         TITLE              COUNTRY        STATUS      PATENT     APPLICATION       TITLE HOLDER OF RECORD IF
                                                       NUMBER        NUMBER          NOT BICC PLC OR RELEVANT
                                                                                              SELLER


                             ES           Granted      0452087        91303109
                             FR           Granted      0452087        91303109
                             GB           Granted      2243483        9107453
                             GR           Granted      0452087        91303109
                             IT           Granted      0452087        91303109
                             LU           Granted      0452087        91303109
                             NL           Granted      0452087        91303109
                             SE           Granted      0452087        91303109


Shaped M.I. conductor        GB           Granted      2247982        9119334

Hinged seal                  AU           Granted      659095         9183825
                             CA           Pending                     2051823
                             DE           Granted      69107748       91308263
                             EP           Granted      0476909        91308263
                             ES           Granted      0476909        91308263
                             FR           Granted      0476909        91308263
                             GB           Granted      0476909        91308263
                             IT           Granted      0476909        91308263
                             SG           Granted      0476909        9591536-9
                             US           Granted      5198619        07/757226

Peelable Blister Pack        GB           Granted      2258647        9214383

Welding electrode control    GB           Granted      2257543        9214403

Stripping Head Assembly      GB           Granted      2288695        9507374

Silica/Silicone MI Cable     EP           Pending                     98903200
                             WO          Published                    GB98/00438

Mullite/Silica MI Cable      EP           Pending                     98910830
                             WO           Pending                     GB98/00665

Cable straightening tool     GB           Granted      2216443        8905994

Cable bending tool           GB           Granted      2216829        8905915

Ultrasonic drawing down      DE           Granted      0573313        93304420
                             EP           Granted      0573313        93304420
                             ES           Granted      0573313        93304420
                             FR           Granted      0573313        93304420
                             GB           Granted      0573313        93304420
                             IT           Granted      0573313        93304420

Mullite M.I. Cable           GB           Pending                     9813587



         TITLE              COUNTRY        STATUS      PATENT     APPLICATION       TITLE HOLDER OF RECORD IF
                                                       NUMBER        NUMBER          NOT BICC PLC OR RELEVANT
                                                                                              SELLER
Flatpack Stator              EP          Published                    96303606

Barrier feed joint           US           Granted      4330681        178790

Simple stop joint            US           Granted      4354050        1085944

Field moulded joint          GB           Granted      2268005        9312409
                             SG          Published                    9601142-4

O-ring stripping tool        GB           Granted      2272113        9321610
                             US           Granted      5581885        08357185



3-D Conductive Polymers      EP          Published                    96940028
                             GB          Published                    9811694

Foil Laminate Sheath         AU           Pending                     43921/97
                             EP           Pending                     97942126
                             GB           Pending                     9620394
                             MY           Pending                     PI9704535

Pinned Insulation            WO           Pending                     GB98/02662
                             ZA           Pending                     988165

Unbonded Laminate            MY           Pending                     PI9804148
Sheath
                             WO           Pending                     GB98/02707
Chips in Oil                 GB           Pending                     9900190

Oversheath Fault Monitor     EP           Pending                     99301696

Radio Discharge Detection    GB           Pending                     9809713

Sub-Cable Discharge Test     GB           Pending                     9900820

Cypermethrin Masterbatch     GB           Granted      2276171        9404236         Rights jointly owned by
                                                                                      BICC plc & Pirelli General
                                                                                      plc
                             SG           Granted      47815          9604547         Rights jointly owned by
                                                                                      BICC plc & Pirelli General
                                                                                      plc
                             HK           Granted      1000725        97102348        Rights jointly owned by
                                                                                      BICC plc & Pirelli General
                                                                                      plc

Mercury Superconductor       BE           Granted      0651909        93916112
                             CA           Pending                     GB9301529
                             DE           Granted      69309069       93916112
                             ES           Granted      0651909        93916112



         TITLE              COUNTRY        STATUS      PATENT     APPLICATION       TITLE HOLDER OF RECORD IF
                                                       NUMBER        NUMBER          NOT BICC PLC OR RELEVANT
                                                                                              SELLER

                             FR           Granted      0651909        93916112
                             GB           Granted      0651909        93916112
                             IT           Granted      0651909        93916112
                             LU           Granted      0651909        93916112
                             PT           Granted      0651909        93916112
                             US           Granted      5550105        GB9301529

Cross Rolling                GB           Granted      2278081        9310058

Loosely Housed               AT           Granted      0830692        96916226        Rights jointly owned by
Superconductor                                                                        BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             AU          Published                    59053/96        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl



Loosely Housed               BE           Granted      0830692        96916226        Rights jointly owned by
Superconductor                                                                        BICC plc & BICC CEAT
                                                                                      Cavi Srl
(Continued)                  CA           Pending                     2224272         Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             CH           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             CN          Published                    96195945        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             DE           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             DK           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             EG           Pending                     512/96          Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             EP           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             ES           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             FI           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             FR           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             GB           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             GR           Granted      0830692        96916226        Rights jointly owned by



       TITLE               COUNTRY         STATUS      PATENT       APPLICATION    TITLE HOLDER OF RECORD IF
                                                       NUMBER          NUMBER       NOT BICC PLC OR RELEVANT
                                                                                           SELLER


                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             IE           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             IN           Pending                     1233/DEL/96     Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             IT           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             JP           Pending                     500218/97       Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             LU           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             MC          Published                    96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             MY           Pending                     PI 9602294      Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl

Loosely Housed               NL           Granted      0830692        96916226        Rights jointly owned by
Superconductor                                                                        BICC plc & BICC CEAT
                                                                                      Cavi Srl
(Continued)                  PH           Pending                     53427           Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             PT           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             SE           Granted      0830692        96916226        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             SG           Pending                     9706091-7       Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             TW           Granted      088926         85106946        Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             US           Pending                     08/973170       Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl
                             ZA           Granted      96/4882        96/4882         Rights jointly owned by
                                                                                      BICC plc & BICC CEAT
                                                                                      Cavi Srl

Linear Tape                  MY           Pending                     Pi9802916
                             PE           Pending                     434.98
                             WO          Published                    GB98/01835

Radial Superconductor        GB           Pending                     9807348



         TITLE              COUNTRY        STATUS      PATENT     APPLICATION       TITLE HOLDER OF RECORD IF
                                                       NUMBER        NUMBER          NOT BICC PLC OR RELEVANT
                                                                                              SELLER

Current Leads - Anchor       GB           Pending                     9819545

Hydral loaded EVA            US           Granted      4370076        123433

Wiring cable/separable       CA           Granted      1197297        429951
earth


PART B            REGISTERED DESIGNS OWNED BY THE RELEVANT SELLERS TO BE
------            TRANSFERRED TO THE PURCHASER OR RELEVANT PURCHASER
                  (AS THE CASE MAY BE)


       TITLE              COUNTRY        STATUS      PATENT     APPLICATION       TITLE HOLDER OF RECORD IF
                                                     NUMBER        NUMBER          NOT BICC PLC OR RELEVANT
                                                                                            SELLER

Through Connector Case 2    GB          Granted     1044940        1044940

Through Connector Case 3    GB          Granted     1044941        1044941

Tapping Connector Case 1    GB          Granted     1044942        1044942

Tapping Connector Case 2    GB          Granted     1044943        1044943

'Pressline' end cleat       GB          Granted     2159206        8512996

Serrated Y Connector        GB          Granted     1060854        1060854

Reversible Press Line       GB          Granted     2078732        2078732
Cleat

Press Line Corner Cleat     GB          Granted     2079273        2079273

Pressline Control Box       GB          Granted     2079713        2079713


PART C            TRADEMARKS TO BE ASSIGNED FROM RELEVANT SELLER TO THE
------            PURCHASER OR RELEVANT PURCHASER (AS THE CASE MAY BE)


     TRADEMARK             COUNTRY         STATUS   REGISTRATION       APPLICATION      OWNER IF NOT BICC
                                                       NUMBER             NUMBER         PLC OR RELEVANT
                                                                                              SELLER

EASIPEEL CABLES              NZ          Registered    231502              231502      MM Cables N.Z. Ltd
                                                                                       (Assignment to
                                                                                        BICC plc in progress)

FIRETARD                     NZ          Registered    185049              185049       MM Cables N.Z. Ltd
                                                                                        (Assignment to
                                                                                        BICC plc in progress)

HYPERFLEX                    NZ           Pending                          290642       MM Cables N.Z. Ltd
                                                                                        (Assignment to
                                                                                        BICC plc in progress)

RELIANCE                     GB          Registered    577479              577479

TELECLEATS                   US          Registered    1251654             73/279935

BICC ARMAFLEX                BX          Registered    76989               559251

BIMODRUM                     GB          Registered    1514436             1514436

CONCEL                       IR          Registered    83938               7612464

DEVILEAD                     LY           Pending                          8854

DEVILENE                     LY           Pending                          8855

DEVILENE                     IR          Registered    82948               7608274

DEVILINE                     LY           Pending                          8856

DEVILINE                     IR          Registered    83939               7612462

PHILLIPS                     CA          Registered    UCA11491            173600

HELIBOND                     DK          Registered    01565/1996          01018/1996   Jointly owned by BICC
                                                                                        plc and Preformed
                                                                                        Line Products Ltd.

HELIBOND                     GB          Registered    2056335             2056335      Jointly owned by BICC
                                                                                        plc and Preformed
                                                                                        Line Products Ltd.

HELIBOND                     NO          Registered    184203              1996/0929    Jointly owned by BICC
                                                                                        plc and Preformed
                                                                                        Line Products Ltd.

HELIBOND                     FI          Registered    203156              737/96       Jointly owned by BICC
                                                                                        plc and Preformed
                                                                                        Line Products Ltd.




     TRADEMARK             COUNTRY         STATUS   REGISTRATION       APPLICATION          OWNER IF NOT BICC
                                                       NUMBER             NUMBER             PLC OR RELEVANT
                                                                                                  SELLER
HELIBOND                     SE          Registered    317385              96-01599          Jointly owned by BICC
                                                                                             plc and Preformed
                                                                                             Line Products Ltd.



    TRADEMARK              COUNTRY         STATUS    REGISTRATION        APPLICATION   OWNER IF NOT BICC PLC
                                                        NUMBER             NUMBER            OR RELEVANT
                                                                                               SELLER
RANGER                       GB          Registered    2149990            2149990

TELCLEAT                     GB          Registered    B1139157           B1139157

BICAST                       AE           Pending

BICAST                       SA          Registered    106/66             2741/1401

BICAST                       FR          Registered    1679793            252517

BICAST                       FR          Registered    1262023            692496

BICAST                       NZ          Registered    107433             107433

BICAST                       MY           Pending                         M/89028

BICAST                       BX          Registered    325902             301829

BICAST                       AU          Registered    A276555            A276555

BICAST                       GB          Registered    997703             997703

BICC BICAST device           DE          Registered    1008761            B64509/9WZ

BITHANE                      GB          Registered    1396582            1396582

BITHANE                      GB          Registered    1099097            1099097

CORALINE                     GB          Registered    637017             637017

CORALINE                     NZ          Registered    42459              42459

MODULUS                      GB          Registered    2114309            2114309

MODULUS                      GB          Registered    2112546            2112546

BICALFLUX                    GB          Registered    918456             918456

BICASEAL                     GB          Registered    1395944            1395944

BICC BIMOLD                  GB          Registered    1311272            1311272

BICC BIMOLD device           GB          Registered    1202575            1202575

BIWRAP                       GB          Registered    B1176157           1176157

FLAMBIC                      GB          Registered    1160633            1160633

FLAMBIC                      AU          Registered    A393624            A393624



    TRADEMARK              COUNTRY         STATUS    REGISTRATION        APPLICATION   OWNER IF NOT BICC PLC
                                                        NUMBER             NUMBER            OR RELEVANT
                                                                                               SELLER
FLAMBICC                     GB          Registered    1408029            1408029

FLAMBICC                     DE          Registered    1170377            B88902/9Wz

LSF device                   GB          Registered    1164357            1164357

MULTI-PLUS                   GB          Registered    2129111            2129111

FLEXO                        GB          Registered    1015375            1015375

PoweRise device              HK           Pending                         7198/97

PoweRise device              GB          Published     2133995            2133995

PRESSLINE                    GB          Published                        2152685

PRESSLINE device             GB          Registered    2153550            2153550

BICC-PHILLIPS                CA          Registered    454652             758411

CABLES PHILLIPS              CA          Registered    TMA393848          654610
design

LES CABLES PHILLIPS          CA          Registered    TMA242675          427619
design

PHILLIPS CABLES              CA          Registered    TMA196575          358725

PHILLIPS CABLES              CA          Registered    TMA398429          653714
design

BICCROD                      GB          Registered    1030630            1030630

PYROTENAX                    CA          Registered    UCA44701           221644

BPTX                         GB          Registered    B1191922           1191922

CUMIC                        GB          Registered    878544             878544

CUMIC                        BX          Registered    82031              564124

JOISTRIPPER                  GB          Registered    1119912            1119912

MINERAX                      ES          Registered    2032752            2032752

MINERAX                      FR          Registered    1622163            244062

PYRO                         GB          Registered    1503539            1503539

PYRO                         GB          Registered    1417319            1417319



    TRADEMARK              COUNTRY         STATUS    REGISTRATION        APPLICATION   OWNER IF NOT BICC PLC
                                                        NUMBER             NUMBER            OR RELEVANT
                                                                                               SELLER

PYRO MATE                    GB          Registered    1525915            1525915

PYROTENAX                    SG          Registered    49827              49827

PYROTENAX                    AT          Registered    161377             AM1908/94

PYROTENAX                    DK          Registered    2980/1979          522/1979           BICC Pyrotenax Ltd

PYROTENAX                    GB          Registered    842507             842507

PYROTENAX                    SG          Registered    49824              49824

PYROTENAX                    GB          Registered    842506             842506

PYROTENAX                    GB          Registered    799061             799061

PYROTENAX                    GB          Registered    668777             668777

PYROTENAX                    GB          Registered    573864             573864

PYROTENAX                    AU          Registered    A70386             A70386

PYROTENAX                    IN          Registered    204690             204690

PYROTENAX                    GB          Registered    1140539            1140539

PYROTENAX                    NZ          Registered    64973              64973

PYROTENAX                    AU          Registered    A157445            A157445

PYROTENAX                    AU          Registered    A157447            A157447

PYROTENAX                    BH          Registered    5547               167/80             BICC Pyrotenax Ltd

PYROTENAX                    BH          Registered    5548               166/80             BICC Pyrotenax Ltd

PYROTENAX                    IE          Registered    63160              63160              Pyrotenax Ltd

PYROTENAX                    SG          Registered    49826              49826

PYROTENAX                    NZ          Registered    35971              35971

PYROTENAX                    SG          Registered    49825              49825

PYROTENAX                    NZ          Registered    69255              69255

PYROTENAX                    ZA          Registered    59/4145/1          59/4145/1

PYROTENAX                    ZA          Registered    59/4145/2          59/4145/2

PYROTENAX                    ZA          Registered    59/4145/3          59/4145/3



    TRADEMARK              COUNTRY         STATUS    REGISTRATION        APPLICATION   OWNER IF NOT BICC PLC
                                                        NUMBER             NUMBER            OR RELEVANT
                                                                                               SELLER
PYROTENAX                    ZA          Registered    59/4145/4          59/4145/4

PYROTENAX                    ZA          Registered    620/37             620/37

PYROTENAX                    IN          Registered    204691             204691

PYROTENAX                    IE          Registered    63161              63161              Pyrotenax Ltd

PYROTENAX                    ZM          Registered    1140/62            1140/62            Pyrotenax Ltd

PYROTENAX                    PK          Registered    5999               5999

PYROTENAX                    IN          Registered    204689             204689

PYROTENAX                    ZM          Registered    1141/62            1141/62            Pyrotenax Ltd

PYROTENAX                    IN          Registered    137052             137052

PYROTENAX                    MW          Registered    1142/62            1142/62

PYROTENAX                    MW          Registered    1141/62            1141/62

PYROTENAX                    MW          Registered    1140/62            1140/62

PYROTENAX                    LK          Registered    20743              20743

PYROTENAX                    KW          Registered    10723              11609

PYROTENAX                    SA          Registered    90/28              3062/1400          BICC Pyrotenax Ltd

PYROTENAX                    HK          Registered    727/71             727/71

PYROTENAX                    ZM          Registered    1142/62            1142/62            Pyrotenax Ltd

PYROTENAX                    HK          Registered    725/71             725/71

PYROTENAX                    HK          Registered    726/71             726/71

PYROTENAX                    HK          Registered    728/71             728/71

PYROTENAX                    JM          Registered    9447               9447

PYROTENAX                    JM          Registered    9448               9448

PYROTENAX                    JM          Registered    9468               9468

PYROTENAX                    IR          Registered    51681              75125              BICC Pyrotenax Ltd

PYROTENAX                    DE          Registered    39514590           39514590.2

PYROTENAX                    IT          Registered    713618             RM95C001686



    TRADEMARK              COUNTRY         STATUS    REGISTRATION        APPLICATION   OWNER IF NOT BICC PLC
                                                        NUMBER             NUMBER            OR RELEVANT
                                                                                               SELLER
FLAMSIL                      GB          Registered    1545997            1545997

FLAMSIL                      DE          Registered    2070421            B99485/9WZ

FLAMSIL                      FR          Registered    93/482763          93/482763

MICRIMP                      GB          Registered    844317             844317

MIKABEL                      DE          Registered    794683             P11904

Pyro                         GB          Published                        2168468

PYROGRASP series             GB          Published                        2164072

PYROPAK                      US          Registered    679940             72/059435

PERMAHEAT                    GB          Registered    1353299            1353299            BICC Pyrotenax Ltd

PERMAHEAT                    GB          Registered    1390455            1390455            BICC Pyrotenax Ltd

PERMAHEAT device             GB          Registered    1083057            1083057            BICC Pyrotenax Ltd

PYRO-SIL                     GB          Registered    1498446            1498446

PYROLINE                     GB          Published                        2158470

THERMOHEAT                   GB          Registered    2049350            2049350

PYROTENAX                    US          Registered    702182             72/076437

BICCLAM                      JP          Registered    3329700            35206/95

BICCLAM                      GB          Registered    1116169            A1116169

BICCLAM                      US          Published                        75/357725

BICCLAM                      GB          Registered    1179099            1179099

BICCLAM                      CA          Registered    TMA378803          632231

LEAN                         ID           Pending                         22057

LEAN                         CN           Pending                         9800145722

LEAN                         EM           Pending                         966754

LEAN                         US           Pending                         75/621310

LEAN                         AU           Pending                         781586



    TRADEMARK              COUNTRY         STATUS    REGISTRATION        APPLICATION   OWNER IF NOT BICC PLC
                                                        NUMBER             NUMBER            OR RELEVANT
                                                                                               SELLER
LEAN                         GB          Published                        2168474

LEAN                         ID           Pending                         22058

LEAN                         ID           Pending                         22059

LEAN                         HK           Pending                         16974/1998

LEAN                         HK           Pending                         16975/1998

LEAN                         HK           Pending                         16976/1998

LEAN                         SG           Pending                         12691/98

LEAN                         SG           Pending                         12692/98

LEAN                         SG           Pending                         12693/98

LEAN                         CN           Pending                         9800145721

LEAN                         CN           Pending                         9800145720

LEAN                         CA           Pending                         1000644

ONWOOD                       GB          Registered    2144058            2144058

PANGOLIN                     GB          Registered    1570407            1570407

Cryobicc                     AU          Registered    739351             739351

Cryobicc                     EM           Pending                         584458

Cryobicc                     CA           Pending                         850946

Cryobicc                     CN          Registered    1244931            970073055

Cryobicc                     JP           Pending                         142578/97

Cryobicc                     MY           Pending                         MA/10108/97

Cryobicc                     SG           Pending                         S/8858/97

Cryobicc                     CH          Registered    448417             05572/1997

Cryobicc device              GB          Registered    2138455            2138455

ECONEX                       EM           Pending                         1029255

ECONEX                       US           Pending                         75/621309



    TRADEMARK              COUNTRY         STATUS    REGISTRATION        APPLICATION   OWNER IF NOT BICC PLC
                                                        NUMBER             NUMBER            OR RELEVANT
                                                                                               SELLER
BONUS                        GB          Registered    1511347            1511347

BONUS                        GB          Registered    1511348            1511348

BONUS                        GB          Registered    1511346            1511346

GROUPWHERE series            GB          Registered    2115297            2115297

GREENGATE NIPLAS             GB          Registered    1116991            1116991            Sterling Greengate
TUBE WELD                                                                                    Cable Company Ltd

NIPLAS                       GB          Registered    803340             803340


   PART D LICENCES OUT OF SELLERS' INTELLECTUAL PROPERTY AND SELLERS' KNOW-HOW
   ------

          OTHER PARTY                           SUBJECT                                        AGREEMENT TYPE

  Caribbean Cables Ltd                       BICC Trademark                             Registered User Agreement
  Incab Industries Ltd                       XLPE Cables                                Technical Collaboration
                                                                                        Agreement
  Borealis A/S                               Monosil Semiconducting Screens             Know-How Licence and Supply
                                                                                        Agreement
  Hawke Cable Glands Ltd                                                                Letter Agreement dated 1/11/93
  Asian Cables & Industries Ltd                                                         Agreement dated 14/6/96
  Advanced Elastomer Systems SNV SA                                                     Agreement datd 27/3/96
  Alcan Chemicals, Ltd                                                                  Agreement dated 24/6/97
  Metal Manufacturers Limited                "Pyrotenax" Trade Mark Licence             Authorised User Agreement

   PART E LICENCES IN OF SELLERS' INTELLECTUAL PROPERTY AND SELLERS' KNOW-HOW
   ------

           OTHER PARTY                                   SUBJECT                           AGREEMENT TYPE

National Research Development Corporation    High Modulus Polymers                      Licence Agreement
Lynxvale Ltd                                 Thallium-Strontium Superconductor          Licence Agreement
                                             Compositions
Hawke Cable Glands Ltd.                      Barrier Cable Glands                       Licence Agreement
SILEC                                        Elastomeric Cable Terminations             Know-how and Patent Licence
                                                                                        Agreement
Hitachi                                      XLPE Cables                                Technical Collaboration  and
                                                                                        Licence Agreement
Hitachi                                      XLPE Cables                                Technical Collaboration
                                                                                        Agreement
NOR.WEB DPL Ltd.                             Digital Power Line                         Collaboration Agreement
Corning, Inc.                                Licence back of rights acquired from BICC  Patent Licence Agreement for use in its Energy business
Goodwin Emck                                                                            Agreement dated 7/11/97
Preformed Line Products                                                                 Agreement dated 15/11/95

  PART F CROSS LICENCES OF SELLERS' INTELLECTUAL PROPERTY AND SELLERS' KNOW-HOW
  ------

            OTHER PARTY                             SUBJECT                     AGREEMENT TYPE


  Pacific Dunlop Ltd                         Fire Resistant Cables           Settlement of Opposition
                                                                             Proceedings and Patent Cross
                                                                             Licence Agreement

                                         PART G DEVELOPMENT AGREEMENTS

      Finmeccanica SPA - Azienda       Superconducting Cable            Collaboration Agreement  BICC Cables Ltd
      Ansaldo and Ansaldo Richerche                                                              (Energy)
      S.r.l.

      Queens University, Kingston,     Feasibility Study to             Sponsored Development    BICC Pyrotenax Ltd.
      Ontario.                         investigate Sheath Materials     Work Agreement
                                       for use in Mineral Insulated
                                       Cables and Thermocouples

      Ortech Corporation               Positive Temperature             Sponsored Development    BICC Pyrotenax Ltd.
                                       Coefficient Resistors relating   Work Agreement
                                       to Mineral Insulated Heater
                                       Cable

      PIRA International               Improved Packaging Process       Sponsored Development    BICC Industrial
                                                                        Work Agreement           Special Cables, Leigh

      EA Technology Ltd                The development of a novel,      Sponsored Development    BICC Energy
                                       non-equilibrium plasma system    Work Agreement           Technology, Wrexham
                                       (atmospheric pressure
                                       microwave) for coating
                                       polymerically insulated power
                                       cables.

      Ontario Hydro Technology         Electrolumenescence of XLPE      Sponsored Development    BICC Energy
                                       Cables.                          Work Agreement           Technology, Wrexham

      Ontario Hydro Technology         Resistance to Failure of EPR     Sponsored Development    BICC Energy
                                       Cables.                          Work Agreement           Technology, Wrexham

      Ontario Hydro Technology         Pre-breakdown Defect Detection   Sponsored Development    BICC Energy
                                                                        Work Agreement           Technology, Wrexham

      University of Wales, Bangor      Electromechanical Strain at      Sponsored Development    BICC Energy
                                       Polymer Interfaces and the       Work Agreement           Technology, Wrexham
                                       Initiation of Failure in High
                                       Voltage Cables.

      University of Wales, Bangor      Electromechanical Strain at      Supplemental Letter      BICC Energy
                                       Polymer Interfaces and the       Agreement -              Technology, Wrexham
                                       Initiation of Failure in High    Contribution to
                                       Voltage Cables.                  Purchase of ab Atomic
                                                                        Force Microscope.

      University of Wales, Bangor      Electromechanical Endurance      Sponsored Development     BICC Energy
                                       Model and Failure in High        Work Agreement            Technology, Wrexham
                                       Voltage Cables.

      University of Wales, Bangor      Further Development to the       Sponsored Development     BICC Energy
                                       Electrokinectic Endurance        Work Agreement            Technology, Wrexham
                                       Model.

      University of Wales, Bangor      Further Development to the EKE   Draft Extension Letter    BICC Energy
                                       Model.                           Agreement                 Technology, Wrexham

      University of Wales, Bangor      Electrokinetic Phenomena         Sponsored Studentship     BICC Energy
                                                                        (CASE PhD)                Technology, Wrexham

      University of Wales, Bangor      Scanning Probe Microscope        Sponsored Development     BICC Energy
                                       Investigation of Insulations     Work Agreement            Technology, Wrexham
                                       and Screens

      University of Wales, Bangor      Improving Insulation/Semicon     Sponsored Studentship     BICC Energy
                                       Interface                        (CASE PhD)                Technology, Wrexham

      University of Wales, Swansea     Wire-Coating Die-Flow            Sponsored Development     BICC Energy
                                       Modelling.                       Work Agreement            Technology, Wrexham

      Profs. K. Walters and A.R.       Viscosity of Polymer Melts       Sponsored Development     BICC Energy
      Davies University of Wales,                                       Work Agreement            Technology, Wrexham
      Aberystwyth

      Lancaster University             Studies of the Peroxide          Sponsored Studentship     BICC Energy
                                       Crosslinking Reaction in         (CASE PhD)                Technology, Wrexham
                                       Polyolefins Prepared by
                                       Metallocene Catalysis.

      Aberdeen University              Phase Diagram & Processing       Sponsored Studentship     BICC Energy
                                       Studies on BiSCCO-2212           (CASE PhD)                Technology, Wrexham

      University of Durham             Fabrication of HTSC coils and    Sponsored Studentship     BICC Energy
                                       Tapes.                           (CASE PhD)                Technology,
                                                                                                  Wrexham

      Southampton University           Lectureship in                   Sponsored Development     BICC Energy

      Institute of Cryogenics          Superconductivity                Work Agreement            Technology,
                                                                                                  Wrexham

      Cranfield University             Engineering and Management of    Sponsored Studentship     BICC Energy
                                       Manufacturing Systems            (MSc)                     Technology,
                                                                                                  Wrexham

      Cranfield University             Cable Making Production Line -   Sponsored Studentship     BICC Energy
                                       Simulation Model.                (MSc)                     Technology,
                                                                                                  Wrexham
      Cranfield University             The Use of Information Systems   Sponsored Studentship     BICC Energy
                                       to Integrate Manufacturing       (CASE PhD)                Technology,
                                       Systems                                                    Wrexham

      Cranfield University             Next Generation Manufacturing    Sponsored Studentship     BICC Energy
                                       Systems                          (EngD)                    Technology,
                                                                                                  Wrexham

      Cranfield University             Transfer of Information          Sponsored Studentship     BICC Energy
                                       Systems Technology               (EngD)                    Technology,
                                                                                                  Wrexham

      Liverpool University             Multi-Agent Learning for         Sponsored Studentship     BICC Energy
                                       Monitoring and Control           (CASE PhD)                Technology,
                                                                                                  Wrexham

      University College, London.      Mesoscopic Modelling of          Sponsored Development     BICC Energy
                                       Electrical Breakdown             Work Agreement            Technology,
                                                                                                  Wrexham

      Bristol University               Concentration Gradient of Dust   Sponsored Development     BICC Energy
                                       Particles in Divergent           Work Agreement            Technology,
                                       Electric Fields.                                           Wrexham

      CAPCIS Ltd.                      Corrosion of Submarine Cable     Sponsored Development     BICC Energy
                                       Installations                    Work Agreement            Technology,
                                                                                                  Wrexham

      University of Southampton        Space-Charge Measurement         Sponsored Development     BICC Energy
                                                                        Work Agreement            Technology,
                                                                                                  Wrexham

      University of Reading            Polymer Morphology &             Sponsored Studentship     BICC Energy
                                       Dielectric Breakdown             (CASE PhD)                Technology,
                                                                                                  Wrexham

      Leicester University             Study into Polymeric DC          Consultancy               BICC Energy
                                       Insulation's                     (Fothergill)              Technology,
                                                                                                  Wrexham

      Strathclyde University           The Use of Gas Insulated Lines   Sponsored Development     BICC Energy
                                       in HV Transmission Systems       Work Agreement            Technology,
                                                                                                  Wrexham

      Loughborough University of       M-TDSC Techniques for the        Sponsored Development     BICC Energy
      Technology                       Study of Filled Polymers         Work Agreement            Technology,
                                                                                                  Wrexham

      European Commission              PROGNOSIS - Process              Cost Sharing Contract     BICC Energy
                                       Diagnostics for Plant                                      Technology,
                                       Performance Enhancement                                    Wrexham

      University of Newcastle, etc.    PROGNOSIS - Process              Collaboration Agreement   BICC Energy
                                       Diagnostics for Plant                                      Technology,
                                       Performance Enhancement                                    Wrexham

      European Commission              SACPA - AC Losses in             Actual Cost Contract      BICC Energy
                                       Superconductors                                            Technology,
                                                                                                  Wrexham

      University of Southampton, etc.  SACPA - AC Losses in             Collaboration Agreement   BICC Energy
                                       Superconductors                                            Technology,
                                                                                                  Wrexham

      University of Surrey, etc.       Life-Cycle and Process           Collaboration Agreement   BICC Energy
                                       Optimisation Approach to                                   Technology,
                                       Polymer Materials Selection                                Wrexham

      University of Surrey, etc.       Life-Cycle and Process           Actual Cost Contract      BICC Energy
                                       Optimisation Approach to                                   Technology,
                                       Polymer Materials Selection                                Wrexham

      DTI, UMIST, etc.                 Anisotropy Control with          Actual Cost Contract      BICC Energy
                                       Rotating Die Extrusion                                     Technology,
                                                                                                  Wrexham

      DTI, UMIST, etc.                 Anisotropy Control with          Collaboration Agreement   BICC Energy
                                       Rotating Die Extrusion                                     Technology,
                                                                                                  Wrexham

      Prof. R Scurlock, University     Superconductivity Technology     Consultancy Agreement     BICC Energy
      of Southampton                   Review                                                     Technology,
                                                                                                  Wrexham

      JMU Services Ltd, for            Technology Forecasting           Sponsored Development     BICC Energy
      Liverpool John Moores                                             Work Agreement            Technology,
      University                                                                                  Wrexham

      Philip Holroyd                   Technology Forecasting           Consultancy Agreement     BICC Energy
                                                                                                  Technology,
                                                                                                  Wrexham

      Borealis A/S                     Supply of HDPE and               Material Supply           BICC Energy
                                       semiconducting screens           Agreement                 Technology,
                                                                                                  Wrexham

      IPEC Limited                     Ultrasonic Measurement of        Sponsored Development     BICC Cables Ltd
                                       Cable Insulations                Work Agreement            Erith Technology
                                                                                                  Centre

      ABAQUS Benelux BV                Finite Element Modelling of      Consultancy Agreement     BICC Cables Ltd
                                       Sub-Sea Cables                                             Erith Technology
                                                                                                  Centre

      University of Lancaster          Untitled Studentship             Sponsored Studentship     BICC Cables Ltd
                                       (A Ponsonby)                     (CASE PhD)                Erith Technology
                                                                        Assignment and            Centre
                                                                        Supplementary
                                                                        Agreement

      City University                  Computer Modelling of Power      Sponsored Development     BICC Cables Ltd
                                       Cables                           Work Agreement            Erith Technology
                                                                                                  Centre

      University of Bristol            Water Treeing                    Sponsored Development     BICC Cables Ltd
                                                                        Work Agreement            Erith Technology
                                                                                                  Centre

      Dr AS Clough                     Micro-PIXE Studies of            Sponsored Development     BICC Cables Ltd
      (University of Surrey)           Polymeric Cables                 Work Agreement            Erith Technology
                                                                                                  Centre

      King's College, London           Water Treeing in Filled          Sponsored Development     BICC Cables Ltd
                                       Polymers                         Work Agreement            Erith Technology
                                                                                                  Centre

      University of Genoa              Electrical Treeing in EPR and    Sponsored Development     BICC Cables Ltd
                                       XLPE Compounds                   Work Agreement            Erith Technology
                                                                                                  Centre

      Preformed Line Products Ltd      BLX Fittings                     Joint Marketing           BICC Components
                                                                        Agreement                 Ltd.

      Robert Cyril Lyon                Cable Cleat                      Assignment and Revenue    BICC Components
                                                                        Sharing Agreement         Ltd.

      A T Group                                                         Agreement dated 11/8/97   BICC Cables Ltd


      Arthur Little                                                     Agreement dated 30/11/98  BICC Cables Ltd


      Geomica Ltd                                                       Agreement dated 2/7/98    BICC Cables Ltd


      Rockwell Automation Ltd                                           Agreement dated 16/10/98  BICC Cables Ltd

      Siemens                                                           Agreement dated 6/6/97    BICC Cables Ltd

      Eurotherm Process Automation                                      Agreement dated 2/10/96   BICC Cables Ltd

      Christopher Wells & University                                    Agreement dated 1/6/98    BICC Cables Ltd

      of Liverpool

      Informix                                                          Confidentiality           BICC Cables Ltd
                                                                        Agreement

      Nokia-Maillefer                                                   Agreement dated 1/10/97   BICC Cables Ltd

PART H DETAILS OF MATERIAL LICENCES OF THIRD PARTY SOFTWARE TO WHICH THE GROUP COMPANIES OR THE BUSINESS SELLERS ARE A PARTY AND (IN THE CASE OF THE BUSINESS SELLERS) WHICH IS PRIMARILY OR EXCLUSIVELY USED IN THE OPERATIONS

------------------------------------------------------------------------------------------------------------------------------------
    SUPPLIER                   SOFTWARE                           TYPE OF APPLICATION                   BUSINESS UNIT USING SOFTWARE
------------------------------------------------------------------------------------------------------------------------------------
CPL                          Package                       Treasury System                                           Energy Centre

Hexagon                      Package                       Bank Payments - Reports Bank Accounts                     Energy Centre

Rockliffe                    Chameleon                     Accounting Ledgers                                        Energy Centre

Hyperion                     Package                       Financial Consolidation                                   Energy Centre

PWA                          Foxpro                        Personnel Records System (PWA)                            Energy Centre

Reuters                      Reuters3000                   Reuters - On line Financial Information                   Energy Centre

Workgroup Systems            Quetzal                       Internal Call Management System                           BICC IS

Baan                         Scopus                        Baan Call Management System                               BICC IS

Forty-One                    Sage                          Accounts Package                                          BICC Energy
                                                                                                                     Technology

MAX                          MAX 10                        Business Information System                               ERITH

Datastream                   MP2                           Maintenance / Stores / Purchasing                         ERITH

Radan                        Radraft                       CAD for Accessories Design                                ERITH

Mitrefinch                   TMA                           Time and Attendance system used by 600 Employees          ERITH

MGB Ledgers                  Radius                        Nominal Ledger / Sales Ledger / Purchase Ledger / Asset   ERITH
                                                           Register

SDRC                         Ideas Master Series           Finite Element Modelling and Analysis                     ERITH

HKS                          Abaqus                        Advanced Finite Element Package for Structural and        ERITH
                                                           Thermal Analysis

CFX International            CFX 4 / 5                     Computational Fluid Dynamics                              ERITH

------------------------------------------------------------------------------------------------------------------------------------
    SUPPLIER                   SOFTWARE                           TYPE OF APPLICATION                   BUSINESS UNIT USING SOFTWARE
------------------------------------------------------------------------------------------------------------------------------------
Engineering Animation        Vislab                        3D Visualisation and Animation                            ERITH

Intelligent Light            Field View                    Computational Fluid Dynamics Post Processing              ERITH

Radan                        Radraft NT                    CAD for Works Engineers                                   ERITH

Real Time Documents Ltd      Docusmart                     Export Documentation and invoicing                        ERITH

Baan                         Baan                          ERP                                                       WREXHAM

STG                          OPT                           Finite scheduler                                          WREXHAM

MerciaVision                 Mainsaver                     Maintenance management                                    WREXHAM

The CAD division             AutoCad                       CAD                                                       WREXHAM

D&H                          Marpacs (Databus)             Production Control/MRP                                    COMPONENTS

Broadgate                    Ledgers (DB/C)                Ledger                                                    COMPONENTS

T&G                          CG                            Account System                                            SPAIN

META4                        N4                            Human Resources  (Payroll)                                SPAIN

Micro-strategy               DSS-Agent                     Data warehouse                                            SPAIN

Slam                         Cerg-Finance                  Financial                                                 SPAIN
                                                           Banking communication

SSA                          BPCS                          Business planning and control system with the following   PORTUGAL
                                                           main modules:)

TyG (Spain)                  CG/IFS                        Accounting package to generate the Management and Fiscal  PORTUGAL.
                                                           accounts

Prologica                    IMMO/400                      Fixed Assets accounting and control                       PORTUGAL.

------------------------------------------------------------------------------------------------------------------------------------
    SUPPLIER                   SOFTWARE                           TYPE OF APPLICATION                   BUSINESS UNIT USING SOFTWARE
------------------------------------------------------------------------------------------------------------------------------------
SSA Iberica                  EDI                           To interchange data related to orders, despatch and       PORTUGAL
                                                           invoicing with telephone and energy utilities.
                                                           Uses the standard EDIPAC.

Fidia                        GEO                           Tendering                                                 ITALY

Cybertec                     Cyberplan                     MRP and Scheduling                                        ITALY

Progres Iniziativa           Silog                         Transportation                                            ITALY

Ibimec                       QMS                           Raw Material Quality Control                              ITALY

Omniadata                    ODAMM                         Accounts Receivable                                       ITALY

Ceas                         Progress                      Raw materials and compounds                               ITALY

Formula                      FA                            Fixed Assets                                              ITALY

Baan                         Baan IV                       Under Implementation                                      ITALY

Baan                         Baan IV                                                                                 NEW ZEALAND

SAP                          R3                                                                                      KKK

Reuters                      Reuters Online                Financial Data on-line  to Reuters                        BICC ROD

UNISYS                       Order Processing              Sales Order Processing                                    BICC ROD

Scomagg                      Plant database                Rod Plant SFDC Quality & Despatch                         BICC ROD

MTAS                         PILOT Stores                  Engineering Stores Control                                BICC ROD

------------------------------------------------------------------------------------------------------------------------------------
    SUPPLIER                   SOFTWARE                           TYPE OF APPLICATION                   BUSINESS UNIT USING SOFTWARE
------------------------------------------------------------------------------------------------------------------------------------
CEGELEC Controls             Alspa                         Process Control Application                               BICC ROD
                             C80-35 &
                             C90-70

NANO Tech.                   Furnace Control               SCADA Adroit 3.1 - Furnace Control                        BICC ROD

Manugistics                  StatGraphicsPlus for Windows  Statistical Analyses                                      BICC ROD

MINITAB                      MINITAB                       Statistical Analysis Software                             BICC ROD

ARCSERVE                     ARCSERVE                      Server Backup Software                                    BICC ROD

Megatech                     TAS Books                     Financial Accounting Software Package                     BICC ROD

Avery Berkel                 Weighman for Windows          Weighbridge Software                                      BICC ROD

Visual Business Tools        Personnel Manager             Personnel Records Database                                BICC ROD

Smart Systems                Time Director                 Time & Attendance Records                                 BICC ROD

DataMetrics                  File Express                  Interface Software for UNISYS to TAS Books                BICC ROD

DataMetrics                  Cadet T27 Terminal Emulation  UNISYS emulation on Desktop PC's                          BICC ROD
                             Software
Hyperion                     Hyperion Enterprise v4.22     Financial Reports/Consolidation Package                   BICC ROD

Midland Bank                 Hexagon                       Bank Account Enquiry Software                             BICC ROD

Cristie                      SDB Backup v2.49              Local DOS Backup software for PC Users                    BICC ROD

D&H Computers                MARPACS                       Sales Order Processing                                    BICC WIRE

IEG Computing                FACTORY                       Planning and Scheduling System                            BICC WIRE

Shire Systems Ltd            Planned Maintenance           Preventative Planned Maintenance system                   BICC WIRE

------------------------------------------------------------------------------------------------------------------------------------
    SUPPLIER                   SOFTWARE                           TYPE OF APPLICATION                   BUSINESS UNIT USING SOFTWARE
------------------------------------------------------------------------------------------------------------------------------------
Shire Systems Ltd            Stock systems                 Engineering Stores  Module integrating with  PPM system   BICC WIRE
                                                           at 5. above

ISS, Manchester              EDX                           Scanner Electron Microscope                               BICC WIRE

ENTEK                        Vibration Analysis System                                                               BICC WIRE

ARCSERVE                     ARCSERVE                      Server Backup Software via external Backup tape drive     BICC WIRE

Megatech                     TAS Books                     Financial Accounting Software Package                     BICC WIRE

Visual Business Tools        Personnel Manager             Personnel Records Database                                BICC WIRE

Smart Systems                Time Director                 Time & Attendance Records                                 BICC WIRE

AutoCAD                      AutoCAD                       Computer Aided Drawing Package                            BICC WIRE
                             LT

MAX International            MAX                           Business System                                           PYROTENAX

Unitend                      Time& Attendance              Time & Attendance                                         PYROTENAX

Sitpro                       Spex V5                       Export Shipment                                           PYROTENAX

Kewill Sytec                 EDI                           Electronic Data Interchange - Invoices / Sales Orders     PYROTENAX

Business Objects             Business Objects              Management Information System                             PYROTENAX

DataStream                   CMMS                          Computerised Maintenance Management System                PYROTENAX

Mercia Software              Logol                         Forecasting System                                        PYROTENAX

McGuffie Brunton             Impact Award                  Integrated Business System                                THERMOHEAT

Computer Advisory Service    Triangle QA                   Quality System (Paperless)                                THERMOHEAT

------------------------------------------------------------------------------------------------------------------------------------
    SUPPLIER                   SOFTWARE                           TYPE OF APPLICATION                   BUSINESS UNIT USING SOFTWARE
------------------------------------------------------------------------------------------------------------------------------------
ICL                          OMAC                          Manufacturing database, materials purchasing and          LEIGH
                                                           control, costing and stock control

Mercia Vision                Mainsaver                     Engineering stores, purchasing and planned maintenance    LEIGH

Sitpro                       SPEX                          Export shipping documentation                             LEIGH

Business Objects             Business Objects              Management Information System                             LEIGH

Baan                         Baan IV                       Under Implementation                                      LEIGH

Baan                         BaanIV                        Under implementation                                      DUBAI

Open Mind                    ?                             Tendering                                                 ASCOLI

Progres Iniziativa           Silog                         Transportations                                           ASCOLI

Omniadata                    ODAMM                         Accounts Receivable                                       ASCOLI

Ceas                         Progress                      Raw materials and compounds                               ASCOLI

Formula                      FA                            Fixed Assets                                              ASCOLI

Baan                         Baan IV                       Under Implementation                                      ASCOLI

Kewill                                                                                                               ZIMBABWE
------------------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 16

                                   ENVIRONMENT

1        DEFINITIONS

         For the purpose of this Schedule and Clause 8.8 of the Agreement, the following expressions shall have the following meanings:

         Agreed Proportion means that proportion of any Environmental Loss which the parties have agreed that the Vendor shall bear in paragraph 5.1 hereof.

         Environment means ecological systems including living organisms and the following media (alone or in combination); air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water); and in the case of man includes his property.

         Environmental Authority means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Laws and/or relating to the Environment.

         Environmental Laws means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction or any constituent part thereof (including, without limitation, the law of the European Union) in force in the relevant jurisdiction at Completion which relate to pollution or protection of the Environment or which relate to emissions, discharges, or threatened releases or escapes of Hazardous Substances into the Environment, or to the production, processing, distribution, management, use, treatment, storage, burial, disposal, transport or handling of any Hazardous Substances, noise, nuisance and all bye-laws, codes, regulations, decrees, demands or demand letters, injunctions, judgments, notices or notice demands, orders or plans issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Completion provided that for the purposes of this definition Part IIA of the Environmental Protection Act 1990 and associated statutory guidance and regulations and sections 161A to 161D of the Water

         Resources Act 1991 (as amended and inserted by the Environment Act
         1995) shall be deemed to have come into force and effect prior to completion (in the form first in force);

         Environmental Liability means any liability arising under Environmental Laws (whether criminal, civil or regulatory) (i) out of the operation of any of the Operations or any part thereof before Completion or (ii) out of the occupation or ownership of the Properties or any part thereof by the Vendor or any Relevant Seller before Completion (including liability under Environmental Law to undertake Remedial Action) or (iii) out of the acts or omissions of any of the Group Companies at any Former Property;

         Environmental Loss means any loss, damage, liability, cost and expense (including fines, and penalties, the reasonable cost of Remedial Action and reasonable legal and other professional fees but excluding any Operational Expenditure and any consequential loss) which is suffered or reasonably incurred by any member of the Purchaser Group in respect of:

         (a) any Environmental Liability for any matter under paragraph 3 hereof or

         (b) any reasonable action taken by the Purchaser to prevent, eliminate, reduce, limit or mitigate any such Environmental Liability.

         Environmental Permit means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law for the operation of any of the Operations on or before Completion;

         Environmental Proceedings means:

         (a)      any civil, criminal or regulatory suit or proceedings;

         (b)      any application for judicial review;

         (c)      any arbitration or dispute resolution procedure

         (d)      any application for injunctive relief or for a declaration;

         (e) any investigation undertaken by or on behalf of an Environmental Authority under Environmental Law pursuant to which the Environmental Authority may order enforcement action or compel Remedial Action; and

         (f) any court order, or any statutory or legislative notice or written notification issued by an Environmental Authority forming part of an administrative or judicial action or regulatory procedure which determines a violation of any Environmental Law, assesses any civil, regulatory or criminal penalty, prohibits or imposes restrictions upon the operations of the Business or which requires action to be taken, operations to be modified or Remedial Action to be undertaken, relating to, concerning or affecting any Environmental Liability;

         Environmental Warranties means the warranties at paragraph 2 of this Schedule;

         Former Properties means any property owned, occupied, or leased by the Vendor or by any Group Company (i) where such ownership, occupation or lease ceased prior to Completion, or (ii) where such property does not form part of the Assets;

         Hazardous Substances means wastes, pollutants, contaminants or other substances (including without limitation liquids, solids, gases, ions, living organisms, and noise) that are harmful to human health or other life or the Environment or a nuisance to any person;

         Operational Expenditure means in respect of any of the Operations any future expenditure to the extent that after Completion it is incurred or is properly to be incurred in the ordinary course of business of any of the Operations, as part of routine maintenance and upkeep of any works, plant, equipment and/or buildings and/or their services or to overcome fair wear and tear of such works, plant, equipment and/or buildings and/or their services but for the avoidance of doubt shall exclude any future expenditure incurred by the Purchaser after Completion in respect of any works required to bring into compliance with Environmental Laws to the extent such Environmental Laws were applicable on or before Completion any works, plant, equipment, buildings or services which were non compliant on or before Completion.

         Relevant Period means the period commencing five years before Completion and ending at Completion.

         Remedial Action means any works (including the installation, operation, repair or replacement of plant or equipment) necessary to investigate, assess, remove, abate, mitigate, treat, remediate, ameliorate, monitor and/or contain any matter which has given or may give rise to an Environmental Loss.

2        ENVIRONMENTAL WARRANTIES

2.1 Each Group Company and Business Seller is operating and so far as the Vendor is aware, during the Relevant Period has conducted the Operations in compliance in all material respects with Environmental Laws.

2.2 All Environmental Permits are in force and are being complied with and, so far as the Vendor is aware, during the Relevant Period all Environmental Permits have been complied with in all material respects.

2.3 So far as the Vendor is aware there is no pollution or contamination of soil or groundwater at any of the Properties in circumstances which are likely to give rise to material liability on the part of any Group Company under Environmental Laws.

2.4 Neither the Vendor nor any Group Company has received written notice during the Relevant Period of any Environmental Proceedings against the Vendor or any Group Company or any of their directors, secretary or senior employees in their capacity as such.

2.5 Neither the Vendor nor any Group Company has received written notification during the Relevant Period that it is or is likely to be required by any Environmental Permit or any Environmental Law or as the result of any Environmental Proceedings to incur any material expenditure or to desist from taking any action which might have a material adverse effect on the financial condition of the Operations.

2.6 So far as the Vendor is aware, no circumstances exist which would result in any material Environmental Permit being revoked, suspended, varied or limited or which may prejudice its renewal nor have there been any amendments or alteration to the Operations which require the variation of any material Environmental Permit or which require the Vendor to obtain an Environmental Permit to enable the continued operation of the Operations.

3        ENVIRONMENTAL INDEMNITY

         The Vendor agrees and covenants with the Purchaser (for itself and the Relevant Purchasers) to pay the Purchaser an amount equal to the Agreed Proportion of any Environmental Loss suffered or incurred by the Purchaser or any Relevant Purchaser or any of the Group Companies after Completion to the extent that it arises out of:

3.1 any discharge, emission, spillage, leak, escape, migration or release of any Hazardous Substance from any of the Properties or Former Properties as a result of any act or omission of the Vendor or any member of the Vendor's Group or its contractors, invitees or persons within its control (including the Business Sellers and the Group Companies) prior to Completion; and/or

3.2 the presence of, or any consequences of the presence of any Hazardous Substance in, on or under any of the Properties being a Hazardous Substance which either (i) was present in, on or under such Property at or before Completion or (ii) originates or derives from any Hazardous Substance which was in, on or under such Property at or before Completion; and/or

3.3 any failure on the part of the Vendor any member of the Vendor's Group or its contractors, invitees or persons within its control (including the Business Sellers and the Group Companies) on or before Completion to comply with any Environmental Laws then applicable.

4        APPLICATION OF THE REMAINING PROVISIONS OF THIS SCHEDULE

         The remaining provisions of this Schedule together with clauses 8.1.4 to 8.1.6, 8.2, 8.4.1, 8.5 to 8.8, 8.11 and 8.12 of the Agreement shall apply to any claim by the Purchaser for breach of the Environmental Warranties or under the indemnities in paragraph 3 hereof.

5        LIMITATIONS ON LIABILITY

5.1      APPORTIONMENT OF ENVIRONMENTAL LOSSES

         All Environmental Losses which are the subject of the indemnity in paragraph 3 above and any liabilities in respect of the Environmental Warranties will be borne between the Vendor and the Purchaser in the following ratios respectively:

                 (a) 95:5, where written notice of such claim is given by the Purchaser to the Vendor setting out reasonable details of the specific matter in respect of which the claim is made (including an estimate of the amount of such claim if practicable) prior to the third anniversary of the Completion Date;

                 (b) 80:20, where written notice of such claim is given by the Purchaser to the Vendor setting out reasonable details of the specific matter in respect of which the claim is made (including an estimate of the amount of such claim if practicable) on or following the third anniversary of the Completion Date but prior to the fifth anniversary of the Completion Date.

                 (c) 60:40, where written notice of such claim is given by the Purchaser to the Vendor setting out reasonable details of the specific matter in respect of which the claim is made (including an estimate of the amount of such claim if practicable) on or following the fifth anniversary of the Completion Date but prior to the eighth anniversary of the Completion Date.

5.2      LIMITS ON LIABILITY

         The Vendor shall not be liable in relation to any claim under Paragraph 3 or any claim for breach of the Environmental Warranties:

         5.2.1 to the extent that the aggregate amount of the liability of the Vendor for all such claims and all other claims under the Agreement would exceed (pound)160 million as specified in Clause 8.2 of the Agreement;

         5.2.2   in respect of any Operational Expenditure; and

         5.2.3 in respect of any claim unless written notice of such claim is given by the Relevant Purchaser to the Relevant Seller before the eighth anniversary of Completion in accordance with paragraph 5.1.

5.3      EXACERBATION

         The Vendor shall not be liable in relation to any claim under paragraph 3 or any claim for breach of the Environmental Warranties to the extent that the loss in respect of which the breach of Environmental Warranties is alleged or the Environmental Loss which is the subject of the claim arises by virtue of or is exacerbated by:

                 (i) any act or omission of the Purchaser or any member of the Purchaser's Group following Completion except to the extent that such act or omission was reasonable in the circumstances and the Purchaser or any member of the Purchaser's Group did not know or could not be expected to know that such act or omission would exacerbate the loss; or

                 (ii) any Property being closed, redeveloped (other than redevelopment or construction works for the purposes of the Operations) or put or to be put to a more sensitive use than the use to which it was put immediately prior to Completion.

5.4      MITIGATION

         The Purchaser shall take and shall procure that any member of the Purchaser's Group takes all reasonable steps to avoid or mitigate any Environmental Loss which gives rise to or might give rise to a claim under paragraph 3 hereof or any claim for breach of the Environmental Warranties.

6        PROCEDURE FOR VOLUNTARY ACTION OR REMEDIAL ACTION

6.1 The provisions of this paragraph 6 shall apply in respect of any claim under paragraph 3 above insofar as it relates to (i) voluntary action (including voluntary Remedial Action) to prevent, reduce, abate, eliminate or mitigate any Environmental Liability or (ii) Remedial Action required by any Environmental Authority pursuant to Environmental Proceedings.

6.2 Subject to paragraph 6.3 the Purchaser shall consult as fully as is reasonably practicable with and pay reasonable regard to the views of the Vendor regarding any voluntary action it considers should be taken to prevent, reduce, eliminate or mitigate any Environmental Liability and in respect of which it anticipates making a claim under Paragraph 3 of this Schedule.

6.3 The test for determining whether the voluntary action proposed by the Purchaser hereunder is reasonable (and therefore whether it falls within paragraph 3) shall involve consideration of custom and practice in the relevant industry and jurisdiction, the practice of the Purchaser in relation to like sites, the attitude of any Environmental Authority and the likely results if no voluntary action is taken.

6.4 Where any Remedial Action is required as a result of any Environmental Proceedings or is voluntary action in respect of which paragraph 6.2 applies, the Purchaser shall as soon as practicable notify the Vendor that in its opinion there is the need for such Remedial Action. The Vendor shall as soon as reasonably practicable thereafter prepare or procure that there is prepared a scope of works for the Remedial Action for the Purchaser's approval, such approval not to be unreasonably withheld or delayed.

6.5 Subject to the rest of this paragraph 6 the Vendor shall procure that Remedial Action is carried out:

                 (i) as soon as practicable after receiving the Purchaser's approval of the scope of works.

                 (ii) by appropriately qualified environmental consultants (or other contractors) to be approved by the Purchaser, such approval not to be unreasonably withheld;

                 (iii) where Remedial Action is required pursuant to Environmental Proceedings, and to the extent that this is practicable and appropriate having regard to the particular Environmental Authority involved, in consultation with and to a standard approved by the relevant Environmental Authorities and in compliance with Environmental Law; and

                 (iv) in accordance with the agreed scope of works and using all reasonable endeavours to ensure that it is undertaken competently and in accordance with good environmental practice.

6.6 The Purchaser shall give and shall procure that any member of the Purchaser's Group gives the Vendor such access to any relevant property and such co-operation and assistance as is reasonable in the circumstances to enable the Remedial Action to be carried out and to permit the Vendor to comply with its obligations under this paragraph 6.

6.7 The parties shall consult with each other regarding the carrying out of the Remedial Action and shall take into account each other's reasonable views and requests. The Vendor shall use its reasonable endeavours to ensure that the Remedial Action is undertaken without causing any unreasonable disruptions or disturbance to the operations of any relevant member of the Purchaser's Group.

6.8 The parties shall keep each other fully informed as to the progress and of any matters discovered during the Remedial Action or which could affect the scope, design or execution of the Remedial Action and shall provide each other with copies of any reports, investigations or correspondence relevant or relating to the Remedial Action or to any discussions with the relevant Environmental Authorities.

6.9 Notwithstanding the other provisions of this paragraph 6, the Purchaser may without consultation take such action relating to any actual or potential Environmental Loss as is reasonably necessary in case of an emergency:

                 (i)    to prevent or limit damage to the Environment; or

                 (ii) to comply with any emergency notice or order of any Environmental Authority.

6.10 The costs of carrying out any Remedial Action or any reasonable voluntary action (including voluntary Remedial Action) shall be borne by the Vendor and the Purchaser in the Agreed Proportions in accordance with Paragraph 5.1.

6.11 Upon completion of any Remedial Action specified in the scope of works, the Vendor shall procure that its environmental consultant (or other contractor) shall supply to the Purchaser a written certificate in a form reasonably satisfactory to the Purchaser, that such Remedial Action has been completed in accordance with and to any standard specified in the scope of works.

7        CONDUCT OF CLAIMS

         The provisions of this paragraph 7 shall apply to any matter which may give rise to or arises by virtue of a claim under paragraph 3 or any claim for breach of the Environmental Warranties.

7.1 Where the Vendor or any member of the Vendor's Group has or may have a claim against a third party in relation to a matter which has given or may give rise to a claim under paragraph 3 or any claim for breach of the Environmental Warranties, the Purchaser and any relevant member of the Purchaser's Group shall afford the Vendor all such assistance as may be reasonable in relation to its conduct of such claim (subject to any duties of confidentiality owed to third parties and to any right to maintain legal privilege and without prejudice to any claim asserted by the Purchaser under paragraph 3), including access to and copies of any reports, correspondence, documents or other information in the possession of the Purchaser or any member of the Purchaser's group of companies provided that the Purchaser and any relevant member of the Purchaser's Group is indemnified to its reasonable satisfaction against all reasonable costs, expenses and liabilities incurred as a result of so doing.

7.2 Without prejudice to the validity of any claim or alleged claim made by the Purchaser under paragraph 3 or any claim for breach of the Environmental Warranties, the Purchaser shall promptly provide such reports, documents, correspondence, information, assistance (including access to employees, agents or contractors of the Purchaser's Group) and facilities as are potentially relevant to any such claim and are in its possession (or in the possession of the Purchaser's Group) as the Vendor may reasonably request (subject to compliance with any duties of confidentiality owed to third parties and to the right to maintain legal privilege) including reasonable access to any relevant part of any Property or so far as reasonably practicable to any adjacent or affected property. The Vendor receiving such information etc. shall without limitation as to time keep all such information confidential except for disclosure in defending or prosecuting any Environmental Proceedings or any claim or alleged claim or argument under paragraph 3 or any claim for breach of the Environmental Warranties or as otherwise required by law.

7.3 If a claim under paragraph 3 or any claim for breach of the Environmental Warranties arises or may arise as a result of or in connection with any Environmental Proceedings to which the Purchaser or any member of the Purchaser's Group is or is likely to become a party or where the Purchaser or a member of the Purchaser's Group is the subject of such Environmental Proceedings the Purchaser shall promptly notify the Vendor in writing of such claim or potential claim and the actual or anticipated Environmental Proceedings as soon as it becomes aware of such claim or Proceedings and the following provisions shall apply:

                 (i) the Vendor shall have the right at any time to assume primary responsibility for and control over the conduct of all or any part of such Environmental Proceedings. Unless and until the Vendor assumes conduct by notice in writing to the Purchaser the Purchaser or any member of the Purchaser's Group shall have conduct of any such Environmental Proceedings;

                 (ii) while the Purchaser or any member of the Purchaser's Group has conduct of any such Environmental Proceedings, it shall be entitled to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Environmental Proceedings (including, without limitation, making counterclaims or other claims against third parties in its own name) and to have the conduct of such Environmental Proceedings, and any related Remedial Action, negotiations or appeals but no admission of liability shall be made by or on behalf of the Purchaser (or any member of the Purchaser's Group), and the claim shall not be compromised, disposed of or settled without the consent of the Vendor (such consent not to be unreasonably withheld or delayed);

                 (iii) if the Vendor assumes conduct of the Environmental Proceedings, it shall be entitled to take any action to avoid, dispute, deny, defend, resist, appeal compromise or contest such Environmental Proceedings in the name of the Purchaser or any member of the Purchaser's Group provided that the Vendor shall consult as fully as is reasonably practicable with the Purchaser (or the relevant member of the Purchaser's Group) in respect thereof and shall not take such action in its name as may materially adversely affect the value of any Property or the goodwill or good name of the Purchaser (or the relevant member of the Purchaser's Group) unless the Purchaser (or the relevant member of the Purchasers' Group) consents thereto (such consent not to be unreasonably withheld or delayed) and the Vendor shall consult as fully as is reasonably practicable with the Purchaser (or the relevant member of the Purchaser's Group) as regards any negotiations and/or appeals arising out of such Environmental Proceedings.

7.4 The party having conduct of any Environmental Proceedings (the "Conduct Party") shall ensure that:

                 (i) the other party shall be informed promptly of any information, and shall be provided with copies of any correspondence or documents held by the Conduct

                        Party which is material to the Environmental Proceedings (except to the extent this is impossible without waiving privilege in respect thereof);

                 (ii) the other party shall be provided with advance notice of any proposal by the Conduct Party (or any member of its group of companies) or any third party to undertake Remedial Action provided that this obligation shall not apply in case of emergency, that is where there is an imminent and substantial risk of serious harm to human health or to the Environment; and

                 (iii) Each party shall comply with the reasonable requests of the other for arrangements or procedures to maintain confidentiality or legal privilege in relation to any matters arising out of or relating to any Environmental Proceedings.

7.5 If any amount is recovered in relation to any Environmental Loss or claim under the Environmental Warranties pursuant to paragraphs 7.1 and/or 7.3 above, after first deducting any costs and expenses incurred in relation to such recovery, the balance shall be divided between the Vendor and the Purchaser in accordance with the Agreed Proportion in which the Environmental Loss or loss arising in relation to the breach of Environmental Warranties was borne by them.

8        ADDITIONAL REMEDIAL ACTION

8.1 Notwithstanding the provisions of the rest of Schedule 16 and in particular paragraph 5.1, the parties agree that the Vendor shall be responsible for undertaking and completing the matters and projects identified in Schedule 16A (whether before or after Completion) and that the Vendor should bear 100% of the cost of and liability associated with so doing (save that the Vendor shall not be liable for and the Purchaser shall bear any additional costs or liability to the extent these are attributable to any act or omission of the Purchaser or any Group Company after Completion which in the circumstances was unreasonable and such that the Purchaser and/or Group Company could be expected to know that it would increase the costs of such work or cause or exacerbate any liability).

8.2 If any part of such matters or projects remain to be undertaken and/or completed after Completion the provisions of Clauses 6.5 to 6.9 shall apply to govern their undertaking and/or completion.

                                  SCHEDULE 16A

1        LEIGH, UK

         - Completion of the planned replacement of dust extraction cyclones by installing the outstanding cyclone.

         - Achievement of compliance with the air emission limits in force at Completion for the reconstructed lacquer line.

2        PRESCOT, UK

         - Installation of an interceptor to meet the suspended solids limit in the storm water permit in force at Completion.

         - Undertaking such works as are required by the Environmental Authorities to achieve compliance with the particulate emissions limit in force at Completion under the rod mill authorisation (excluding, for the avoidance of doubt, any works which form part of any improvement programme or upgrade process which takes place in relation to the authorisation after Completion).

3        MANLLEU, SPAIN

         - Remediation of the soil contamination identified in the 1996 investigation associated with the underground heating oil storage tank scheduled for removal.

         - Removal of wastes left behind by the previous occupier of the property adjacent to the Manlleu site which is used by Manlleu for warehousing.

4        MORELENA, PORTUGAL

         - Undertaking the corrective action set out in the Specific Environmental Adoption Plan agreed prior to Completion with the relevant Environmental Authority to comply with air emission limits and stack height requirements.

5        ZIMBABWE

         - Appropriate disposal of the inventory of hazardous waste existing at the site at Completion.

6        ASCOLI PICENO

         - Removal and appropriate disposal of three out-of-service PCB containing transfor which were on site prior to Completion.

         - Removal and appropriate disposal of any asbestos-containing waste materials which were on site prior to Completion.

7        SETTIMO

         - Making safe to the extent required by applicable law in force at Completion any asbestos containing roofing or building materials which was in an unsafe condition at Completion at buildings F D and G on the attached plan.

8        MM CABLES NZ LIMITED, RICCARTON, NEW ZEALAND

         - Completion of the works specified in the Riccarton paragraph of the Environmental section of the Disclosure Letter to the extent (i) these works are necessary to bring the site into compliance with environmental and health and safety law requirements applicable at Completion and (ii) the cost of so doing is not already the subject of a provision in the Net Asset Statement.

9        PCM, MALAYSIA

         - Appropriate off-site disposal of any aluminium oxide and silame waste which was stored on-site at Completion if such storage was undertaken without an Environmental Permit and an Environmental Permit should have been held in relation to such storage.

                                   SCHEDULE 17

                                 EXCLUDED ASSETS

1.1      The Business Sellers' Cash Balances;

1.2 Any real property or interest in land or buildings other than the Properties;

1.3 The benefit of any Claim made by any of the Business Sellers in respect of insurance arising or accruing in consequence of anything done or omitted to be done prior to Completion relating to an Excluded Liability;

1.4 Debts due from any relevant Taxation authority in respect of Taxation arising on or before Completion except to the extent reflected in the Net Asset Statement.

                                   SCHEDULE 18

                              BONDS AND GUARANTEES

                    See Exhibit entitled Bonds and Guarantees

                                   SCHEDULE 19

                              SUBSTANTIAL CONTRACTS

1 Agreement between BICC Cables Limited and EVC Compounds Ltd dated 1 January 1998.

2        Undated agreement between BICC Cables Limited and Scottish Power PLC.

3        Undated agreement between BICC Cables Limited and Kinetica Limited

4 Confidentiality agreement between BICC Cables Limited and Siemens plc dated 6 June 1997.

5 Confidentiality agreement between BICC Cables Limited and AT Group dated 11 August 1997.

6 Confidentiality agreement between BICC Cables Limited and Nokia-Maillefer OY dated 1 October 1997.

7 Agreement between BICC Cables Limited and Amerada Hess Gas Limited dated 16 September 1998.

8 Agreement between BICC Cables Limited and National Grid Company plc dated 5 June 1998 (Hurst/Littlebrook).

9 Agreement between BICC Cables Limited and National Grid Company plc dated 25 March 1998 (Kirby/Lister).

10 Agreement between BICC Cables Limited and National Grid Company plc dated 28 August 1998 (Damhead).

11 Agreement between BICC Cables Limited and National Grid Company plc dated 17 September (Skelton Grange).

12 Agreement between BICC Cables Limited and National Grid Company plc dated 15 October 1998 (Hinkley Point).

13 Agreement between BICC Cables Limited and Pirelli Cables Limited dated 30 November 1998 (Sellindge).

14 Agreement between BICC Cables Limited and Hyder Utilities dated 21 October 1998 (Rover Way).

15 Agreement between BICC Cables Limited and Guthrie Engineering (S) Pte Ltd dated 12 April 1997 (Singapore 11 Supply).

16       Agreement between Trans-Power Cables Pte Ltd and Guthrie Engineering
         (S) Pte Ltd dated 4 July 1997 (Singapore 11 Installation).

17 Agreement between BICC Cables Limited and Guthrie Engineering (S) Pte Ltd dated 7 September 1998 (Singapore 15 Supply).

18       Agreement between Trans-Power Cables Pte Ltd and Guthrie Engineering
         (S) Pte Ltd dated 31 August 198 (Singapore 15 Installation).

19 Agreement between BICC Ceat Cavi Srl and Dubai Electricity & Water Authority dated 28 September 1998.

20 Agreement between BICC Ceat Cavi Srl and Dubai Electricity & Water Authority dated 28 September 1998.

21 Agreement between BICC General Cable SA and Union Electricia Fenosa SA dated 1 July 1998.

22 Agreement between BICC Supertension Cables (1980) Ltd and China Light & Power Company Limited dated 25 August 1998.

23 Agreement between BICC Cables Limited and China Light & Power Company Limited dated 26 May 1993.

24 Agreement between BICC Cables Limited and East Midlands Electricity plc dated 27 February 1998.

25 Agreement between BICC Cables Limited and Castle Peak Power company Limited dated 18 May 1993.

26 Agreement between BICC Cables Limited and Amerada Hess Gas Limited dated 1 October 1998.

27       Agreement between BICC Cables Limited and Scottish Power plc dated 1
         July 1998.

28 Current tender between BICC Cables Limited and Midlands Electricity plc.

29 Agreement between BICC Cables Limited and East Midlands Electricity dated 1 August 1995.

30 Agreement between BICC Cables Limited and Northern Ireland Electricity plc dated 22 September 1998.

31 Agreement between BICC Cables Limited and Hong Kong Electric Company Limited dated 12 July 1994.

32 Undated framework agreement between BICC Cables Limited and Yorkshire Electricity Group plc, having effect from 1 November 1997.

33 Framework agreement between BICC Ceat Cavi Srl and ENEL Spa dated 10 August 1996.

34       Framework agreement between BICC Ceat Cavi Srl and ENEL Spa dated 24
         July 1996.

35 Framework agreement between BICC Ceat Cavi Srl and ENEL Spa dated 23 August 1998.

36       Agreement between BICC Ceat Cavi Srl and Sogem Italia dated 22 December
         1997.

37 Agreement between BICC Ceat Cavi and Colata Continua Italiana dated 30 July 1997.

38 Agreement between BICC Cables New Zealand Limited and Kembla Metal Products dated 8 December 1998.

39       The following BICC Rod customer contracts:

         Delta/Draka

         Essex

         MG Metals

         Wessel

         Gerald

The following BICC Rod supply contracts:

         MG Metal

         SPCC

         Noranda

         Cominco

         Mount Isa

         Olympic Dam

         Outukumpu

         Mitsubishi

         Inco

         Falconbridge

         Marc Rich

         Pechiney

                                   SCHEDULE 20

                      WARRANTIES NOT UPDATED TO COMPLETION

References to paragraphs set out below are to paragraphs of Schedule 8.

paragraph 2.2

paragraph 4.2.2(ii)

paragraph 5.3.1

paragraph 5.3.2

paragraph 5.4 (ii)

paragraph 5.7

paragraph 5.11

paragraph 6.1.6 (ii)

paragraph 6.2.2(ii)

paragraph 7

paragraph 8.4.1(iv)

paragraph 8.4.2(ii)(b)

paragraph 8.4.6

paragraph 9.4

                                   SCHEDULE 21

                               VENDOR'S KNOWLEDGE

References to paragraphs set out below are to paragraphs of Schedule 8 (unless otherwise specified)



-------------------------------------------------------------------------------------------------------
                   (1)                                                  (2)
                 WARRANTY                                             PERSON
-------------------------------------------------------------------------------------------------------
All Warranties qualified by knowledge/awareness      Andrew Cox, Finance Director, Energy Cables
of the Vendor, other than paragraphs 4.4, 6, 8.4     Europe
and 9

                                                     Antonio Constantino, Managing Director, CELCAT

                                                     Peter Farrell, Legal Adviser, Energy Cables
                                                     Europe

                                                     Kevin Gibbons, Manufacturing Director, Industrial
                                                     Cables Europe

                                                     Brian Hay, Managing Director, BICC Components

                                                     David Hingston, International Director, Energy
                                                     Cables Europe

                                                     Kevin Lawler, Finance Director, BICC Cables New
                                                     Zealand

                                                     Ezio Martino, Managing Director, Industrial
                                                     Cables Europe

                                                     Osvaldo Mattion

                                                     Phillip Maw, Finance Director, Asia Pacfic Cables

                                                     Andy Nicholls, Managing Director, Distribution
                                                     Cables, Wrexham

                                                     Chris Pearson, BICC plc Company Solicitor

                                                     Ian Plummer, Managing Director, Metals and
                                                     Pyrotenax

                                                     Bryan Preston, Managing Director, BICC Cables
                                                     New Zealand

                                                     Andrew Shaw, Managing Director, Power Cables
                                                     Malaysia

                                                     Nigel Taylor, Managing Director, Asia-Pacific
                                                     Cables

                                                     Dr John Woodthorpe

                                                     Martin Thomas, Finance Director, BICC Ceat Cavi

                                                     Juan d'Urquia, Finance Director, BICC Cables
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
                   (1)                                                  (2)
                 WARRANTY                                             PERSON
-------------------------------------------------------------------------------------------------------

                                                     Espana

                                                     Peter Zinkin, Managing and Development
                                                     Director, BICC plc

                                                     Mike Downie, Managing Director, Energy Cables
                                                     Europe

                                                     Massimo Geroli, Managing Director, BICC Ceat
                                                     Cavi

                                                     Domingo Goenaga, Managing Director, BICC
                                                     Cables Espana


-------------------------------------------------------------------------------------------------------
paragraph 2 of Schedule 16                           Claire Howard, Solicitor BICC plc

                                                     Elizabeth Ness, Environmental Manager, Energy
                                                     Cables Europe

-------------------------------------------------------------------------------------------------------
paragraph 6                                          Paul Holt, Personnel Director, Energy Cables
                                                     Europe

                                                     Mike Kirkman, Director of Personnel, BICC plc

-------------------------------------------------------------------------------------------------------
paragraph 8.4                                        Chris Vear, Intellectual Property Manager, BICC
                                                     plc

-------------------------------------------------------------------------------------------------------
                                                     Alan Harrison, IT Manager, BICC Cables
-------------------------------------------------------------------------------------------------------
paragraph 9                                          Peter Farrell, (as above)

                                                     Claire Howard (as above)

                                                     Chris Pearson (as above)
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